UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Monarch Financial Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

The board of directors of Monarch Financial Holdings, Inc. (“Monarch”) has unanimously approved a business combination in which Monarch and our wholly-owned bank subsidiary, Monarch Bank, will merge with and into TowneBank, a Virginia chartered commercial bank headquartered in Portsmouth, Virginia. TowneBank provides diversified financial services primarily to the Greater Hampton Roads region in southeastern Virginia and northeastern North Carolina and the Richmond, Virginia market. We are sending you this document to ask you, as a Monarch stockholder, to approve the merger.

In the merger, each share of Monarch common stock will be converted into the right to receive 0.8830 shares of TowneBank common stock. Although the number of shares of TowneBank common stock that Monarch stockholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of TowneBank common stock and will not be known at the time you vote on the merger. Based on the closing sale price for TowneBank common stock on the NASDAQ Global Select Market on December 16, 2015 ($21.03), the last trading day before public announcement of the merger, the 0.8830 exchange ratio represented approximately $18.57 in value for each share of Monarch common stock. The closing price for TowneBank common stock on April 29, 2016, the most recent practicable trading day before the date of this document, was $21.00, which represented a value of $18.54 per share of Monarch common stock based on the exchange ratio. The most recent reported closing sale price for Monarch common stock on the NASDAQ Capital Market on April 29, 2016 was $18.39. Based on the 0.8830 exchange ratio and the number of shares of Monarch common stock outstanding and reserved for issuance under equity compensation plans and agreements, the estimated maximum number of shares of TowneBank common stock offered by TowneBank and issuable in the merger is 10,487,664. We urge you to obtain current market quotations for TowneBank (trading symbol “TOWN”) and Monarch (trading symbol “MNRK”).

Your vote is very important. We are holding a special meeting of our stockholders to obtain approval of the merger agreement and related plan of merger and other related matters as described in the attached joint proxy statement/prospectus. Approval of the merger agreement and related plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of TowneBank common stock and the holders of more than two-thirds of the outstanding shares of Monarch common stock.

Whether or not you plan to attend the Monarch special meeting, it is important that your shares be represented at the meeting and your vote recorded. Please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone using the instructions given on the proxy card. Even if you return the proxy card, you may attend the special meeting and vote your shares in person.

The board of directors of Monarch unanimously recommends that you vote “FOR” approval of the merger agreement and the related plan of merger and “FOR” the other matters to be considered at the special meeting because the board believes it to be in the best interests of the Monarch stockholders.

This joint proxy statement/prospectus describes the Monarch special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this joint proxy statement/prospectus, including the information in the “Risk Factors” section beginning on page 29.

Thank you for your support.

Sincerely yours,

Brad E. Schwartz
Chief Executive Officer

Neither the Securities and Exchange Commission nor the Federal Deposit Insurance Corporation, nor any state securities commission, has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of either TowneBank or Monarch or any bank or non-bank subsidiary of either TowneBank or Monarch, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated May 2, 2016 and is first being mailed, along with the enclosed proxy card, to Monarch stockholders on or about May 9, 2016.

MONARCH FINANCIAL HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on June 21, 2016

A special meeting of stockholders of Monarch Financial Holdings, Inc. will be held at Monarch Bank, located at 1034 S. Battlefield Boulevard, Chesapeake, Virginia, at 10:00 a.m. local time, on June 21, 2016 for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among TowneBank, Monarch Financial Holdings, Inc. (“Monarch”) and Monarch Bank, including the related Plan of Merger (together, the “merger agreement”), pursuant to which Monarch and Monarch Bank will each merge with and into TowneBank, as more fully described in the accompanying joint proxy statement/prospectus (the “Monarch merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.	To consider and vote on a proposal to approve an amendment to Monarch’s articles of incorporation to facilitate the merger of TowneBank, Monarch and Monarch Bank (the “articles amendment proposal”).

3.	To consider and vote on a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Monarch’s named executive officers in connection with the merger, as more fully described in the accompanying joint proxy statement/prospectus (the “compensation proposal”).

4.	To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Monarch merger proposal and/or the articles amendment proposal (the “Monarch adjournment proposal”).

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All holders of record of Monarch common stock at the close of business on April 25, 2016 are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors,

Lynette P. Harris
Executive Vice President, Chief Financial Officer and Secretary

May 2, 2016

The Monarch board of directors unanimously recommends that you vote “FOR” the Monarch merger proposal, “FOR” the articles amendment proposal, “FOR” the compensation proposal and “FOR” the Monarch adjournment proposal.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about TowneBank and Monarch from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference, see “Where You Can Find More Information” on page 110. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus through the website of the Federal Deposit Insurance Corporation (the “FDIC”) at http://www.fdic.gov, through the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, through the website of TowneBank at https://www.townebank.com and through the website of Monarch at https://www.monarchbank.com, or by requesting them in writing or by telephone at the contact information set forth below:

TowneBank 6001 Harbour View Boulevard Suffolk, Virginia 23435 Attention: Karen R. Minkoff Vice President and Corporate Secretary Telephone: (757) 638-6780

Monarch Financial Holdings, Inc.

1435 Crossways Boulevard, Suite 301

Chesapeake, Virginia 23320

Attention:    Lynette P. Harris

                    Executive Vice President, Chief

                    Financial Officer and Secretary

Telephone:  (757) 389-5112

Regan & Associates, Inc. 505 Eighth Avenue, Suite 800 New York, New York 10018 Attention: James M. Dougan Executive Vice President Telephone: 1-800-737-3426	Regan & Associates, Inc. 505 Eighth Avenue, Suite 800 New York, New York 10018 Attention: James M. Dougan Executive Vice President Telephone: 1-800-737-3426

Information contained on the websites of TowneBank or Monarch, or any subsidiary of TowneBank or Monarch, does not constitute part of this joint proxy statement/prospectus and is not incorporated into other filings that TowneBank or Monarch makes with the FDIC and the SEC, respectively.

To receive timely delivery of the documents in advance of the special meetings, please make your request no later than June 14, 2016.

i

In this joint proxy statement/prospectus:

•	Monarch Financial Holdings, Inc. is referred to as “Monarch”

•	The merger of Monarch and the Monarch Bank with and into TowneBank is referred to as the “merger”

•	The Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among TowneBank, Monarch Financial Holdings, Inc. and Monarch Bank, including the related Plan of Merger, is referred to as the “merger agreement,” a copy of which is attached as Appendix A to this joint proxy statement/prospectus

•	The effective date and time of the merger set forth on the certificate of merger issued by the Virginia State Corporation Commission effecting the merger are referred to collectively as the “effective date” of the merger

•	TowneBank’s proposal to approve the merger agreement is referred to as the “TowneBank merger proposal”

•	TowneBank’s proposal to adjourn its special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the TowneBank merger proposal is referred to as the “TowneBank adjournment proposal”

•	Monarch’s proposal to approve the merger agreement is referred to as the “Monarch merger proposal”

•	Monarch’s proposal to approve an amendment to Monarch’s articles of incorporation to amend the purpose article therein so as to provide Monarch with banking powers under Virginia law, which amendment will be required to effect the merger of Monarch into TowneBank, is referred to as the “articles amendment proposal”

•	Monarch’s proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Monarch’s named executive officers in connection with the merger is referred to as the “compensation proposal”

•	Monarch’s proposal to adjourn its special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Monarch merger proposal and/or the articles amendment proposal is referred to as the “Monarch adjournment proposal”

•	The special meeting of stockholders of TowneBank is referred to as the “TowneBank special meeting”

•	The special meeting of stockholders of Monarch is referred to as the “Monarch special meeting”

•	The special meeting of stockholders of TowneBank and the special meeting of stockholders of Monarch are sometimes referred to collectively as the “special meetings”

Appendix A	Agreement and Plan of Reorganization, including the Plan of Merger (excluding certain exhibits)	A-1
Appendix B	Opinion of Sandler O’Neill & Partners, L.P., Financial Advisor to TowneBank	B-1
Appendix C	Opinion of Raymond James & Associates, Financial Advisor to Monarch	C-1
Appendix D	Form of Amendment to Monarch’s Articles of Incorporation	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the TowneBank special meeting or the Monarch special meeting and the merger. They may not include all of the information that is important to TowneBank stockholders and Monarch stockholders. We urge stockholders to read carefully this joint proxy statement/prospectus, including the appendices and the other documents referred to herein.

Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 110.

Q:	What is the proposed transaction?

A:	TowneBank, Monarch and Monarch Bank have entered into the merger agreement whereby Monarch and Monarch Bank will merge with and into TowneBank, with TowneBank being the surviving company. As a result of the merger, Monarch stockholders will receive TowneBank common stock in exchange for their Monarch common stock. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	We are delivering this document to you because it is a joint proxy statement being used by both the TowneBank and Monarch boards of directors to solicit proxies of their respective stockholders in connection with approval of the merger and related matters.

In order to approve the merger and related matters, TowneBank has called a special meeting of its stockholders. Monarch has also called a special meeting of its stockholders. This document serves as the proxy statement for both companies’ special meetings and describes the proposals to be presented at each company’s special meeting.

This document is also a prospectus that is being delivered to Monarch stockholders because TowneBank is offering shares of its common stock to Monarch stockholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	Why do TowneBank and Monarch want to merge?

A:	TowneBank and Monarch believe that the proposed merger will create one of the leading community banking franchises in Virginia, and build upon each company’s already significant presence in the Greater Hampton Roads market area. To review the reasons for the merger in more detail, see “The Merger – TowneBank’s Reasons for the Merger; Recommendation of TowneBank’s Board of Directors” on page 36 and “The Merger – Monarch’s Reasons for the Merger; Recommendation of Monarch’s Board of Directors” on page 40.

Q:	In addition to the TowneBank merger proposal, what else are TowneBank’s stockholders being asked to vote on?

A:	In addition to the TowneBank merger proposal, TowneBank is soliciting proxies from its stockholders with respect to one additional proposal; completion of the merger is not conditioned upon approval of this proposal:

•	a proposal to adjourn the TowneBank special meeting, if necessary or appropriate, to solicit additional proxies in favor of the TowneBank merger proposal.

Q:	In addition to the Monarch merger proposal, what else are Monarch’s stockholders being asked to vote on?

A:	In addition to the Monarch merger proposal, Monarch is soliciting proxies from its stockholders with respect to three additional proposals:

•	a proposal to approve an amendment to Monarch’s articles of incorporation, which amendment is necessary to complete the merger of Monarch into TowneBank;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Monarch may receive in connection with the merger pursuant to agreements or arrangements with Monarch; and

•	a proposal to adjourn the Monarch special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Monarch merger proposal and/or the articles amendment proposal.

Q:	Why are Monarch stockholders being asked to approve the articles amendment proposal?

A:	In connection with the approval of the merger agreement and the merger by the Monarch board of directors, the Monarch board also approved an amendment to Article II, Purpose, of Monarch’s articles of incorporation to provide Monarch with banking powers under Virginia law. The reason Monarch is proposing to amend its articles of incorporation is because, under Virginia law, a Virginia chartered bank like TowneBank can only merge with an entity that is chartered with banking powers under federal or state law. Accordingly, in order to facilitate the merger of Monarch into TowneBank, the parties have agreed that Monarch will seek stockholder approval of such amendment. If either TowneBank stockholders or Monarch stockholders do not approve the TowneBank merger proposal or the Monarch merger proposal, respectively, or the merger otherwise is not completed, Monarch will not amend its articles of incorporation, even if Monarch stockholders approve the articles amendment proposal. The form of the amendment to Monarch’s articles of incorporation amending the purpose article therein so as to provide Monarch with banking powers under Virginia law is attached as Appendix D to this joint proxy statement/prospectus.

Q:	What will happen if Monarch stockholders do not approve the articles amendment proposal?

A:	If the articles amendment proposal is not approved by the Monarch stockholders at the Monarch special meeting, Monarch will not be able to fulfill a closing condition in the merger agreement, as Virginia law would not permit an entity that does not have banking powers to merge with TowneBank. In that event, and if the TowneBank stockholders and Monarch stockholders approve the TowneBank merger proposal and the Monarch merger proposal, respectively, the parties may amend the merger agreement under certain conditions and structure the business combination between the entities in a different manner to accomplish the business purposes of the merger. See “Proposals to be Considered at the Monarch Special Meeting — Approval of the Articles Amendment Proposal” on page 44.

Q:	Why are Monarch stockholders being asked to approve, on a non-binding advisory basis, certain merger-related executive compensation?

A:	The federal securities laws require Monarch to seek a non-binding advisory vote with respect to certain payments that may be made to Monarch’s named executive officers in connection with the merger.

Q:	What will happen if Monarch stockholders do not approve certain merger-related executive compensation at the special meeting?

A:	The vote with respect to the compensation proposal is an advisory vote and will not be binding on Monarch. Therefore, if the merger agreement is approved by Monarch’s stockholders, the merger-related executive compensation may still be paid to the Monarch named executive officers if and to the extent required or allowed under applicable law even if Monarch stockholders do not approve the compensation proposal.

Q:	What will Monarch stockholders receive in the merger?

A:	Under the merger agreement, holders of Monarch common stock will receive 0.8830 shares of common stock of TowneBank for each of their shares of Monarch common stock. This exchange ratio is fixed and will not be adjusted based upon changes in the market price of TowneBank common stock and Monarch common stock prior to the effective date of the merger. TowneBank stockholders will continue to own their existing shares, which will not be affected by the merger. See “The Merger Agreement – Merger Consideration” on page 81.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Although the number of shares of TowneBank common stock that Monarch stockholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for TowneBank common stock. Any fluctuation in the market price of TowneBank common stock after the date of this joint proxy statement/prospectus will change the value of the shares of TowneBank common stock that Monarch stockholders will receive. Monarch stockholders should obtain current market quotations for TowneBank common stock, which is traded on the NASDAQ Global Select Market.

Q:	Are Monarch’s stockholders entitled to appraisal or dissenters’ rights?

A:	No. Since the common stock of Monarch is traded on the NASDAQ Capital Market, Virginia law does not provide for appraisal or dissenters’ rights. Monarch is incorporated under Virginia law.

Q:	What constitutes a quorum for the TowneBank special meeting?

A:	The presence at the TowneBank special meeting, in person or by proxy, of holders of a majority of the outstanding shares of TowneBank common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the Monarch special meeting?

A:	The presence at the Monarch special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Monarch common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purposes of determining the presence of a quorum.

Q:	What do I need to do now to vote my shares?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the TowneBank special meeting or the Monarch special meeting, as applicable. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	How do I vote?

A:	By mail. You may vote before the TowneBank special meeting or the Monarch special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By the Internet or Telephone.

TowneBank stockholders: If you are a record holder of TowneBank common stock, you can also appoint the proxies to vote your shares for you by going to the Internet website (https://www.envisionreports.com/TOWN2) or by calling 1-800-652-VOTE (8683). When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 3:00 a.m. Eastern Time on June 21, 2016, which is the day of the TowneBank special meeting.

Monarch stockholders: If you are a record holder of Monarch common stock, you can also appoint the proxies to vote your shares for you by going to the Internet website (https://www.investorvote.com/MNRK) or by calling 1-800-652-VOTE (8683). When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 1:00 a.m. Eastern Time on June 21, 2016, which is the day of the Monarch special meeting.

In Person. You may also cast your vote in person at the respective company’s special meeting. See below for the date, time and place of the TowneBank special meeting and the Monarch special meeting. If your shares are held in “street name,” through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote in person at the special meetings will need to present a proxy from the entity that holds the shares.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:	No. Your broker or other nominee does not have authority to vote on the proposals described in this joint proxy statement/prospectus if you do not provide instructions to it on how to vote. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides in a voting instruction card or other form.

Q:	When and where is the TowneBank special meeting of stockholders?

A:	The special meeting of TowneBank stockholders will be held at 9:00 a.m. local time, on June 21, 2016 at Towne University, located at 6009 Harbour View Boulevard, Suffolk, Virginia.

Q:	When and where is the Monarch special meeting of stockholders?

A:	The special meeting of Monarch stockholders will be held at 10:00 a.m. local time, on June 21, 2016 at Monarch Bank, located at 1034 S. Battlefield Boulevard, Chesapeake, Virginia.

Q:	What vote is required to approve each proposal at the TowneBank special meeting?

A:	The TowneBank merger proposal requires the affirmative vote of a majority of the outstanding shares of TowneBank common stock entitled to vote on the proposal.

The TowneBank adjournment proposal requires the affirmative vote of at least a majority of the shares cast and entitled to vote on the proposal, whether or not a quorum is present.

Q:	What vote is required to approve each proposal at the Monarch special meeting?

A:	The Monarch merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Monarch common stock entitled to vote on the proposal.

The articles amendment proposal also requires the affirmative vote of more than two-thirds of the outstanding shares of Monarch common stock entitled to vote on the proposal.

The compensation proposal, to be obtained on an advisory basis only, requires the affirmative vote of at least a majority of the shares cast and entitled to vote on the proposal.

The Monarch adjournment proposal requires the affirmative vote of at least a majority of the shares cast and entitled to vote on the proposal, whether or not a quorum is present.

Q:	What if I do not vote on the matters relating to the merger?

A:	If you are a TowneBank stockholder. With respect to the TowneBank merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against the TowneBank merger proposal. If you respond with an “abstain” vote on such proposal, your proxy will have the same effect as a vote against the TowneBank merger proposal. If you are a holder of record of TowneBank common stock and you sign and return your proxy card but do not indicate how you want to vote on the proposal to approve the TowneBank merger proposal, your proxy will be counted as a vote in favor of the proposal.

If you are a Monarch stockholder. With respect to the Monarch merger proposal and the articles amendment proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against such proposals. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against such proposals. If you are a holder of record of Monarch common stock and you sign and return your proxy card but do not indicate how you want to vote on the Monarch merger proposal and the articles amendment proposal, your proxy will be counted as a vote in favor of such proposals.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a holder of record of TowneBank common stock or a holder of record of Monarch common stock, you may change your vote at any time before your proxy is voted at the applicable special meeting. You may do this in any of the following ways:

•	by sending a notice of revocation to either the TowneBank corporate secretary or the Monarch corporate secretary, as the case may be;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•	by voting via the Internet or telephone any time after delivering your proxy or voting instruction card; or

•	by attending the TowneBank special meeting or the Monarch special meeting and voting in person. In each such case, your attendance alone will not revoke any proxy.

If you choose either of the first two methods, your notice or new proxy card must be actually received before the voting takes place at the applicable special meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

Q:	What are the material U.S. federal income tax consequences of the merger to Monarch stockholders?

A:	The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, a holder of Monarch common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s shares of Monarch common stock for shares of TowneBank common stock pursuant to the merger, except with respect to any cash received instead of fractional shares of TowneBank common stock. For greater detail, see “Material U.S. Federal Income Tax Consequences” beginning on page 93. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	If I am a Monarch stockholder with shares represented by stock certificates, should I send in my Monarch stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card.

If you are a holder of Monarch stock, you will receive written instructions from the exchange agent within five business days after the merger is completed on how to exchange your Monarch stock certificates for TowneBank stock certificates and receive your check in lieu of any fractional shares of TowneBank common stock.

Q:	What should I do if I hold my shares of Monarch common stock in book-entry form?

A:	After the completion of the merger, TowneBank will send you instructions on how to exchange your shares of Monarch common stock held in book-entry form for shares of TowneBank common stock in book-entry form and receive your check in lieu of fractional shares of TowneBank common stock.

Q:	What happens if I sell or transfer ownership of shares of Monarch common stock after the record date for the Monarch special meeting?

A:	The record date for the Monarch special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Monarch common stock after the record date for the Monarch special meeting, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of Monarch common stock.

Q:	Who should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the joint proxy statement/prospectus or the enclosed proxy card:

•

if you are a TowneBank stockholder, you should contact TowneBank’s Corporate Secretary by calling (757) 638-6780 or by writing to TowneBank, 6001 Harbour View Boulevard, Suffolk, Virginia 23435, Attention: Corporate

Secretary. You may also obtain more information about the merger and the proxy materials by contacting Regan & Associates, Inc., TowneBank’s proxy solicitor, at 1-800-737-3426.

•	if you are a Monarch stockholder, you should contact Monarch’s Secretary by calling (757) 389-5112 or by writing to Monarch Financial Holdings, Inc., 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320, Attention: Corporate Secretary. You may also obtain more information about the merger and the proxy materials by contacting Regan & Associates, Inc., Monarch’s proxy solicitor, at 1-800-737-3426.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. We urge you to read carefully the joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers to understand fully the merger and the other matters to be considered at the special meetings. See “Where You Can Find More Information” beginning on page 110. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (page 106)

TowneBank

TowneBank is a Virginia chartered commercial bank headquartered in Portsmouth, Virginia providing diversified financial services through its banking and non-banking divisions and subsidiaries. TowneBank currently operates 37 banking offices throughout Richmond, Virginia, the Greater Hampton Roads area in southeastern Virginia and in northeastern North Carolina. As of December 31, 2015, TowneBank had total consolidated assets of approximately $6.3 billion, total consolidated loans, net of unearned income, of approximately $4.5 billion, total consolidated deposits of approximately $4.9 billion and consolidated stockholders’ equity of approximately $820.2 million.

The principal executive offices of TowneBank are located at 5716 High Street, Portsmouth, Virginia 23703, and its telephone number is (757) 638-7500. TowneBank’s website can be accessed at https://www.townebank.com. Information contained on TowneBank’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. TowneBank’s common stock is traded on the NASDAQ Global Select Market under the symbol “TOWN.” Additional information about TowneBank is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Monarch Financial Holdings, Inc. and Monarch Bank

Monarch Financial Holdings, Inc. is a bank holding company headquartered in Chesapeake, Virginia providing a wide range of financial services through its wholly-owned Virginia chartered bank subsidiary, Monarch Bank, and its non-banking divisions and subsidiaries. Monarch Bank currently operates 12 full-service banking offices serving the Greater Hampton Roads region in southeastern Virginia and the Outer Banks area in northeastern North Carolina. As of December 31, 2015, Monarch had total consolidated assets of approximately $1.2 billion, total consolidated loans, net of unearned income, of approximately $829.3 million, total consolidated deposits through Monarch Bank of approximately $999.1 million and consolidated stockholders’ equity of approximately $117.7 million.

The principal executive offices of Monarch are located at 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320, and its telephone number is (757) 389-5112. Monarch’s website can be accessed at https://www.monarchbank.com. Information contained on Monarch’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. Monarch’s common stock is traded on the NASDAQ Capital Market under the symbol “MNRK.” Additional information about Monarch is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

The Merger (page 46)

TowneBank and Monarch are proposing a combination of our companies through a merger of Monarch and Monarch Bank, the wholly-owned bank subsidiary of Monarch, with and into TowneBank, pursuant to the terms and conditions of the merger agreement. The parties expect to complete the merger late in the second quarter of 2016. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Consideration to be Received in the Merger by Monarch Stockholders (page 81)

In the proposed merger, holders of Monarch common stock will receive 0.8830 shares of TowneBank common stock for each of their shares of Monarch common stock outstanding immediately before the effective date of the merger and cash in lieu of any fractional shares. The number of shares of TowneBank common stock delivered for each share of Monarch common stock in the merger is referred to as the “exchange ratio.” The exchange ratio is fixed and will not be adjusted based upon changes in the market price of TowneBank common stock or Monarch common stock prior to the effective date of the merger. Based on the closing sale price for TowneBank common stock on the NASDAQ Global Select Market on December 16, 2015 ($21.03), the last trading day before public announcement of the merger, the 0.8830 exchange ratio represented approximately $18.57 in value for each share of Monarch common stock, or approximately $220.6 million in the aggregate based on the number of shares of Monarch common stock outstanding on such date. Based on the closing sale price for TowneBank common stock on the NASDAQ Global Select Market on April 29, 2016 ($21.00), the last trading day before the date of this joint proxy statement/prospectus, the 0.8830 exchange ratio represented approximately $18.54 in value for each share of Monarch common stock, or approximately $220.2 million in the aggregate based on the number of shares of Monarch common stock outstanding on such date. It is expected that existing holders of Monarch common stock will own approximately 16.8% of TowneBank’s outstanding common stock, on a fully diluted basis, after the merger.

Shares of TowneBank common stock held by TowneBank stockholders will remain unchanged in the merger. It is expected that existing holders of TowneBank common stock will own approximately 83.2% of TowneBank’s outstanding common stock, on a fully diluted basis, after the merger.

Treatment of Monarch Restricted Stock Awards (page 81)

In the merger, all outstanding Monarch restricted stock awards that are unvested or contingent will be converted into TowneBank restricted stock awards, with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The number of shares subject to the restricted stock awards will be adjusted based on the exchange ratio. As of the date of this joint proxy statement/prospectus, there were 437,440 shares subject to unvested restricted stock awards granted under Monarch’s equity compensation plans. As of the date of this joint proxy statement/prospectus, there are no options outstanding to purchase shares of Monarch common stock, and no stock options are expected to be granted prior to the merger.

Dividend Information (pages 104 and 105)

TowneBank is currently paying a quarterly cash dividend on shares of its common stock at a rate of $0.12 per share, and has consistently paid a dividend on its common stock since 2003. TowneBank has no current intention to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital and such other factors that the TowneBank board of directors considers relevant to the dividend decision process. Monarch currently pays a quarterly cash dividend on shares of its common stock at a rate of $0.09 per share.

Material U.S. Federal Income Tax Consequences (page 93)

The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences” (page 93), for U.S. federal income tax purposes, the merger generally will be tax-free to Monarch stockholders as to the shares of TowneBank common stock they receive in the merger. However, Monarch stockholders may recognize gain or loss in connection with cash received instead of any fractional shares of TowneBank common stock they would otherwise be entitled to receive. Additionally, it is a condition to Monarch’s and TowneBank’s obligations to complete the merger that they each receive a legal opinion from their respective outside legal counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code. These opinions, however, will not bind the Internal Revenue Service, which could take a different view.

The tax consequences of the merger to you will depend on your own situation and the consequences described in this joint proxy statement/prospectus may not apply to you. Monarch stockholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger. In addition, you may be subject to state, local or foreign tax laws and consequences that are not addressed in this joint proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

TowneBank’s Board of Directors Unanimously Recommends that TowneBank Stockholders Vote “FOR” the TowneBank Merger Proposal and “FOR” the Adjournment Proposal (page 51)

TowneBank’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of TowneBank and its stockholders and has approved the merger agreement. The TowneBank board of directors unanimously recommends that TowneBank stockholders vote “FOR” the TowneBank merger proposal and “FOR” the TowneBank adjournment proposal. In making its recommendations, a number of substantive reasons were considered by the TowneBank board, including, among others:

•	the opportunity to partner with a well-respected, high quality franchise in the Hampton Roads market area with a compatible business culture and a shared approach to customer service;

•	TowneBank’s belief that the acquisition has a relatively low risk profile compared to alternative acquisition transactions because of (i) a thorough due diligence process on Monarch’s business, (ii) the relationships the members of the management teams of TowneBank and Monarch have built in working with and competing against each other for many years, and (iii) the fact that many of Monarch’s customers are known to TowneBank;

•	TowneBank’s and its financial advisor’s expectations and analyses of cost synergies, earnings accretion and tangible book value dilution, among other metrics;

•	TowneBank’s belief that the merger will accelerate TowneBank’s achievement of its financial performance goals;

•	the strong capital positions maintained by TowneBank and Monarch prior to the merger and the anticipated strong capital position for the combined entity following the merger that will support future growth and capital management strategies; and

•	the significant experience in the financial services industry of the members of Monarch’s senior management team who will become members of TowneBank’s senior management group, which will strengthen and add depth to TowneBank’s executive officer ranks.

TowneBank also considered the oral opinion of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) delivered to the TowneBank board of directors on December 16, 2015 (which was subsequently confirmed in writing by delivery of Sandler O’Neill’s written opinion dated December 16, 2015) to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio in the merger agreement is fair, from a financial point of view, to TowneBank. For additional discussion of the factors considered by TowneBank’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – TowneBank’s Reasons for the Merger; Recommendation of TowneBank’s Board of Directors.”

Monarch’s Board of Directors Unanimously Recommends that Monarch Stockholders Vote “FOR” the Monarch Merger Proposal and “FOR” the Other Proposals (page 52)

Monarch’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Monarch and its stockholders and has unanimously approved the merger agreement. The Monarch board of directors unanimously recommends that Monarch stockholders vote “FOR” the Monarch merger proposal, “FOR” the articles amendment proposal, “FOR” the compensation proposal and “FOR” the Monarch adjournment proposal. In making its recommendations, a number of substantive reasons were considered by the Monarch board, including, among others:

•	a review of the prospects, challenges and risks of Monarch remaining independent and the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, the regulatory and compliance environment, versus merging Monarch with TowneBank;

•	the ability of Monarch’s shareholders to benefit from the combined bank’s potential growth and stock appreciation, and the expectation that the combined entity will have superior future earnings and prospects compared to Monarch’s earnings and prospects on an independent basis;

•

the expected 17.7% increase in cash dividend payments to be received by Monarch’s stockholders, as stockholders of TowneBank following the merger, due to the current quarterly cash dividend payment of $0.12 per share paid by

TowneBank versus the most recent quarterly cash dividend payment of $0.09 per share paid by Monarch (taking into account the exchange ratio of 0.8830 shares of TowneBank common stock for each share of Monarch common stock, the equivalent dividend on a share of Monarch common stock would be $0.10596 per share), although TowneBank has no obligation to pay dividends in any particular amounts or at any particular times;

•	the attractiveness of creating the second largest community bank in Virginia, with approximately $7.6 billion in assets, the largest deposit market share in the Virginia Beach-Norfolk-Newport News, VA-NC metropolitan statistical area and the 3rd largest deposit market share in the Richmond metropolitan statistical area for a community bank;

•	the advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

•	the financial and other terms of the merger, including the fixed exchange ratio, expected tax treatment, deal protection and termination fee provisions, which Monarch reviewed with its outside financial and legal advisors;

•	Monarch’s relatively large percentage of mortgage revenues relative to its total revenues and the associated limitations on the valuation of Monarch’s common stock with investors historically placing a lower value on mortgage profits due to their cyclicality, and the potential to benefit from the improvement in the relationship of total company revenues in relation to mortgage revenues;

•	the greater potential for increased liquidity in the market for common stock of the combined institution, versus an institution of Monarch’s size; and

•	the familiarity of Monarch’s board of directors and management team with TowneBank and its business, operations, culture, customers, directors, executive officers and employees and the compatibility of Monarch’s business, operations and culture with those of TowneBank.

Monarch also considered the oral opinion of Raymond James & Associates, Inc. (“Raymond James”) rendered to the Monarch board of directors on December 16, 2015 (which was subsequently confirmed in writing by delivery of Raymond James’s written opinion dated December 16, 2015) with respect to the fairness of the merger consideration in the merger pursuant to the merger agreement, from a financial point of view, to the holders of Monarch common stock. For additional discussion of the factors considered by Monarch’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – Monarch’s Reasons for the Merger; Recommendation of Monarch’s Board of Directors.”

Opinion of TowneBank’s Financial Advisor (page 55)

At the December 16, 2015 meeting of the TowneBank board of directors, Sandler O’Neill & Partners, L.P. rendered its oral opinion to the TowneBank board of directors, which was subsequently confirmed by delivery of its written opinion dated December 16, 2015 to the TowneBank board of directors, as of such date and based upon and subject to, assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion that the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to TowneBank.

A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Sandler O’Neill, is attached to this joint proxy statement/prospectus as Appendix B. We encourage you to read carefully the entire opinion of Sandler O’Neill. The opinion of Sandler O’Neill has not been updated prior to the date of this joint proxy statement/prospectus and does not reflect any change in circumstances after December 16, 2015.

Sandler O’Neill’s opinion as to the fairness, from a financial point of view, of the exchange ratio to TowneBank was provided to the TowneBank board of directors in connection with its evaluation of the exchange ratio from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any TowneBank stockholder as to how to vote or act with respect to the merger.

Opinion of Monarch’s Financial Advisor (page 65)

At the December 16, 2015 meeting of the Monarch board of directors, representatives of Raymond James & Associates, Inc. rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the board dated December 16, 2015, as to the fairness, as of such date, from a financial point of view, to the holders of Monarch’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated December 16, 2015, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix C to this joint proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the Monarch board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of Monarch common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the merger or the merger agreement contemplated thereby. The Raymond James opinion does not constitute a recommendation to the board or any holder of Monarch common stock as to how the board, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Regulatory Approvals (page 79)

TowneBank, Monarch and Monarch Bank cannot complete the merger without prior approval from the Virginia State Corporation Commission (the “Virginia SCC”) and the FDIC. On March 8, 2016, TowneBank filed applications with the Virginia SCC and the FDIC seeking their approval of the merger. On March 8, 2016, Monarch also filed an application with the Virginia SCC in connection with the merger.

On April 22, 2016, the FDIC approved TowneBank’s merger application. As of the date of this joint proxy statement/prospectus, we have not yet received the required approvals from the Virginia SCC. While we do not know of any reason why we would not be able to obtain such approvals in a timely manner, we cannot be certain when or if we will receive them.

Conditions to Completion of the Merger (page 88)

The parties’ respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:

•	approval of the TowneBank merger proposal and the Monarch merger proposal by stockholders of TowneBank and Monarch, respectively;

•	approval of the articles amendment proposal by the Monarch stockholders;

•	approval of the merger by the necessary federal and state regulatory authorities without conditions, restrictions or requirements that would, in the reasonable opinion of TowneBank, have a material adverse effect on TowneBank after the merger or that would be unduly burdensome on TowneBank after the merger;

•	clearance of the joint proxy statement/prospectus by the SEC and FDIC for use in definitive form, provided it is not subject to any stop order or any threatened stop order;

•	approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of TowneBank common stock to be issued in the merger;

•	the absence of any statute, rule, regulation, judgment, decree, injunction or other order of a court, regulatory agency or other governmental authority that prohibits the completion of the merger;

•	the receipt by (i) TowneBank from LeClairRyan, A Professional Corporation, TowneBank’s outside legal counsel, of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Monarch from Williams Mullen, Monarch’s outside legal counsel, of a written legal opinion to the effect that (a) the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (b) except to the extent of any cash in lieu of fractional share interests in TowneBank common stock, no gain or loss will be recognized by any of the holders of Monarch common stock in the merger;

•	the accuracy of the other parties’ representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement; and

•	each party’s performance, in all material respects, of its obligations under the merger agreement.

Where the merger agreement and/or law permits, TowneBank or Monarch and Monarch Bank could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Timing of the Merger (page 81)

TowneBank and Monarch expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after stockholder approvals are received at the respective special meetings of TowneBank and Monarch and the continuation of all required regulatory approvals. We currently expect to complete the merger late in the second quarter of 2016. However, it is possible that factors outside of either party’s control could require us to complete the merger at a later time or not to complete it at all.

Interests of Monarch Directors and Executive Officers in the Merger (page 74)

The directors and executive officers of Monarch have interests in the merger that differ from, or are in addition to, their interests as stockholders of Monarch. These interests exist because of, among other things:

•	new employment agreements between TowneBank and certain executive officers of Monarch pursuant to which such individuals will serve in executive or senior officer positions at TowneBank upon completion of the merger and will receive annual base salaries and other compensation and benefits;

•	new change in control agreements between TowneBank and certain executive officers of Monarch, which will only become effective in the event of a change in control of TowneBank and pursuant to which such individuals may receive severance payments and other benefits in connection with a change in control of TowneBank;

•	the potential receipt by certain executive officers of Monarch of change in control, severance or termination payments in the event such officers do not continue their employment with TowneBank after the merger as contemplated under the new employment agreements with TowneBank;

•	the potential receipt by certain executive officers of Monarch of cash retention payments to be paid by Monarch in a lump sum immediately prior to the effective date of the merger equal to approximately one-half of the amount that the applicable officer would have been entitled to receive under his or her change in control agreement with Monarch Bank if such officer experienced a qualifying termination of employment following the merger and his or her existing change in control agreement with Monarch Bank was operative;

•	the appointment of Monarch directors to the board of directors of TowneBank or the board of managers of Towne Financial Services Group, LLC, a wholly owned subsidiary of TowneBank (“Towne Financial Services”), effective at the effective date of the merger, and receiving compensation for such service;

•	the accelerated vesting of unvested outstanding restricted stock awards held by executive officers and directors of Monarch, with an aggregate value of approximately $3,174,888, assuming a value of $17.41 per share of Monarch common stock (the average closing market price of Monarch common stock over the first five business days following the first public announcement of the merger); and

•	the agreement by TowneBank to indemnify the officers and directors of Monarch against certain liabilities arising before the effective date of the merger and TowneBank’s purchase of a six year “tail” prepaid policy for the current officers and directors of Monarch, subject to a cap on the cost of such policy equal to 250% of Monarch’s current annual premium.

The members of the Monarch board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger. See “The Merger – Interests of Certain Monarch Directors and Executive Officers in the Merger” on page 74.

No Solicitation (page 87)

Monarch has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

•	initiate, solicit or encourage any inquiries or proposals with respect to any “acquisition proposal” (as defined in the merger agreement); or

•	engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

The merger agreement does not, however, prohibit Monarch from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination of the Merger Agreement (page 89)

Termination by TowneBank, Monarch and Monarch Bank. The merger agreement may be terminated and the merger abandoned by TowneBank, Monarch and Monarch Bank, at any time before the merger is completed, by mutual consent of the parties.

Termination by TowneBank or Monarch and Monarch Bank. The merger agreement may be terminated and the merger abandoned by TowneBank or Monarch and Monarch Bank if:

•	the merger has not been completed by December 31, 2016, unless the failure to complete the merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party;

•	the Monarch stockholders do not approve the Monarch merger proposal and the articles amendment proposal or the TowneBank stockholders do not approve the TowneBank merger proposal;

•	there is a breach or inaccuracy of any representation or warranty of TowneBank or Monarch contained in the merger agreement that would cause the failure of the closing conditions described above to be met by the other party, which is not cured within 30 days following notice or by its nature cannot be cured within such time period, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement;

•	there is a material breach by TowneBank or Monarch of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following notice to the other party or by its nature cannot be cured within such time period, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement; or

•	any of the conditions precedent to the obligations of TowneBank or Monarch to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by December 31, 2016, unless the party wishing to terminate is in breach of any representation, warranty, covenant or agreement.

Termination by TowneBank. TowneBank may terminate the merger agreement at any time before the merger is completed if:

•	without TowneBank’s prior consent, Monarch or Monarch Bank enters into an agreement with respect to a business combination transaction or an acquisition directly from Monarch of securities representing 10% or more of Monarch common stock;

•	a tender offer or exchange offer for 20% or more of the outstanding shares of Monarch common stock is commenced, and the Monarch board recommends that Monarch stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer; or

•	at any time before the Monarch special meeting, (i) Monarch materially breaches its agreement regarding the non-solicitation of other business combination offers, (ii) the board of directors of Monarch fails to recommend, or withdraws, modifies or changes its recommendation to the Monarch stockholders that the Monarch merger proposal and the articles amendment proposal be approved in any way that is adverse to TowneBank, or (iii) Monarch materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of stockholders to consider the Monarch merger proposal and the articles amendment proposal.

Termination by Monarch and Monarch Bank. Monarch and Monarch Bank may terminate the merger agreement at any time before the merger is completed if:

•	at any time before the TowneBank special meeting, (i) the board of directors of TowneBank fails to recommend, or withdraws, modifies or changes its recommendation to the TowneBank stockholders that the TowneBank merger proposal be approved in any way that is adverse to Monarch and Monarch Bank, or (ii) TowneBank materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of stockholders to consider the TowneBank merger proposal;

•	at any time before the Monarch special meeting, they determine to enter into an agreement with respect to an unsolicited “superior proposal” (as defined in the merger agreement) which has been received and considered by Monarch in compliance with the merger agreement, provided that Monarch has notified TowneBank in advance of any such termination and given TowneBank the opportunity to promptly make an offer at least as favorable as the superior proposal, as determined by the Monarch board of directors; or

•	the Monarch board of directors so determines, at any time during the five-day period beginning on the later of (i) the date on which the last approval, consent or waiver of any governmental authority required to complete the merger is received and all statutory waiting periods have expired, or (ii) the date on which the Monarch stockholders approve the merger agreement, if the price of TowneBank common stock has declined by more than 20% over a designated measurement period on an actual basis and declined by more than 20% relative to the NASDAQ Bank Index during the same period, unless TowneBank elects to increase the consideration to be paid to Monarch stockholders (which it is not obligated to do).

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee and Expenses (pages 90 and 91)

Monarch must pay TowneBank a termination fee of $8.0 million if the merger agreement is terminated by either party under certain specified circumstances. The termination and payment circumstances are more fully described elsewhere in this joint proxy statement/prospectus. See “The Merger Agreement – Termination Fee” on page 90 and in Article 7 of the merger agreement.

In general, whether or not the merger is completed, TowneBank and Monarch will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing and mailing this proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.

Amendment to Monarch’s Articles of Incorporation (page 73)

Under Virginia law, a Virginia chartered bank like TowneBank can only merge with an entity that is chartered with banking powers under federal or state law. In order to facilitate the merger of Monarch into TowneBank, the parties have agreed that Monarch will seek stockholder approval of an amendment to its articles of incorporation to amend Article II, Purpose, therein so as to provide Monarch with banking powers under Virginia law solely for the purpose of consummating the merger. If the stockholders of either TowneBank or Monarch do not approve the TowneBank merger proposal or the Monarch merger proposal, respectively, Monarch will not amend its articles of incorporation, even if Monarch stockholders approve the articles amendment proposal. The form of the amendment to Monarch’s articles of incorporation amending the purpose article therein so as to provide Monarch with banking powers under Virginia law is attached as Appendix D to this joint proxy statement/prospectus.

The TowneBank Special Meeting (page 36)

The TowneBank special meeting will be held on June 21, 2016 at 9:00 a.m. local time, at Towne University, located at 6009 Harbour View Boulevard, Suffolk, Virginia.

At the special meeting, the stockholders of TowneBank will be asked to vote on the following matters:

•	the TowneBank merger proposal; and

•	the TowneBank adjournment proposal.

The Monarch Special Meeting (page 40)

The Monarch special meeting will be held on June 21, 2016 at 10:00 a.m. local time, at Monarch Bank, located at 1034 S. Battlefield Boulevard, Chesapeake, Virginia.

At the special meeting, the stockholders of Monarch will be asked to vote on the following matters:

•	the Monarch merger proposal;

•	the articles amendment proposal;

•	the compensation proposal; and

•	the Monarch adjournment proposal.

TowneBank Special Meeting – Record Date and Votes Required (page 36)

You can vote at the TowneBank special meeting of stockholders if you owned TowneBank common stock at the close of business on April 28, 2016. On that date, TowneBank had 51,678,667 shares of common stock outstanding and entitled to vote. For each proposal presented at the TowneBank special meeting, a stockholder can cast one vote for each share of TowneBank common stock owned on the record date.

The votes required to approve the proposals at the TowneBank special meeting are as follows:

•	The TowneBank merger proposal requires the affirmative vote of a majority of the outstanding shares of TowneBank common stock entitled to vote on the proposal.

•	The TowneBank adjournment proposal requires the affirmative vote of a majority of the shares cast and entitled to vote on the proposal, whether or not a quorum is present.

Monarch Special Meeting – Record Date and Votes Required (page 40)

You can vote at the Monarch special meeting of stockholders if you owned Monarch common stock at the close of business on April 25, 2016. On that date, Monarch had 11,877,309 shares of common stock outstanding and entitled to vote. For each proposal presented at the Monarch special meeting, a stockholder can cast one vote for each share of Monarch common stock owned on the record date.

The votes required to approve the proposals at the Monarch special meeting are as follows:

•	The Monarch merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Monarch common stock entitled to vote on the proposal.

•	The articles amendment proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Monarch common stock entitled to vote on the proposal.

•	The compensation proposal, to be obtained on an advisory basis only, requires the affirmative vote of at least a majority of the shares cast and entitled to vote on the proposal.

•	The Monarch adjournment proposal requires the affirmative vote of a majority of the shares cast and entitled to vote on the proposal, whether or not a quorum is present.

Affiliate Agreements Entered into by Monarch Directors and Executive Officers (page 91)

Each of Monarch’s directors and executive officers has agreed, subject to several conditions and exceptions, to vote all of the shares of Monarch common stock over which he or she has the right and power to vote in favor of the Monarch merger proposal and the articles amendment proposal and against any competing acquisition proposal. As of April 25, 2016, the record date for the Monarch special meeting, directors and executive officers of Monarch are entitled to vote 1,167,230 shares of Monarch common stock, or approximately 9.8% of the total voting power of the shares of Monarch common stock outstanding on that date.

No Appraisal or Dissenters’ Rights (page 79)

Under Virginia law, the stockholders of TowneBank and Monarch are not entitled to appraisal or dissenters’ rights in connection with the merger.

Stockholders of TowneBank and Monarch Have Different Rights (page 98)

TowneBank and Monarch are Virginia corporations governed by the Virginia Stock Corporation Act (the “Virginia SCA”). In addition, the rights of TowneBank and Monarch stockholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, Monarch stockholders will become stockholders of TowneBank, and as such their stockholder rights will then be governed by the articles of incorporation and bylaws of TowneBank, each as amended, and by the Virginia SCA. The rights of stockholders of TowneBank differ in certain respects from the rights of stockholders of Monarch.

The Merger Will Be Accounted for Under the Acquisition Method of Accounting (page 80)

TowneBank will use the acquisition method of accounting to account for the merger.

Listing of TowneBank Common Stock (pages 88 and 104)

TowneBank will list the shares of common stock to be issued in the merger on the NASDAQ Global Select Market, the market on which TowneBank’s common shares are currently listed.

Market Prices and Share Information (page 104)

TowneBank’s common stock is listed on the NASDAQ Global Select Market under the symbol “TOWN” and Monarch’s common stock is listed on the NASDAQ Capital Market under the symbol “MNRK.” The following table sets forth the closing sale prices per share of TowneBank common stock as reported on the NASDAQ Global Select Market and Monarch common stock as reported on the NASDAQ Capital Market on December 16, 2015, the last trading day before we announced the signing of the merger agreement, and on April 29, 2016, the last trading day before the date of this joint proxy statement/prospectus.

	TowneBank Common Stock	Monarch Common Stock
December 16, 2015	$21.03	$12.16
April 29, 2016	$21.00	$18.39

TowneBank cannot assure Monarch stockholders that its stock price will continue to trade at or above the prices shown in the table above. You should obtain current stock price quotations for TowneBank common stock and Monarch common stock from a newspaper, via the Internet or by calling your broker.

Risk Factors (page 29)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors under “Risk Factors.”

Recent Financial Developments

TowneBank. For the three months ended March 31, 2016, net income available to common shareholders for TowneBank was $17.8 million or $0.35 per diluted common share, compared to $14.5 million or $0.29 per diluted common share for the same period in 2015. At March 31, 2016, TowneBank had total assets of $6.4 billion, an increase of 9.2% compared to $5.8 billion in total assets at March 31, 2015. Total loans, net of unearned income, at March 31, 2016 were $4.6 billion, up 11.1% from $4.1 billion in total loans, net of unearned income, at March 31, 2015. Total deposits at March 31, 2016 increased to $4.9 billion, up from $4.5 billion at March 31, 2015.

Monarch. For the three months ended March 31, 2016, net income available to common shareholders for Monarch was $4.1 million or $0.34 per diluted common share, compared to $3.5 million or $0.29 per diluted common share for the same period in 2015. At March 31, 2016, Monarch had total assets of $1.21 billion, an increase of 4.3% compared to $1.16 billion in total assets at March 31, 2015. Total loans, net of unearned income, at March 31, 2016 were $850.1 million, up 8.0% from $787.0 million in total loans, net of unearned income, at March 31, 2015. Total deposits at March 31, 2016 increased to $1.06 billion, up from $1.04 billion at March 31, 2015.

SELECTED HISTORICAL FINANCIAL DATA OF TOWNEBANK

The following table sets forth certain of TowneBank’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2015. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2015 is derived from TowneBank’s audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus.

The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements of TowneBank that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes.

TowneBank

	As of and For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(Amounts in thousands, except per share information)
Results of Operations:
Interest income	$212,873	$172,512	$170,290	$173,506	$172,473
Interest expense	32,431	26,776	26,395	29,222	36,251

Net interest income	180,442	145,736	143,895	144,284	136,222
Provision for loan losses	3,027	492	4,248	16,155	13,602
Net interest income after provision for loan losses	177,415	145,244	139,647	128,129	122,620
Noninterest income	117,283	96,729	90,528	84,189	67,733
Noninterest expenses	202,157	178,864	168,792	158,749	144,820

Income before income taxes and noncontrolling interest	92,541	63,109	61,383	53,569	45,533
Income tax expense	26,876	18,179	17,135	13,964	12,726

Net income	$65,665	$44,930	$44,248	$39,605	$32,807

Net (income) loss attributable to noncontrolling interest	(3,283)	(2,761)	(2,486)	(1,674)	514

Net income attributable to TowneBank	$62,382	$42,169	$41,762	$37,931	$33,321

Balance Sheet Data:
Assets	$6,296,574	$4,982,485	$4,672,997	$4,405,923	$4,081,770
Loans, net of unearned income	4,519,393	3,564,389	3,381,194	3,226,426	2,868,132
Deposits	4,914,027	3,846,602	3,567,104	3,380,052	3,190,787
Total equity	820,194	618,276	585,318	559,879	520,489

Ratios:
Return on average assets	1.03%	0.87%	0.93%	0.90%	0.83%
Return on average equity	7.75%	6.95%	7.27%	6.95%	6.51%
Return on average assets - tangible	1.10%	0.93%	0.95%	0.93%	0.86%
Return on average equity - tangible	10.34%	9.16%	9.18%	8.79%	8.37%
Efficiency ratio (1)	68.11%	73.76%	72.19%	70.41%	72.31%
Common equity to total assets	12.88%	10.69%	10.70%	9.50%	9.30%
Tangible common equity / tangible assets	10.30%	8.19%	8.34%	6.99%	6.67%

TowneBank

	As of and For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(Amounts in thousands, except per share information)
Asset Quality:
Allowance for loan losses	$38,359	$35,917	$38,380	$40,427	$39,740
Nonaccrual loans	$8,670	$6,741	$12,753	$40,691	$55,801
Other real estate owned	$34,420	$35,115	$39,534	$30,297	$29,819
ALL / total outstanding loans	0.85%	1.01%	1.14%	1.25%	1.39%
ALL / total outstanding loans excluding purchased loans	0.94%	1.02%	1.15%	1.27%	1.41%
ALL / nonperforming loans	442.43%	532.81%	300.95%	99.35%	71.22%
NPLs / total outstanding loans	0.19%	0.19%	0.38%	1.26%	1.95%
Net charge-offs /average outstanding loans (annualized)	0.01%	0.09%	0.19%	0.51%	0.44%

Per Share Data:
Earnings per share, basic (2)	$1.22	$1.18	$1.14	$1.03	$0.77
Earnings per share, diluted (2)	$1.22	$1.18	$1.14	$1.03	$0.76
Cash dividends paid	$0.47	$0.43	$0.38	$0.33	$0.31
Market value per share	$20.87	$15.12	$15.39	$15.49	$12.24
Book value per common share (2)	$15.71	$14.88	$14.39	$13.30	$12.65
Price to earnings ratio, diluted (3)	17.11x	12.81x	13.50x	15.04x	16.11x
Price to book value ratio (4)	1.33x	1.02x	1.07x	1.16x	0.97x
Dividend payout ratio	38.52%	36.44%	33.33%	32.04%	40.79%
Weighted average shares outstanding, basic (2)	51,064,719	35,160,747	32,863,962	30,772,130	29,773,173
Weighted average shares outstanding, diluted (2)	51,161,241	35,209,080	32,920,288	31,043,620	30,894,444

(1)	Efficiency ratio is the result of noninterest expense divided by the sum of net interest income and noninterest income excluding gains or losses on investment securities.
(2)	Year ended December 31, 2011 was restated to reflect 3% common stock dividend paid June 12, 2012.
(3)	The diluted price to earnings ratio is calculated by dividing the period’s closing market price per share by the diluted earnings per share for the period.
(4)	The price to book ratio is calculated by dividing the period’s closing market price per share by the period’s book value per share.

SELECTED HISTORICAL FINANCIAL DATA OF MONARCH

The following table sets forth certain of Monarch’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2015. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2015 is derived from Monarch’s audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus.

The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements of Monarch that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes.

Monarch Financial Holdings, Inc.

	As of and For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(Amounts in thousands, except per share information)
Operating Data:
Interest income	$47,395	$42,991	$44,348	$46,468	$40,420
Interest expense	3,147	3,661	4,786	5,916	6,797

Net interest income	44,248	39,330	39,562	40,552	33,623
Provision for loan losses	—	—	—	4,831	6,320
Net interest income after provision for loan losses	44,248	39,330	39,562	35,721	27,303
Noninterest income	85,114	67,079	69,882	89,761	54,746
Noninterest expenses	108,372	88,480	90,911	104,256	71,044

Income before income taxes	20,990	17,929	18,533	21,226	11,005
Income tax expense	7,583	6,490	6,386	7,427	3,419

Net income attributable to non-controlling interests	(192)	(227)	(1,056)	(975)	(460)
Net income attributable to Monarch Financial Holdings, Inc.	13,215	11,212	11,091	12,825	7,126

Dividends on preferred stock	—	—	—	1,402	1,560
Net income available to common shareholders	$13,215	$11,212	$11,091	$11,422	$5,566

Balance Sheet Data:
Total assets	$1,161,454	$1,066,737	$1,016,701	$1,215,578	$908,787
Loans held for sale (HFS)	169,345	147,690	99,718	419,075	211,555
Loans held for investment (HFI), net of unearned income	829,269	772,590	712,671	661,094	607,612
Deposits	999,094	919,414	893,118	901,782	740,092
Total common stockholders’ equity	117,633	107,451	97,518	75,314	56,230
Total stockholders’ equity	117,633	107,451	97,518	87,342	76,230

Ratios:
Return on average assets	1.20%	1.13%	1.07%	1.26%	0.89%
Return on average equity	11.71%	10.95%	11.97%	15.84%	9.66%
Efficiency ratio (1)	83.73%	83.05%	82.78%	79.80%	80.20%
Equity to assets	10.14%	10.08%	9.59%	7.19%	8.39%
Tangible common equity / tangible assets	10.07%	10.01%	9.51%	6.11%	6.06%

	As of and For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(Amounts in thousands, except per share information)
Asset Quality:
Allowance for loan losses	$8,887	$8,949	$9,061	$10,910	$9,930
Nonaccrual loans	$1,073	$2,522	$1,740	$2,782	$3,481
Other real estate owned	$—	$144	$302	$—	$3,369
ALL / period-end loans (HFI)	1.07%	1.16%	1.27%	1.65%	1.63%
ALL / nonperforming loans (2)	397.10%	310.77%	409.63%	307.15%	231.36%
NPLs / period-end loans (HFI) (2)	0.27%	0.37%	0.31%	0.54%	0.71%
Net charge-offs / average loans	0.01%	0.02%	0.27%	0.62%	0.93%

Per Share Data:
Earnings per share – basic (3)	$1.12	$0.96	$0.99	$1.40	$0.73
Earnings per share – diluted (3)	$1.11	$0.96	$0.98	$1.14	$0.71
Cash dividends paid	$0.32	$0.27	$0.22	$0.19	$0.16
Book value at period end (3)	$9.89	$9.17	$8.44	$8.00	$7.10
Price to earnings ratio, diluted (4)	16.21x	14.32x	12.56x	7.21x	10.83x
Price to book value ratio (5)	1.82x	1.50x	1.46x	1.03x	1.08x
Dividend payout ratio	28.50%	29.39%	22.00%	20.09%	35.27%
Weighted average shares outstanding, basic (3)	11,840,837	11,681,387	11,183,871	8,140,487	7,862,019
Weighted average shares outstanding, diluted (3)	11,853,128	11,724,460	11,329,418	11,299,061	11,181,615

(1)	The efficiency ratio is a key performance indicator of the Monarch’s industry. Monarch monitors this ratio in tandem with other key indicators for signals of potential trends that should be considered when making decisions regarding strategies related to such areas as asset liability management, business line development, and growth and expansion planning. The ratio is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income, net of any securities gains or losses. It is a measure of the relationship between operating expenses to earnings. See “Critical Accounting Policies” on page 65 of Monarch’s annual report on Form 10-K for the year ended December 31, 2015 for more information.
(2)	For the purpose of these ratios, Monarch has excluded performing restructured loans from the calculation. For more information, please refer to Table 14 - Nonperforming Assets included in Item 7 of Monarch’s annual report on Form 10-K for the year ended December 31, 2015.
(3)	Amounts have been adjusted to reflect all common stock splits and dividends as of December 31, 2015. In 2012 and 2011, diluted shares assumes the conversion of Monarch’s non-cumulative perpetual preferred shares to common stock.
(4)	The diluted price to earnings ratio is calculated by dividing the period’s closing market price per share by the diluted earnings per share for the period.
(5)	The price to book ratio is calculated by dividing the period’s closing market price per share by the period’s book value per share.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of TowneBank and Monarch, as an acquisition by TowneBank of Monarch using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Monarch will be recorded by TowneBank at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with the Annual Report on Form 10-K and the Annual Report to Stockholders for the year ended December 31, 2015 of TowneBank, and the Annual Report on Form 10-K for the year ended December 31, 2015 for Monarch, which are incorporated by reference herein. See “Selected Historical Financial Data of TowneBank” on page 18, “Selected Historical Financial Data of Monarch” on page 20, “Information About TowneBank” on page 106, “Information About Monarch Financial Holdings, Inc.” on page 106 and “Where You Can Find More Information” on page 110.

The merger was announced on December 17, 2015. As a result of the merger, the holders of shares of Monarch common stock will receive 0.8830 shares of TowneBank common stock for each share of Monarch common stock held immediately prior to the effective date of the merger. Each share of TowneBank common stock outstanding immediately prior to the merger will continue to be outstanding after the merger. In the merger, all outstanding Monarch restricted stock awards which are unvested or contingent will be converted into TowneBank restricted stock awards, with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The number of shares subject to the restricted stock awards will be adjusted based on the exchange ratio.

The merger is intended to be treated as a “reorganization” for federal income tax purposes; TowneBank and Monarch stockholders are not expected to recognize, for federal income tax purposes, any gain or loss on the merger or the receipt of shares of TowneBank common stock. For more information, see “Material U.S. Federal Income Tax Consequences” on page 93.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on December 31, 2015. The unaudited pro forma condensed combined income statements for the year ended December 31, 2015 give effect to the merger as if the transaction had occurred on January 1, 2015.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised and may not agree to actual amounts recorded by TowneBank upon consummation of the merger. This financial information does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of TowneBank and its subsidiaries, which are incorporated in this document by reference, and the historical consolidated financial statements and related notes thereto of Monarch and its subsidiaries, which are also incorporated by reference.

TOWNEBANK AND MONARCH

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2015

(Dollars in thousands)

	TowneBank (As Reported)	Monarch (As Reported)	Merger Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$250,836	$13,946	$(6,810)	(a)	$257,972
Interest bearing deposits in financial institutions	1,001	59,934	—		60,935

Total Cash and Cash Equivalents	251,837	73,880	(6,810)		318,907
Securities available-for-sale, at fair value	723,489	30,213	—		753,702
Securities held-to-maturity, at amortized cost	69,045	—	—		69,045
Federal Home Loan Bank stock, at amortized cost	23,691	3,881	—		27,572

Total Securities	816,225	34,094	—		850,319
Mortgage loans held for sale	102,346	169,345	—		271,691
Loans, net of unearned income and deferred costs	4,519,393	829,269	(13,345)	(b)	5,335,317
Less: Allowance for loan losses	(38,359)	(8,887)	8,887	(c)	(38,359)

Net Loans	4,481,034	820,382	(4,458)		5,296,958
Premises and equipment, net	173,695	28,972	(2,224)	(d)	200,443
Goodwill	154,842	775	108,596	(e)	264,213
Other intangible assets, net	26,153	—	12,160	(f)	38,313
Bank-owned life insurance policies	149,452	10,635	—		160,087
Other assets	140,990	23,365	(3,577)	(g)	160,778

TOTAL ASSETS	$6,296,574	$1,161,448	$103,687		$7,561,709

LIABILITIES AND EQUITY
Liabilities
Deposits:
Noninterest-bearing demand	$1,393,264	$280,080	—		$1,673,344
Interest-bearing	3,520,763	719,014	787	(h)	4,240,564

Total Deposits	4,914,027	999,094	787		5,913,908
Advances from the Federal Home Loan Bank	429,080	16,000	—		445,080
Repurchase agreements and other borrowings	37,434	10,000	—		47,434

Total Borrowings	466,514	26,000	—		492,514
Other liabilities	95,839	18,632	—		114,471

TOTAL LIABILITIES	5,476,380	1,043,726	787		6,520,893

Shareholders’ Equity
Common stock	86,026	57,199	(39,711)	(i)(j)	103,514
Capital surplus	535,094	17,241	185,893	(i)(j)	738,228
Retained earnings	192,795	43,350	(43,350)	(j)	192,795
Accumulated other comprehensive income (loss)	(2,994)	(157)	157	(j)	(2,994)

TOTAL SHAREHOLDERS’ EQUITY	810,921	117,633	102,989		1,031,543

Noncontrolling interest	9,273	89	(89)		9,273

TOTAL EQUITY	820,194	117,722	102,900		1,040,816

TOTAL LIABILITIES AND EQUITY	$6,296,574	$1,161,448	$103,687		$7,561,709

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

TOWNEBANK AND MONARCH

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

For the Year Ended December 31, 2015

(Dollars and shares in thousands, except per share amounts)

	TowneBank (As Reported)	Monarch (As Reported)	Merger Pro Forma Adjustments		Pro Forma Combined
Interest income:
Interest and fees on loans	$194,737	$46,357	$4,178	(k)	$245,272
Other interest income	18,136	1,038	—		19,174

Total interest income	212,873	47,395	4,178		264,446

Interest expense:
Interest on deposits	18,866	2,868	(642)	(l)	21,092
Other interest expense	13,565	279	—		13,844

Total interest expense	32,431	3,147	(642)		34,936

Net interest income	180,442	44,248	4,820		229,510
Provision for loan losses	3,027	—	—		3,027

Net interest income after provision for loan losses	177,415	44,248	4,820		226,483

Noninterest income:
Residential mortgage banking income	34,211	79,578	—		113,789
Real estate brokerage and property management income, net	16,326	—	—		16,326
Insurance commissions and other title fees and income, net	39,641	2,575	—		42,216
Service charges on deposit accounts	9,165	2,227	—		11,392
Other operating income	17,940	734	—		18,674

Total noninterest income	117,283	85,114	—		202,397

Noninterest expenses:
Salaries and benefits	113,959	76,345	—		190,304
Occupancy expenses	19,645	5,939	—		25,584
Furniture and equipment expenses	9,339	3,503	—		12,842
Other expenses	59,214	22,585	3,434	(m)	85,233

Total noninterest expenses	202,157	108,372	3,434		313,963

Income before income taxes	92,541	20,990	1,386		114,917
Income tax expense	26,876	7,583	485	(n)	34,944

Net income	$65,665	$13,407	$901		$79,973

Net income attributable to noncontrolling interest	(3,283)	(192)	—		(3,475)

Net income attributable to TowneBank	$62,382	$13,215	$901		$76,498

Preferred stock dividends	13	—	—		13

Net income available to common shareholders	$62,369	$13,215	$901		$76,485

Earnings per common share, basic	$1.22	$1.12			$1.24

Earnings per common share, diluted	$1.22	$1.11			$1.24

Weighted average common shares outstanding, basic	51,065	11,841	10,455	(o)	61,520
Weighted average common shares outstanding, diluted	51,161	11,853	10,466	(o)	61,627

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NOTE A – BASIS OF PRESENTATION

On December 16, 2015, TowneBank entered into the merger agreement with Monarch and its wholly-owned subsidiary, Monarch Bank. The merger agreement provides that at the effective date of the merger, each outstanding share of Monarch common stock will be converted into the right to receive 0.8830 shares of TowneBank common stock, par value $1.667 per share. The transaction at announcement was valued at $220.6 million. This value is based on the closing sale price of TowneBank common stock on December 16, 2015 of $21.03. Considering the range of TowneBank stock prices since the announcement of the merger, the value of the transaction at the closing of the merger may or may not be materially different from the transaction value included in the unaudited pro forma condensed combined financial information presented.

The unaudited pro forma condensed combined financial information of TowneBank’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Monarch was consummated on January 1, 2015 for purposes of the unaudited pro forma condensed combined statements of income and on December 31, 2015 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Monarch at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Monarch’s tangible, and identifiable intangible, assets and liabilities as of the effective date of the merger.

NOTE B – PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions. Subsequent to the completion of the merger, TowneBank will engage an independent third party valuation firm to determine the fair value of the assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in pro forma financial information presented.

(a)	Adjustment reflects cash consideration for merger related compensation of $4.6 million to be paid to Monarch’s executive officers, and a fee to be paid at closing by Monarch of $2.2 million to a financial advisor, which represents approximately 1% of the aggregate merger consideration.

(b)	Estimated fair value adjustment of $13.3 million to reflect credit deterioration, liquidity, and interest estimates of the acquired portfolio which represented a discount of 1.5% on Monarch’s outstanding loan portfolio. Approximately $8.8 million of the fair value adjustment is estimated to be an accretable adjustment. The fair value adjustment also includes a $0.2 million adjustment for net deferred loan costs.

(c)	Elimination of Monarch’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.

(d)	Estimated fair value adjustments of acquired premises (buildings and land) as of acquisition date. The discount of $2.2 million relates to a land parcel.

(e)	The addition of goodwill generated as a result of the total purchase price and the fair value of assets acquired exceeding the fair value of liabilities assumed and reflects the elimination of Monarch’s goodwill of $0.8 million.

(f)	Estimated fair value of the core deposit intangible asset.

(g)	Adjustment of $2.9 million for deferred taxes associated with the adjustments to record the assets and liabilities of Monarch at fair value based on TowneBank’s statutory rate of 35%, combined with the elimination of a reserve for nonaccrual interest of $0.7 million.

(h)	Estimated fair value adjustment on deposits at current market rates and spreads for similar products.

(i)	Elimination of Monarch’s shareholders’ equity representing conversion of all of Monarch’s common shares into TowneBank common shares.

(j)	Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $1.667 par value of TowneBank’s common stock issued to effect the transaction. The adjustment to surplus represents the amount of equity consideration above the par value of TowneBank’s common stock issued.

(k)	Represents the net amortization and accretion of accounting adjustments on acquired loans.

(l)	Represents premium amortization on deposits assumed as part of the merger assuming the merger closed on January 1, 2015. Premium will be amortized over 5.1 years using the effective interest method.

(m)	Represents amortization of core deposit premium assuming the merger closed on January 1, 2015. Premium will be amortized over 6.5 years using the sum-of-years digits method.

(n)	Represents the income tax effect of pro forma adjustments at TowneBank’s statutory tax rate of 35%.

(o)	Weighted average basic and diluted shares outstanding were adjusted to effect the transaction.

NOTE C – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for Monarch’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction (unaudited, dollars in thousands):

Purchase Price:
TowneBank common shares issued		10,490,843
Purchase price per share of TowneBank’s common stock as of December 16, 2015		$21.03

TowneBank common stock issued and cash exchanged for fractional shares		$220,622
Cash consideration for stock options paid		$—

Fair value of total consideration transferred		$220,622

Fair value of assets acquired:
Cash and cash equivalents	$67,070
Securities available for sale	30,213
Loans held for sale	169,345
Net loans	815,924
Bank premise and equipment	26,748
OREO, net of valuation allowance	—
Core deposit intangible	12,160
Other assets	34,304

Total assets	1,155,764

Fair value of liabilities assumed:
Deposits	999,881
Long-term borrowings	26,000
Other liabilities	18,632

Total liabilities	1,044,513

Net assets acquired		$111,251

Preliminary pro forma goodwill		$109,371

The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of TowneBank’s common stock at a price of $21.03 as of December 16, 2015:

Share Price Sensitivity (unaudited, dollars in thousands)
	Purchase Price	Estimated Goodwill
Up 20%	$264,747	$153,496
Up 10%	$242,685	$131,434
As presented in pro forma	$220,622	$109,371
Down 10%	$198,560	$87,309
Down 20%	$176,498	$65,247

NOTE D – ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the unaudited pro forma condensed combined financial statements on the future pre-tax net income of TowneBank after the merger with Monarch (unaudited, dollars in thousands):

	Discount Accretion (Premium Amortization)
	For the Years Ended December 31,
	2015	2016	2017	2018	Thereafter	Total
Loans	$4,178	$1,285	$922	$732	$1,710	$8,827
Deposits	(642)	(126)	(12)	(6)	(1)	(787)
Core Deposit Intangible	(3,434)	(2,865)	(2,297)	(1,729)	(1,835)	(12,160)

The actual effect of purchase accounting adjustments on the future pre-tax income of TowneBank will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

NOTE E – ESTIMATED COST SAVINGS AND MERGER – RELATED COSTS

Estimated cost savings, expected to approximate 20% of Monarch’s annualized pre-tax operating expenses, are excluded from the pro forma analysis. Cost savings are estimated to be realized at 25% in the year of acquisition and 100% in the subsequent year. In addition, estimated merger-related costs are not included in the unaudited pro forma condensed combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be approximately $21.0 million, pre-tax.

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED SHARE DATA

Summarized below is historical unaudited per share information for TowneBank and Monarch and additional information as if the companies had been combined for the periods shown, which is referred to as “pro forma” information.

The Monarch pro forma equivalent per share amounts are calculated by multiplying the TowneBank pro forma combined book value per share and net income per share by the exchange ratio of 0.8830 so that the per share amounts equate to the respective values for one share of Monarch common stock.

It is expected that both TowneBank and Monarch will incur merger and integration charges as a result of the merger. Also anticipated is that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect all of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

In addition, the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger; the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of Monarch that will exist on the date of completion of the merger.

The information in the following table is based on, and should be read together with, the historical financial information and the notes thereto for TowneBank and Monarch incorporated by reference into, or contained in, this joint proxy statement/prospectus. The information in the following table does not reflect synergies and planned restructuring activities that TowneBank currently estimates will result in combined cost savings of approximately $22.5 million in full year 2017. Although TowneBank believes such cost savings and other synergies will be realized following the business combination, there can be no assurance that these cost savings or any other synergies will be achieved in full or at all.

	Historical		Pro Forma Combined		Pro Forma Equivalent Monarch Share
	TowneBank	Monarch
Basic Earnings Per Common Share

For the year ended December 31, 2015	$1.22	$1.12	$1.24	(1)	$1.09	(2)

Diluted Earnings Per Common Share

For the year ended December 31, 2015	$1.22	$1.11	$1.24	(1)	$1.09	(2)

Cash Dividends Per Common Share

For the year ended December 31, 2015	$0.47	$0.32	$0.45	(3)	$0.40	(2)

Book Value Per Common Share

For the year ended December 31, 2015	$15.71	$9.89	$16.61	(4)	$14.67	(2)

(1)	Pro forma earnings per share is based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.
(2)	Calculated based on pro forma combined multiplied by the 0.8830 exchange ratio.
(3)	Pro forma dividends per share represent TowneBank’s historical dividends per share.
(4)	Calculated based on pro forma combined equity and pro forma combined shares outstanding at the end of the period.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 34, you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this joint proxy statement/prospectus by TowneBank and Monarch, including TowneBank’s Annual Report on Form 10-K for the year ended December 31, 2015 and Monarch’s Annual Report on Form 10-K for the year ended December 31, 2015. See “Additional Information” on page i and “Where You Can Find More Information” on page 110.

Risks Relating to the Merger

Because of the fixed exchange ratio and the fluctuation of the market price of TowneBank common stock, stockholders of TowneBank and Monarch will not know at the time of the special meetings the market value of the merger consideration to be paid by TowneBank to Monarch stockholders, which will only be determined at the effective date of the merger.

In the merger, each share of Monarch common stock will be converted into the right to receive 0.8830 shares of TowneBank common stock, the value of which will depend upon the price of TowneBank common stock at the effective date of the merger. This exchange ratio is fixed and will not be adjusted based upon changes in the market prices of TowneBank common stock and Monarch common stock prior to the effective date of the merger. The market prices of TowneBank common stock and Monarch common stock are likely to change between the date of the joint proxy statement/prospectus and the date the merger is completed, and have changed since the date of the merger agreement. Such future variations in the price of TowneBank common stock may result from changes in TowneBank’s business, operations or prospects, regulatory considerations, general market and economic conditions, and other factors. Many of these factors are beyond the control of TowneBank and Monarch. As TowneBank and Monarch market share prices fluctuate, the value of the shares of TowneBank common stock that a Monarch stockholder will receive will correspondingly fluctuate. Accordingly, at the time of the special meetings, stockholders of TowneBank and stockholders of Monarch will not know the exact value of the consideration to be paid by TowneBank when the merger is completed. We are working to complete the transaction promptly and expect to complete the merger late in the second quarter of 2016. However, there is no way to predict how long it will take to satisfy the conditions to closing the merger and to complete the transaction. You should obtain current market quotations for shares of TowneBank common stock before you vote.

While the exchange ratio is fixed and will not be adjusted based upon changes in the market prices of TowneBank common stock and Monarch common stock prior to the effective date of the merger, the Monarch board of directors may terminate the merger agreement if the price of TowneBank common stock has declined by more than 20% over a designated measurement period on an actual basis and declined by more than 20% relative to the NASDAQ Bank Index during the same period, unless TowneBank elects to increase the number of shares of TowneBank common stock to be issued to Monarch stockholders (which it is not obligated to do). See “The Merger Agreement – Termination of the Merger Agreement.” In the event TowneBank’s common stock declines such that the above conditions are met, there can be no assurance that TowneBank would increase the exchange ratio or that the merger otherwise would be completed.

The market price of TowneBank common stock after the merger may be affected by factors different from those affecting the shares of TowneBank or Monarch currently.

Upon completion of the merger, Monarch stockholders will own approximately 16.8% of the combined company’s outstanding common stock, on a fully diluted basis. TowneBank’s business differs in important respects from that of Monarch, and, accordingly, the results of operations of the combined company and the market price of TowneBank common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of TowneBank and Monarch. For a discussion of the businesses of TowneBank and Monarch and of certain factors to consider in connection with those businesses, see the information described elsewhere in this joint proxy statement/prospectus and the documents incorporated herein by reference.

Future results of the combined company may be materially different from those reflected in the unaudited pro forma condensed combined financial statements included in this document because such financial statements do not reflect actual merger-related expenses and restructuring charges.

The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and do not necessarily indicate the future financial condition or operating results of the combined company. The pro forma financial data reflect adjustments, which are based on preliminary estimates, to record Monarch’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Additionally, TowneBank estimates that the combined company will record an aggregate of approximately $21.0 million, on a pre-tax basis, in merger-related expenses and restructuring charges. The actual charges may be higher or lower than estimated, depending upon how costly or difficult it is to integrate the two companies. These charges will decrease the capital of the combined company available for future profitable, income-earning investments.

Regulatory approvals and non-objections may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, TowneBank and Monarch must obtain approvals and non-objections from the FDIC and the Virginia SCC. Other approvals, non-objections, waivers or consents from bank regulators may also be required. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger — Regulatory Approvals.”

The merger may distract management of TowneBank and Monarch from their other responsibilities.

During the pendency of the merger, the respective management groups of TowneBank and Monarch may need to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management could affect its ability to service existing business and develop new business and adversely affect the business and earnings of TowneBank or Monarch before the merger, or the business and earnings of TowneBank after the merger.

Failure to complete the merger or a significant delay in the completion of the merger could negatively impact TowneBank or Monarch.

If the merger is not completed for any reason, TowneBank’s or Monarch’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of TowneBank’s or Monarch’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Furthermore, costs relating to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed. If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Monarch’s board of directors, TowneBank or Monarch may be required to pay to the other party a termination fee of $8.0 million. See “The Merger Agreement – Termination Fee” on page 90.

Any of the foregoing, or other risks arising in connection with the failure of or a delay in completing the merger, including the constraints in the merger agreement on the ability to make significant changes to each company’s ongoing business during the pendency of the merger, the incurrence of additional merger-related expenses, and other market and economic factors could have a material adverse effect on each company’s business, financial condition and results of operations.

The fairness opinions received by TowneBank and Monarch in connection with the merger have not been updated to reflect changes in circumstances since the signing of the merger agreement, and they likely will not be updated before completion of the merger.

The opinions rendered by Sandler O’Neill & Partners, L.P., financial advisor to TowneBank, and Raymond James & Associates, financial advisor to Monarch, on December 16, 2015, are based upon information available as of such date. Neither opinion has been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of TowneBank or Monarch, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of TowneBank or Monarch or the prices of shares of TowneBank common stock or Monarch common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of such opinions. TowneBank and Monarch do not currently anticipate asking their respective financial advisors to update the opinions prior to the time the merger is completed. For a description of the opinion that TowneBank received from its financial advisor, please see “The Merger – Opinion of TowneBank’s Financial Advisor,” beginning on page 55. For a description of the opinion that Monarch received from its financial advisor, please see “The Merger – Opinion of Monarch’s Financial Advisor,” beginning on page 65.

Monarch’s directors and executive officers have interests in the merger that differ from the interests of Monarch’s other stockholders.

Monarch stockholders, in deciding how to vote on the Monarch merger proposal, should be aware that Monarch’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Monarch stockholders generally. These interests exist because of, among other things:

•	new employment agreements between TowneBank and certain executive officers of Monarch pursuant to which such individuals will serve in executive or senior officer positions at TowneBank upon completion of the merger and will receive annual base salaries and other compensation and benefits;

•	new change in control agreements between TowneBank and certain executive officers of Monarch, which will only become effective in the event of a change in control of TowneBank and pursuant to which such individuals may receive severance payments and other benefits in connection with a change in control of TowneBank;

•	the potential receipt by certain executive officers of Monarch of change in control, severance or termination payments in the event such officers do not continue their employment with TowneBank after the merger as contemplated under the new employment agreements with TowneBank;

•	the potential receipt by certain executive officers of Monarch of cash retention payments to be paid by Monarch in a lump sum immediately prior to the effective date of the merger equal to approximately one-half of the amount that the applicable officer would have been entitled to receive under his or her change in control agreement with Monarch Bank if such officer experienced a qualifying termination of employment following the merger and his or her existing change in control agreement with Monarch Bank was operative;

•	the appointment of Monarch directors to the board of directors of TowneBank or the board of managers of Towne Financial Services, a wholly owned subsidiary of TowneBank, effective at the effective date of the merger, and receiving compensation for such service;

•	the accelerated vesting of unvested outstanding restricted stock awards held by executive officers and directors of Monarch, with an aggregate value of approximately $3,174,888, assuming a value of $17.41 per share of Monarch common stock (the average closing market price of Monarch common stock over the first five business days following the first public announcement of the merger); and

•	the agreement by TowneBank to indemnify the officers and directors of Monarch against certain liabilities arising before the effective date of the merger and TowneBank’s purchase of a six year “tail” prepaid policy for the current officers and directors of Monarch, subject to a cap on the cost of such policy equal to 250% of Monarch’s current annual premium.

These interests may cause directors and executive officers of Monarch to view the merger proposal differently than other Monarch stockholders view the proposal. See “The Merger – Interests of Certain Monarch Directors and Executive Officers in the Merger” on page 74.

The merger agreement limits the ability of Monarch to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.

The merger agreement contains “no-shop” provisions that, subject to certain exceptions, limit the ability of Monarch to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Monarch. In addition, under certain circumstances, if the merger agreement is terminated and Monarch, subject to certain restrictions, enters into an agreement with respect to or consummates a similar business combination or transaction other than the merger within

12 months thereafter, Monarch must pay to TowneBank a termination fee of $8.0 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant percentage of ownership of Monarch from considering or proposing the acquisition even if it were prepared to pay consideration, with respect to Monarch, with a higher per share market price than that proposed in the merger. See “The Merger Agreement – Termination Fee” on page 90.

If the merger is not completed, TowneBank and Monarch will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of TowneBank and Monarch has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the bank regulatory agencies and the SEC in connection with the merger. If the merger is not completed, TowneBank and Monarch would have to incur these expenses without realizing the expected benefits of the merger.

The shares of TowneBank common stock to be received by Monarch stockholders as a result of the merger will have different rights than shares of Monarch common stock.

Upon completion of the merger, Monarch stockholders will become TowneBank stockholders and their rights as stockholders will be governed by Virginia law and the TowneBank articles of incorporation and bylaws. The rights associated with Monarch common stock are different from the rights associated with TowneBank common stock. See “Comparative Rights of Stockholders” beginning on page 98 for a discussion of the different rights associated with TowneBank common stock.

Risks Relating to Combined Operations Following the Merger

Combining TowneBank and Monarch may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on TowneBank’s ability to realize the anticipated benefits and cost savings from combining the businesses of TowneBank and Monarch and to combine the businesses of TowneBank and Monarch in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of TowneBank or Monarch or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, TowneBank must successfully combine the businesses of TowneBank and Monarch. If TowneBank is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

TowneBank and Monarch have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on TowneBank’s ability to successfully combine the businesses of TowneBank and Monarch. After the completion of the merger, TowneBank will integrate Monarch’s business into its own. The integration process in the merger, which will include the closing of certain TowneBank and Monarch banking offices, could result in the loss of key employees, the disruption of each party’s ongoing business, and inconsistencies in standards, controls, procedures and policies that affect adversely either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. The loss of key employees could adversely affect TowneBank’s ability to successfully conduct its business after the merger, which could have an adverse effect on TowneBank’s financial results and the value of its common stock. If TowneBank experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause TowneBank and Monarch to lose customers or cause customers to withdraw their deposits from TowneBank’s or Monarch’s banking operations, or other unintended consequences that could have a material adverse effect on TowneBank’s results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of TowneBank and Monarch during this transition period and for an undetermined period after consummation of the merger.

TowneBank may not be able to effectively integrate the operations of Monarch Bank into TowneBank.

The future operating performance of TowneBank will depend, in part, on the success of the merger. The success of the merger will, in turn, depend on a number of factors, including TowneBank’s ability to: (i) integrate the operations of

Monarch Bank and TowneBank; (ii) retain the deposits and customers of Monarch Bank and TowneBank, including after the closing of certain TowneBank and Monarch banking offices in the merger; (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined company to improve its overall operating efficiencies; and (iv) retain and integrate the appropriate personnel of Monarch Bank into the operations of TowneBank, as well as reducing overlapping bank personnel. The integration of Monarch Bank and TowneBank following the merger will require the dedication of the time and resources of the banks’ managements and may temporarily distract managements’ attention from the day-to-day business of the banks. If TowneBank is unable to successfully integrate Monarch Bank, TowneBank may not be able to realize expected operating efficiencies and eliminate redundant costs.

Current holders of TowneBank and Monarch common stock will have less influence as holders of TowneBank common stock after the merger.

It is expected that the current holders of TowneBank common stock will own approximately 83.2% of the outstanding common stock of TowneBank, on a fully diluted basis, after the merger. As a group, the current holders of common stock of Monarch will own approximately 16.8% of the outstanding common stock of TowneBank, on a fully diluted basis, after the merger. Each current holder of TowneBank and Monarch common stock will own a smaller percentage of TowneBank after the merger than they currently own of TowneBank or Monarch, respectively. As a result of the merger, holders of TowneBank and Monarch common stock will have less influence on the management and policies of TowneBank than they currently have on the management and policies of TowneBank or Monarch, respectively.

TowneBank is not obligated to pay cash dividends on its common stock.

TowneBank is currently paying a quarterly cash dividend to holders of its common stock at a rate of $0.12 per share. However, TowneBank is not obligated to pay dividends in any particular amounts or at any particular times. TowneBank’s decision to pay dividends in the future will depend on a number of factors, including its capital and the availability of funds from which dividends may be paid. See “Description of TowneBank Capital Stock” on page 96 and “Market for Common Stock and Dividends” on page 104.

Risks Relating to TowneBank’s Common Stock

The trading volume of TowneBank’s common stock has been relatively low, and market conditions and other factors may affect the value of its common stock, which may make it difficult for TowneBank stockholders to sell their shares at times, volumes or prices they find attractive.

While TowneBank’s common stock is traded on the NASDAQ Global Select Market, the shares are thinly traded and the common stock has substantially less liquidity than the average trading market for many other publicly traded financial institutions of similar size. Thinly traded stocks can be more volatile than stock trading in an active public market. As such, TowneBank’s stock price could fluctuate significantly in the future, with such fluctuations being unrelated to its performance. General market declines or market volatility in the future, especially in the financial institutions sector of the economy, could adversely affect the price of TowneBank common stock, and the current market price may not be indicative of future market prices. Therefore, TowneBank stockholders may not be able to sell their shares at the volume, prices or times that they desire.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. TowneBank and Monarch desire to take advantage of these “safe harbor” provisions with regard to the forward-looking statements in this joint proxy statement/prospectus and in the documents that are incorporated herein by reference. These forward-looking statements reflect the current views of TowneBank and Monarch with respect to future events and financial performance. Specifically, forward-looking statements may include:

•	statements relating to the ability of TowneBank and Monarch to timely complete the merger and the benefits thereof, including anticipated efficiencies, opportunities, synergies and cost savings estimated to result from the merger;

•	projections of revenues, expenses, income, net income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures;

•	statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives;

•	discussions of the future state of the economy, competition, regulation, taxation, our business strategies, subsidiaries, investment risk and policies; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements express the best judgment of TowneBank and Monarch based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.

By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, TowneBank and Monarch cannot guarantee you that the expectations reflected in our forward-looking statements actually will be achieved. Actual results may differ materially from those in the forward-looking statements due to, among other things, the following factors:

•	the businesses of TowneBank and Monarch may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•	revenues following the merger may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the ability to obtain required regulatory and stockholder approvals, and the ability to complete the merger within the expected timeframe, may be more difficult, time-consuming or costly than expected;

•	changes in general business, economic and market conditions;

•	changes in fiscal and monetary policies, and laws and regulations;

•	changes in interest rates, deposit flows, loan demand and real estate values;

•	a deterioration in asset quality and/or a reduced demand for, or supply of, credit;

•	increased cybersecurity risk, including potential business disruptions or financial losses;

•	volatility in the securities markets generally or in the market price of TowneBank’s stock specifically; and

•	the risks outlined in “Risk Factors” beginning on page 29.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of a document incorporated herein by reference, as of the date of that document. Except as required by law, neither TowneBank nor Monarch undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the FDIC by TowneBank or the SEC by Monarch. See “Where You Can Find More Information” beginning on page 110 for a list of the documents incorporated herein by reference.

THE TOWNEBANK SPECIAL MEETING

Date, Place and Time

This joint proxy statement/prospectus is first being mailed on or about May 9, 2016 to TowneBank stockholders who held shares of TowneBank common stock, par value $1.667 per share, on the record date for the TowneBank special meeting of stockholders. This joint proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of TowneBank for use at the special meeting to be held on June 21, 2016 at 9:00 a.m. local time, at Towne University, located at 6009 Harbour View Boulevard, Suffolk, Virginia, and at any adjournments of that meeting.

Purposes of the TowneBank Special Meeting

At the special meeting, the stockholders of TowneBank will be asked:

•	to approve the TowneBank merger proposal as more fully described in this joint proxy statement/prospectus; and

•	to approve the TowneBank adjournment proposal as more fully described in this joint proxy statement/prospectus.

Recommendation of the TowneBank Board of Directors

The TowneBank board believes that the proposed merger with Monarch is fair to and is in the best interests of TowneBank and its stockholders and unanimously recommends that TowneBank stockholders vote “FOR” each of the proposals that will be presented at the TowneBank special meeting as described in this joint proxy statement/prospectus.

Record Date and Voting Rights; Quorum

The TowneBank board of directors has fixed the close of business on April 28, 2016 as the record date for determining the stockholders of TowneBank entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of TowneBank common stock at the close of business on the record date. At that date, 51,678,667 shares of TowneBank common stock were outstanding and entitled to vote.

To have a quorum that permits TowneBank to conduct business at the TowneBank special meeting, the presence, whether in person or by proxy, of the holders of TowneBank’s common stock representing a majority of the voting shares outstanding on the record date is required. You are entitled to one vote for each outstanding share of TowneBank common stock you held as of the close of business on the record date.

Holders of shares of TowneBank common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

Vote Required for Approval of the TowneBank Merger Proposal. The approval of the TowneBank merger proposal requires the affirmative vote of a majority of the shares of TowneBank common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast on the proposal. Because, however, approval of the TowneBank merger proposal requires the affirmative vote of at least a majority of the shares of TowneBank common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the TowneBank merger proposal.

Vote Required for Approval of the TowneBank Adjournment Proposal. The approval of the TowneBank adjournment proposal requires the affirmative vote of a majority of the shares of TowneBank common stock cast and entitled to vote on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the TowneBank adjournment proposal has been approved.

Stock Ownership of TowneBank Executive Officers and Directors

As of the record date, directors and executive officers of TowneBank and their affiliates beneficially owned and were entitled to vote approximately 5,915,176 shares of TowneBank common stock at the TowneBank special meeting, or approximately 11.5% of the total voting power of TowneBank shares entitled to vote at the special meeting.

Voting at the TowneBank Special Meeting

Record Holders. If your shares of TowneBank common stock are held of record in your name, your shares can be voted at the TowneBank special meeting in any of the following ways:

•	By Mail. You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of TowneBank common stock represented by it will be voted at the TowneBank special meeting in accordance with the instructions contained in the proxy card.

If proxy cards are returned properly executed without an indication as to how the proxies should vote, the TowneBank common stock represented by each such proxy card will be considered to be voted (i) “FOR” the TowneBank merger proposal and (ii) “FOR” the TowneBank adjournment proposal.

•	By the Internet or Telephone. You can appoint the proxies to vote your shares for you by going to the Internet website (https://www.envisionreports.com/TOWN2) or by calling 1-800-652-VOTE (8683). When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by Internet or telephone only until 3:00 a.m. Eastern Time on June 21, 2016, which is the day of the TowneBank special meeting. If you vote by the Internet or telephone, you need not sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

•	In Person. You can attend the TowneBank special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the TowneBank special meeting in person.

Shares Held in “Street Name.” Only the record holders of shares of TowneBank common stock, or their appointed proxies, may vote those shares. As a result, if your shares of TowneBank common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the TowneBank special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the TowneBank special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the TowneBank special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

Record Holders. If you are the record holder of shares of TowneBank common stock and you sign and return a proxy card or appoint the proxies by the Internet or telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the TowneBank special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:

•	you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the TowneBank special meeting; or

•	if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (https://www.envisionreports.com/TOWN2) or use the same telephone number (1-800-652-VOTE (8683)) before 3:00 a.m. Eastern Time on June 21, 2016 (the day of the special meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the special meeting.

To revoke your proxy card or your appointment of the proxies by the Internet or telephone:

•	you can give TowneBank’s Corporate Secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

•	you can attend the special meeting and vote in person or notify TowneBank’s Corporate Secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the special meeting alone, without voting in person or notifying TowneBank’s Corporate Secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to TowneBank’s Corporate Secretary at TowneBank, Attention: Corporate Secretary, 6001 Harbour View Boulevard, Suffolk, Virginia 23435, and must be received no later than the beginning of the TowneBank special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by TowneBank’s Corporate Secretary before the voting takes place at the special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact:

•	TowneBank’s Corporate Secretary by calling (757) 638-6780 or by writing to TowneBank, 6001 Harbour View Boulevard, Suffolk, Virginia 23435, Attention: Corporate Secretary; or

•	Regan & Associates, Inc. by calling, toll-free, 1-800-737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the TowneBank board of directors, and TowneBank will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to stockholders. Proxies may be solicited, without extra compensation, by TowneBank’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. TowneBank has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of $25,000, excluding certain customary out-of-pocket expenses. TowneBank will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE TOWNEBANK SPECIAL MEETING

Approval of the TowneBank Merger Proposal (TowneBank Proposal No. 1)

At the special meeting, stockholders of TowneBank will be asked to approve the TowneBank merger proposal providing for the merger of Monarch and Monarch Bank with and into TowneBank. Stockholders of TowneBank should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the TowneBank board of directors approved the merger agreement and the merger and deemed them to be advisable and in the best interests of TowneBank and the stockholders of TowneBank. See “The Merger – TowneBank’s Reasons for the Merger; Recommendation of TowneBank’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the TowneBank board of directors’ recommendation.

The TowneBank board of directors unanimously recommends that TowneBank stockholders vote “FOR” the TowneBank merger proposal.

Approval of the TowneBank Adjournment Proposal (TowneBank Proposal No. 2)

If at the TowneBank special meeting there are not sufficient votes to approve the TowneBank merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the TowneBank merger proposal. In that event, TowneBank stockholders will be asked to vote on the TowneBank adjournment proposal and will not be asked to vote on the TowneBank merger proposal until such adjournment, if any.

In order to allow proxies that have been received by TowneBank at the time of the TowneBank special meeting to be voted for the TowneBank adjournment proposal, TowneBank is submitting the TowneBank adjournment proposal to its stockholders as a separate matter for their consideration. This proposal asks TowneBank stockholders to authorize the holder of any proxy solicited by the TowneBank board of directors on a discretionary basis to vote in favor of adjourning the TowneBank special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from TowneBank stockholders who have previously voted.

If it is necessary to adjourn the TowneBank special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the TowneBank special meeting is adjourned. Even if a quorum is not present, stockholders who are represented at a meeting may approve an adjournment of the meeting.

The TowneBank board of directors unanimously recommends that TowneBank stockholders vote “FOR” the TowneBank adjournment proposal.

THE MONARCH SPECIAL MEETING

Date, Place and Time

This joint proxy statement/prospectus is first being mailed on or about May 9, 2016 to Monarch stockholders who held shares of Monarch common stock, par value $5.00 per share, on the record date for the Monarch special meeting of stockholders. This joint proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of Monarch for use at the special meeting to be held on June 21, 2016 at 10:00 a.m. local time, at Monarch Bank, located at 1034 S. Battlefield Boulevard, Chesapeake, Virginia, and at any adjournments of that meeting.

Purposes of the Monarch Special Meeting

At the special meeting, the stockholders of Monarch will be asked:

•	to approve the Monarch merger proposal as more fully described in this joint proxy statement/prospectus;

•	to approve the articles amendment proposal as more fully described in this joint proxy statement/prospectus;

•	to approve, on an advisory basis only, the compensation proposal as more fully described in this joint proxy statement/prospectus; and

•	to approve the Monarch adjournment proposal as more fully described in this joint proxy statement/prospectus.

Recommendation of the Monarch Board of Directors

The Monarch board believes that the proposed merger with TowneBank is fair to and is in the best interests of Monarch and its stockholders and unanimously recommends that Monarch stockholders vote “FOR” each of the proposals that will be presented at the Monarch special meeting as described in this joint proxy statement/prospectus.

Record Date and Voting Rights; Quorum

The Monarch board of directors has fixed the close of business on April 25, 2016 as the record date for determining the stockholders of Monarch entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of Monarch common stock at the close of business on the record date. At that date, 11,877,309 shares of Monarch common stock were outstanding and entitled to vote.

To have a quorum that permits Monarch to conduct business at the Monarch special meeting, the presence, whether in person or by proxy, of the holders of Monarch’s common stock representing a majority of the voting shares outstanding on the record date is required. You are entitled to one vote for each outstanding share of Monarch common stock you held as of the close of business on the record date.

Holders of shares of Monarch common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

Vote Required for Approval of the Monarch Merger Proposal. The approval of the Monarch merger proposal requires the affirmative vote of more than two-thirds of the shares of common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the Monarch merger proposal requires the affirmative vote of more than two-thirds of the shares of Monarch common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the Monarch merger proposal.

Vote Required for Approval of the Articles Amendment Proposal. The approval of the articles amendment proposal requires the affirmative vote of more than two-thirds of the shares of Monarch common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the articles amendment proposal requires the affirmative vote of more than two-thirds of the shares of Monarch common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the articles amendment proposal.

Vote Required for Approval, on an Advisory Basis Only, of the Compensation Proposal. The approval, on an advisory basis only, of the compensation proposal requires the affirmative vote of at least a majority of the shares of Monarch common stock cast and entitled to vote on the proposal.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect on the compensation proposal.

Vote Required for Approval of the Monarch Adjournment Proposal. The approval of the Monarch adjournment proposal requires the affirmative vote of a majority of the shares of Monarch common stock cast and entitled to vote on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the Monarch adjournment proposal has been approved.

Stock Ownership of Monarch Executive Officers and Directors

Each director and executive officer of Monarch has entered into an agreement with TowneBank and Monarch pursuant to which he or she has agreed to vote all of his or her shares in favor of the Monarch merger proposal and the articles amendment and against any competing acquisition proposal, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity are not covered by the agreement. As of the record date, directors and executive officers of Monarch and their affiliates beneficially owned and were entitled to vote approximately 1,167,230 shares of Monarch common stock at the Monarch special meeting, or approximately 9.8% of the total voting power of Monarch shares entitled to vote at the special meeting, all of which are subject to voting agreements.

Voting at the Monarch Special Meeting

Record Holders. If your shares of Monarch common stock are held of record in your name, your shares can be voted at the Monarch special meeting in any of the following ways:

•	By Mail. You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of Monarch common stock represented by it will be voted at the Monarch special meeting in accordance with the instructions contained in the proxy card.

If proxy cards are returned properly executed without an indication as to how the proxies should vote, the Monarch common stock represented by each such proxy card will be considered to be voted (i) “FOR” the Monarch merger proposal, (ii) “FOR” the articles amendment proposal, (iii) “FOR” the compensation proposal and (iv) “FOR” the Monarch adjournment proposal.

•

By the Internet or Telephone. You can appoint the proxies to vote your shares for you by going to the Internet website (https://www.investorvote.com/MNRK) or by calling 1-800-652-VOTE (8683). When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 1:00 a.m. Eastern Time on June 21, 2016, which is the day of the Monarch special meeting. If you vote by the Internet or telephone, you need not sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

•	In Person. You can attend the Monarch special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the Monarch special meeting in person.

Shares Held in “Street Name.” Only the record holders of shares of Monarch common stock, or their appointed proxies, may vote those shares. As a result, if your shares of Monarch common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the Monarch special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the Monarch special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the Monarch special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

Record Holders. If you are the record holder of shares of Monarch common stock and you sign and return a proxy card or appoint the proxies by the Internet or by telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the Monarch special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:

•	you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the Monarch special meeting; or

•	if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (https://www.investorvote.com/MNRK) or use the same telephone number (1-800-652-VOTE (8683)) before 1:00 a.m. Eastern Time on June 21, 2016 (the day of the special meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the special meeting.

To revoke your proxy card or your appointment of the proxies by the Internet or telephone:

•	you can give Monarch’s Secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

•	you can attend the special meeting and vote in person or notify Monarch’s Secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the special meeting alone, without voting in person or notifying Monarch’s Secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to Monarch’s Secretary at Monarch Financial Holdings, Inc., Attention: Secretary, 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320, and must be received no later than the beginning of the Monarch special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by Monarch’s Secretary before the voting takes place at the special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact:

•	Monarch’s Secretary by calling (757) 389-5112 or by writing to Monarch Financial Holdings, Inc., 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320, Attention: Secretary; or

•	Regan & Associates, Inc. by calling, toll-free, 1-800-737-3426 or by writing to Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, New York 10018.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the Monarch board of directors, and Monarch will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to stockholders. Proxies may be solicited, without extra compensation, by Monarch’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. Monarch has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of $16,000, excluding certain customary out-of-pocket expenses. Monarch will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE MONARCH SPECIAL MEETING

Approval of the Monarch Merger Proposal (Monarch Proposal No. 1)

At the special meeting, stockholders of Monarch will be asked to approve the Monarch merger proposal providing for the merger of Monarch and Monarch Bank with and into TowneBank. Stockholders of Monarch should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the Monarch board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger and deemed them to be advisable and in the best interests of Monarch and the stockholders of Monarch. See “The Merger – Monarch’s Reasons for the Merger; Recommendation of Monarch’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Monarch board of directors’ recommendation.

The Monarch board of directors unanimously recommends that Monarch stockholders vote “FOR” the Monarch merger proposal.

Approval of the Articles Amendment Proposal (Monarch Proposal No. 2)

In connection with the approval of the merger agreement and the merger by the Monarch board of directors on December 16, 2015, the Monarch board also approved an amendment to Article II, Purpose, of Monarch’s articles of incorporation to provide Monarch with banking powers under Virginia law solely to facilitate the merger. The reason Monarch is proposing to amend its articles of incorporation is because, under Virginia law, a Virginia chartered bank like TowneBank can only merge with an entity that is chartered with banking powers under federal or state law. Accordingly, in order to facilitate the merger of Monarch into TowneBank, the parties have agreed that Monarch will seek stockholder approval of such amendment. The form of the amendment to Monarch’s articles of incorporation amending the purpose article therein so as to provide Monarch with banking powers under Virginia law is attached as Appendix D to this joint proxy statement/prospectus.

The approval of the articles amendment proposal by the Monarch board is subject to the approval of such amendment by the holders of more than two-thirds of the shares of Monarch common stock outstanding on the record date for the Monarch special meeting. If the stockholders of either TowneBank or Monarch do not approve the TowneBank merger proposal or the Monarch merger proposal, respectively, or the merger otherwise is not completed, Monarch will not amend its articles of incorporation, even if Monarch stockholders approve the articles amendment proposal.

If the articles amendment proposal is not approved by the Monarch stockholders at the Monarch special meeting, Monarch will not be able to fulfill a closing condition in the merger agreement, as Virginia law would not permit an entity that does not have banking powers to merge with TowneBank. In that event, the parties may amend the merger agreement under certain circumstances, before or after the requisite stockholder approvals, and structure the business combination between the entities in a different manner to accomplish the business purposes of the merger, provided that (i) the merger consideration to be received by the holders of Monarch common stock is not changed or altered as a result of such modification, (ii) such amendment will not adversely affect the tax treatment of the merger to TowneBank or Monarch and (iii) such amendment will not materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

The Monarch board of directors approved the proposed amendment to Monarch’s articles of incorporation in connection with approving the merger agreement and the merger, and would not otherwise have considered or approved such amendment. In addition, the proposed amendment to Monarch’s articles of incorporation is a condition to closing the merger, and there can be no assurance that the parties will be able to successfully restructure the business combination if the articles amendment proposal is not approved by the Monarch stockholders. Accordingly, a vote against the articles amendment proposal may be viewed as a vote against the Monarch merger proposal.

The Monarch board of directors unanimously recommends that Monarch stockholders vote “FOR” the articles amendment proposal.

Approval of the Compensation Proposal (Monarch Proposal No. 3)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Monarch is providing its stockholders with the opportunity to approve, in a non-binding advisory vote, the compensation proposal, by voting on the following resolution:

“RESOLVED, that the compensation that may be paid to the named executive officers of Monarch in connection with or as a result of the merger, as disclosed in the sections entitled “The Merger – Interests of Certain Monarch Directors and Executive Officers in the Merger – Change in Control Severance Benefits with Monarch Named Executive Officers” and “ – Payments and Benefits to Monarch Named Executive Officers” and the related table and narrative, is hereby APPROVED.”

Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the Monarch merger proposal. Because the compensation proposal is advisory in nature only, a vote for or against approval will not be binding on either Monarch or TowneBank.

The compensation that is subject to this proposal is a contractual obligation of Monarch and/or Monarch Bank and of TowneBank as the successor thereto. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if stockholders fail to approve this proposal. If the merger is not completed, the Monarch board of directors will consider the results of the vote in making future executive compensation decisions.

The Monarch board of directors unanimously recommends that Monarch stockholders vote “FOR” the compensation proposal.

Approval of the Monarch Adjournment Proposal (Monarch Proposal No. 4)

If at the Monarch special meeting there are not sufficient votes to approve both the Monarch merger proposal and the articles amendment proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the Monarch merger proposal and/or the articles amendment proposal. In that event, Monarch stockholders will be asked to vote on the Monarch adjournment proposal, may be asked to vote on the Monarch merger proposal, the articles amendment proposal and/or the compensation proposal if there are sufficient votes to approve one of them, and will not be asked to vote on the Monarch merger proposal and/or the articles amendment proposal if there are insufficient votes to approve such proposal(s) at the Monarch special meeting until such adjournment, if any.

In order to allow proxies that have been received by Monarch at the time of the Monarch special meeting to be voted for the Monarch adjournment proposal, Monarch is submitting the Monarch adjournment proposal to its stockholders as a separate matter for their consideration. This proposal asks Monarch stockholders to authorize the holder of any proxy solicited by the Monarch board of directors on a discretionary basis to vote in favor of adjourning the Monarch special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Monarch stockholders who have previously voted.

If it is necessary to adjourn the Monarch special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the Monarch special meeting is adjourned. Even if a quorum is not present, stockholders who are represented at a meeting may approve an adjournment of the meeting.

The Monarch board of directors unanimously recommends that Monarch stockholders vote “FOR” the Monarch adjournment proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this joint proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

General

The TowneBank board of directors and the Monarch board of directors have each approved the merger agreement and the merger, which provides for the merger of Monarch and Monarch Bank with and into TowneBank.

Pursuant to the terms of the merger agreement, as a result of the merger, each share of Monarch common stock issued and outstanding before the merger will be converted into the right to receive 0.8830 shares of TowneBank common stock. We sometimes refer to this as the “exchange ratio.” This exchange ratio is fixed and will not be adjusted based upon changes in the market prices of TowneBank common stock and Monarch common stock prior to the effective date of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares.

As of the date of this joint proxy statement/prospectus, TowneBank expects that it will issue approximately 10,487,664 shares of TowneBank common stock to the holders of Monarch common stock in the merger, based on the 0.8830 exchange ratio and the number of shares of Monarch common stock outstanding and reserved for issuance under equity compensation plans and agreements. At the completion of the merger, it is expected that there will be issued and outstanding approximately 62,166,331 shares of TowneBank common stock, with current TowneBank stockholders owning approximately 83.2% of TowneBank’s outstanding common stock, on a fully diluted basis, and former holders of Monarch common stock owning approximately 16.8% of TowneBank’s outstanding common stock, on a fully diluted basis.

Background of the Merger

As part of its ongoing consideration and evaluation of Monarch’s long-term prospects and strategy, the Monarch board of directors and senior management periodically reviewed and assessed its business strategy and objectives, including strategic opportunities and challenges facing Monarch. These strategic reviews have included, among other things, the business and regulatory environment in which Monarch and other similar community banks operate, as well as market and other conditions in the financial services industry generally. Potential transactions that could further its strategic objectives, and the potential benefits and risks of any such transactions, were also discussed. In addition, Monarch periodically has received inquiries from third parties regarding potential business combination transactions, but none of these inquiries advanced beyond the informal stage or resulted in serious consideration by the Monarch board of directors.

TowneBank’s management strategically reviews opportunities to acquire banks and other financial services companies to build its financial services platform and expand its customer base and market areas. During the past three years, TowneBank, as part of its growth strategy, has made one out-of-market bank acquisition to expand its service area in Virginia and also has acquired eight insurance and real estate companies.

In mid-October 2015, G. Robert Aston, Jr., TowneBank’s chairman of the board and chief executive officer, contacted Jeffrey F. Benson, Monarch’s chairman of the board, by telephone suggesting they meet to discuss a potential strategic transaction between TowneBank and Monarch.

On October 16, 2015, Mr. Aston contacted a representative of Sandler O’Neill, a financial advisory firm with which TowneBank had a prior relationship, to advise them that, among other things, TowneBank had expressed its interest to Monarch concerning a potential strategic transaction and to obtain from Sandler O’Neill a preliminary financial analysis of an acquisition of Monarch.

On October 23, 2015, Mr. Aston and Mr. Benson met in-person and engaged in informal discussions on the general business and banking climate in the Greater Hampton Roads area and the respective businesses, operations and strategies of TowneBank and Monarch. Mr. Aston informed Mr. Benson that TowneBank would be interested in discussing an affiliation should Monarch have a reciprocal interest. No financial or other terms of a merger transaction were discussed, and at the conclusion of the meeting Mr. Benson advised Mr. Aston that he would speak to Brad E. Schwartz, Monarch’s chief executive officer, regarding TowneBank’s preliminary interest in a strategic transaction with Monarch.

In early November, 2015, Messrs. Benson and Schwartz met with Mr. Aston to continue the preliminary discussions on a potential merger between TowneBank and Monarch. At the meeting, Mr. Aston gave an overview of TowneBank’s operations and culture, and of its expansion plans. Messrs. Benson and Schwartz provided information on Monarch’s operations and strategy. Mr. Aston acknowledged the attractiveness of the Monarch franchise and management, and the community orientation of the Monarch directorate. He also pointed to the significant overlap of the two companies’ banking and mortgage operations and the significant potential for increasing each company’s stockholder value through the efficiencies that could potentially be achieved through a merger of TowneBank and Monarch. Mr. Aston also expressed the opportunity available to integrate the Monarch board and executive management into the TowneBank organization. After the meeting concluded, Messrs. Benson and Schwartz discussed the benefits of a potential combination with TowneBank and determined that the next appropriate step was to contact a financial advisory firm for guidance on such a transaction.

Immediately after that meeting, Mr. Schwartz contacted a representative of Raymond James, a financial advisory firm with which Monarch had a prior relationship, to advise them of TowneBank’s interest in a potential merger transaction and to discuss, among other things, Monarch’s strategic alternatives and options. Based on the preliminary advice of Raymond James, Mr. Schwartz requested Raymond James to provide information on the bank merger and acquisition environment generally and to prepare a preliminary analysis on a merger transaction with TowneBank and other potential acquirers to be presented at Monarch’s next board meeting on November 18, 2015.

On November 11, 2015, at a strategic planning retreat of the Monarch board of directors, Mr. Schwartz led a discussion on strategic alternatives for Monarch, including remaining independent, acquiring other banks, spinning off its mortgage operations into a separate entity, and, perhaps, selling Monarch to another financial institution. During the meeting, the Monarch board discussed general concerns about Monarch being able to continue to grow organically at its current rate, the challenges of trying to continue to grow the mortgage business in its current scale to the size of Monarch Bank, and discussed in great detail the perceived quality of other acquisition candidates, the perceived impact of forecasted rising interest rates on mortgage operations, and many other factors relating to Monarch’s business. Mr. Benson informed the Monarch board about his recent conversations and meetings with Mr. Aston. Mr. Schwartz noted he would have Raymond James provide certain information on the merger and acquisition environment in the banking industry as well as a preliminary analysis on a merger transaction with TowneBank at Monarch’s next board meeting. After discussing this information, the Monarch board of directors authorized Messrs. Benson and Schwartz, and select members of Monarch’s executive management, to continue the exploratory discussions with TowneBank.

On November 18, 2015, the Monarch board of directors held a regularly scheduled meeting at which the potential merger transaction with TowneBank was discussed. Mr. Schwartz updated the Monarch board on conversations that Mr. Benson and he had with Mr. Aston since Monarch’s strategic planning retreat. Representatives of Raymond James were present at the meeting and discussed the banking industry in general, the bank merger and acquisition environment and potential strategic alternatives available to Monarch. The Raymond James representatives provided a preliminary analysis regarding Monarch, TowneBank and a merger transaction based on publicly available information and a range of assumed exchange ratios of shares of TowneBank common stock for shares of Monarch common stock as well as assumed merger consideration consisting of cash, stock or a mix of cash and stock. Among other matters, the Monarch board considered and took note of the pricing metrics of recently announced transactions involving other banking institutions in the Mid-Atlantic and Southeast regions and nationally and, based on this data, generally discussed with Raymond James the range of values that Monarch’s stockholders could potentially realize in a business combination transaction. It was noted that the overlap of retail banking offices and the cost savings associated with the combination would most likely allow TowneBank to pay a higher premium for Monarch than an out of market buyer. The representatives of Raymond James also provided an overview of the process proposed to be undertaken should the board of directors determine to pursue a merger with TowneBank. Monarch’s board of directors discussed the potential benefits of a merger with TowneBank and concluded that a combination with TowneBank warranted further consideration. Overall, the opportunity to combine the two largest community banks in the Greater Hampton Roads region, provide Monarch’s stockholders with a sizable increase in stock price and dividend payout, and continue operations together with TowneBank, proved compelling to the Monarch board of directors.

On November 19, 2015, TowneBank delivered a preliminary non-binding written indication of interest to acquire Monarch. The financial terms provided for an all-stock transaction at an indicated price of $18.00 per share based on a fixed exchange ratio of 0.8298 shares of TowneBank common stock for each share of Monarch common stock, derived from

TowneBank’s 20-day average closing price, subject to further due diligence. TowneBank’s proposal also indicated, among other things, that TowneBank would offer board positions to all eight non-executive officer members of Monarch’s board, with four Monarch directors joining the TowneBank board of directors and four Monarch directors joining the Towne Financial Services board. TowneBank offered that, subject to approval of the TowneBank board, Mr. Benson would be named Vice Chairman of the TowneBank board of directors. Membership on the TowneBank board was also extended to Mr. Schwartz. Two executive officers of Monarch who also serve on its board of directors, E. Neal Crawford, Jr., president of Monarch, and William T. Morrison, the chief executive officer of Monarch Mortgage, would be invited to join the Towne Financial Services board. TowneBank also offered employment and change-in-control agreements to Messrs. Crawford, Morrison and Schwartz, and to Andrew N. Lock, Monarch’s chief risk officer, with positions at TowneBank to be determined at a later date.

On November 20, 2015, Monarch and TowneBank entered into a mutual confidentiality agreement, which included an exclusivity provision preventing Monarch from initiating or soliciting a business combination with another financial institution. Formal due diligence between the parties began on November 30, 2015 after the Thanksgiving holiday. The companies began exchanging materials and information and scheduling meetings to facilitate the mutual due diligence process.

On November 24, 2015, Monarch’s board of directors held a special meeting to discuss the terms of TowneBank’s preliminary non-binding indication of interest and to have senior management report on the status of the merger discussions. Mr. Schwartz informed the board that the parties had entered into a mutual confidentiality agreement and that, with the board’s approval, which was then given, formal due diligence between the parties was to begin on November 30, 2015. The Monarch board engaged in a lengthy discussion regarding the proposed exchange ratio, and the board and officer representation in the combined organization after the merger, among other matters. At the conclusion of the meeting, the Monarch board authorized management to continue the preliminary merger discussions with TowneBank and directed Mr. Schwartz to request that TowneBank increase the exchange ratio offered by TowneBank, solidify and increase the board and management positions proposed by TowneBank for Monarch directors and officers after the merger, and discuss several other aspects of the proposed merger offer. The Monarch board also authorized Mr. Schwartz to execute a revised preliminary non-binding indication of interest if the board’s requests were met by TowneBank. Monarch’s board of directors also formally approved the engagement of Raymond James as Monarch’s financial advisor and directed Mr. Schwartz to enter into an engagement letter with Raymond James, which was executed on December 2, 2015.

On November 25, 2015, the TowneBank board of directors held a regularly scheduled meeting at which Mr. Aston reviewed, among other matters, the terms of the November 19 preliminary non-binding indication of interest and the recent conversations and meetings with Monarch’s representatives regarding a potential merger transaction. Mr. Aston informed the TowneBank board that its indication of interest was received favorably by the Monarch board, and that Monarch was interested in moving forward with a merger, subject to an increase in the exchange ratio offered by TowneBank and additional representation on the TowneBank board. Mr. Aston reported to the board that he had contacted representatives of Sandler O’Neill to advise them on the proposed transaction and to obtain from Sandler a preliminary financial analysis of an acquisition of Monarch. A representative of Sandler O’Neill was present at the meeting and provided such an analysis, which included pro forma financial information on the combined organization, as well as Sandler O’Neill’s preliminary thoughts on the potential strategic and financial benefits of a combination with Monarch.

During the meeting on November 25, members of TowneBank’s senior management and board also discussed various Monarch directors, many of whom the members of TowneBank’s board and management knew personally and professionally because of the shared Greater Hampton Roads market area of the organizations. Mr. Aston reviewed the potential benefits of adding the Monarch directors to the TowneBank board of directors or the Towne Financial Services board, and the potential roles for Monarch senior management in the combined company. The TowneBank board was also informed that the parties had entered into a mutual confidentiality agreement and that formal due diligence between the parties was to begin on November 30, 2015. After the presentations detailed above, TowneBank’s board of directors discussed the impact of an increase in the exchange ratio and in the number of TowneBank board members as a result of the merger, as well as board integration issues. The expected cost savings from the transaction, the conversion and integration process and the impact on TowneBank operations during the pendency of the transaction were also discussed. After full discussion, TowneBank’s board of directors endorsed senior management’s recommendation to proceed with negotiating a merger transaction with Monarch and to deliver an updated indication of interest letter with an increase in the exchange ratio and any changes that senior management believed appropriate with respect to the individual Monarch directors that would be invited to serve on the TowneBank board following the merger.

On November 30, 2015, TowneBank delivered to Monarch an updated preliminary non-binding written indication of interest to acquire Monarch that included an indicated price between $19.00 to $19.50 per share based on a fixed exchange ratio of 0.8709 to 0.8938 shares of TowneBank common stock for each share of Monarch common stock, again derived from TowneBank’s 20-day average closing price and subject to further due diligence. Additionally, other than TowneBank proposing to add Mr. Morrison to its board of directors, the terms of the updated indication of interest were the essentially same as the November 19 indication of interest.

Also on November 30, 2015, the parties began their due diligence investigation on each other’s business and operations. On December 5, 2015, representatives of TowneBank conducted on-site due diligence at the headquarters of Monarch, meeting with Monarch’s senior management to discuss Monarch’s business, results of operations and business prospects. TowneBank’s legal and financial advisors assisted TowneBank in connection with its due diligence review of Monarch. On December 6, 2015, Monarch, with the assistance of its legal and financial advisors, conducted an on-site due diligence review of TowneBank and met with TowneBank’s senior management to discuss TowneBank’s business, results of operations and business prospects.

On December 7, 2015, TowneBank delivered to Monarch a further updated preliminary non-binding written indication of interest. The financial and other terms were essentially the same as the November 30 indication of interest, but based on the mutual due diligence and meetings conducted by the senior managements of the respective organizations, TowneBank determined to offer Mr. Crawford a position on TowneBank’s board of directors. Based on the authorization of Monarch’s board of directors at its November 24 meeting, Mr. Schwartz executed the updated preliminary non-binding indication of interest.

On December 8, 2015, the Monarch board of directors held a special meeting to discuss the potential merger transaction with TowneBank and the revised and executed December 7 preliminary non-binding indication of interest. Mr. Schwartz reported on the status of the merger negotiations with TowneBank, updating the Monarch board on the merger developments since the directors met on November 24, 2015. Monarch’s senior management gave a presentation regarding the on-site due diligence review of TowneBank. Representatives from Raymond James and Monarch’s outside legal counsel, Williams Mullen, also attended the meeting. Raymond James again provided an overview of the bank merger and acquisition market and reviewed with the board comparable merger and acquisition transactions. Raymond James presented to the board a detailed summary of TowneBank’s December 7 non-binding preliminary indication of interest and a pro forma analysis on the financial terms of the merger based on the range of the exchange ratio provided in TowneBank’s offer. Williams Mullen provided a detailed presentation on the board of directors’ fiduciary duties and responsibilities in the context of a change in control or other business combination transaction. Monarch’s board of directors, with the assistance of Raymond James, discussed the potential benefits of the proposed transaction with TowneBank, including the premium to the current trading price of Monarch common stock implied by the proposed exchange ratio range, the increase in the cash dividend to be received by the former holders of Monarch common stock and enhanced earnings likely to result from the merger. Following extensive discussion and deliberation, which again included a consideration of whether Monarch should maintain a strategy focused on its continued independence, the Monarch board of directors authorized management to advance the merger discussions with TowneBank and to negotiate a definitive merger agreement for the proposed business combination.

On December 9, 2015, representatives of LeClairRyan, A Professional Corporation, outside legal counsel to TowneBank, provided Williams Mullen with a draft merger agreement.

From December 9, 2015 until December 15, 2015, TowneBank, Monarch and their respective legal counsel and financial advisors negotiated the provisions of the merger agreement and the ancillary documents appearing as exhibits to the merger agreement. Key terms negotiated between the first draft of the merger agreement delivered on December 9, 2015 and the final draft of the merger agreement as presented to the boards of directors of TowneBank and Monarch on December 16 included: (i) the fixed exchange ratio, which the parties agreed on December 15 would be 0.8830 shares of TowneBank common stock for each share of Monarch common stock; (ii) covenants regarding the conduct of Monarch’s business prior to the closing of the merger; (iii) the terms of the director and officer tail insurance policy to be maintained by TowneBank after closing; (iv) a termination right for Monarch if there is a specified percentage decline in the price of TowneBank common stock over a designated measurement period and such price also has declined by a specified percentage relative to a recognized bank stock index during the same period, unless TowneBank elects to increase the merger consideration; and (v) the amount of the termination fee payable by Monarch if the merger agreement was terminated under certain circumstances. During this time, the parties continued to conduct final due diligence regarding their organizations. The representatives of TowneBank and Monarch also negotiated and agreed upon the board and management positions that certain Monarch directors and officers would have with TowneBank after the merger, and the employment and change in control agreements that certain Monarch officers would enter into with TowneBank in connection with the transaction.

On the morning of December 16, 2015, TowneBank’s board of directors held a special meeting to consider the proposed merger and the merger agreement. At the meeting, TowneBank’s board of directors received an update from TowneBank’s senior management on the status of the negotiations with Monarch, including senior management’s recommendation of a proposed exchange ratio of 0.8830 shares of TowneBank common stock for each share of Monarch common stock, as reflected in the draft merger agreement presented at the meeting. The results of TowneBank’s due diligence on Monarch were also provided. TowneBank’s senior management and board discussed the proposed representation that Monarch would have on the TowneBank board and Towne Financial Services board after the merger, as well as the officer positions proposed to certain members of Monarch’s senior management and the general terms of employment for such individuals. Also at the meeting, representatives of Sandler O’Neill, which had been formally engaged by TowneBank on December 14, 2015, reviewed its financial analysis of the terms of the merger, including the exchange ratio in the merger agreement presented to the board, and delivered to TowneBank’s board of directors an oral opinion (which was subsequently confirmed in writing) to the effect that, as of December 16, 2015 and based on and subject to various assumptions and limitations described in the opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to TowneBank. Representatives of LeClairRyan discussed with TowneBank’s board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the proposed merger agreement and related agreements. Following these discussions, including consideration of the factors described under “— TowneBank’s Reasons for the Merger; Recommendation of TowneBank’s Board of Directors” beginning on page 51, and consideration of the above referenced presentations, TowneBank’s board of directors determined to approve the merger, the merger agreement and the related plan of merger, and directed TowneBank’s management to finalize and execute a definitive merger agreement on the terms presented at the meeting.

In the afternoon of December 16, 2015, Monarch’s board of directors, at a regularly scheduled meeting, further considered the proposed merger and reviewed the final draft of the merger agreement. At the meeting, Monarch’s board of directors received an update from Monarch’s senior management and its legal and financial advisors on the status of the merger negotiations with TowneBank. The Monarch board discussed the proposed representation that it would have on the TowneBank board and Towne Financial Services board after the merger, as well as the officer positions proposed to certain members of Monarch’s senior management and the general terms of employment for such individuals. Representatives of Williams Mullen reviewed with Monarch’s board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed in detail the definitive merger agreement and all related documents, copies of which were delivered to each director before the meeting. Representatives of Raymond James reviewed its financial analysis of the terms of the merger, including the merger consideration set forth in the merger agreement presented at the meeting, and delivered to Monarch’s board of directors, and described in detail, a written opinion to the effect that, as of December 16, 2015 and based on and subject to various assumptions and limitations described in the opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to Monarch’s stockholders. On December 16, the value of the proposed merger consideration was approximately $18.57 per share, based on TowneBank’s closing price on that day. The closing price of Monarch common stock on that day was $12.16.

Following extensive review and discussion, including consideration of the factors described under “— Monarch’s Reasons for the Merger; Recommendation of Monarch’s Board of Directors” beginning on page 52, and consideration of the above referenced presentations, Monarch’s board of directors unanimously voted to approve the merger, the merger agreement and the related plan of merger, and directed Monarch’s management to finalize and execute a definitive merger agreement on the terms presented at the meeting.

TowneBank and Monarch executed the merger agreement after their respective board meetings on December 16, 2015 and, before the financial markets opened on the morning of December 17, 2015, issued a joint press release announcing the execution of the merger agreement and the terms of the merger.

TowneBank’s Reasons for the Merger; Recommendation of TowneBank’s Board of Directors

After careful consideration, TowneBank’s board of directors, at a meeting held on December 16, 2015, determined that the merger agreement is in the best interests of TowneBank and its stockholders. Accordingly, TowneBank’s board of directors adopted and approved the merger agreement and unanimously recommends that TowneBank stockholders vote “FOR” the TowneBank merger proposal and “FOR” the TowneBank adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its stockholders approve the merger agreement, TowneBank’s board of directors consulted with TowneBank management, as well as TowneBank’s financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors:

•	Monarch’s financial condition, earnings, business, operations, asset quality and prospects, taking into account the results of TowneBank’s due diligence investigation of Monarch;

•	the opportunity to partner with a well-respected, high quality franchise in the Hampton Roads market area with a compatible business culture and a shared approach to customer service;

•	TowneBank’s belief that the acquisition has a relatively low risk profile compared to alternative acquisition transactions because of (i) a thorough due diligence process on Monarch’s business, (ii) the relationships the members of the management teams of TowneBank and Monarch have built in working with and competing against each other for many years, and (iii) the fact that many of Monarch’s customers are known to TowneBank;

•	the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, the regulatory and compliance environment, and the likely effect of the foregoing factors on TowneBank with and without the merger;

•	based on June 30, 2015 deposit data from the Federal Deposit Insurance Corporation, the combined bank would have the largest deposit market share in the Virginia Beach-Norfolk-Newport News, VA-NC metropolitan statistical area, and on a state-wide basis the combined bank would have the 7th largest deposit market share;

•	TowneBank’s expectations and analyses, and its financial advisor’s analyses, of cost synergies (pre-tax expense savings of approximately $22.5 million in full year 2017), earnings per share accretion of approximately 17% in full year 2017, and low single-digit tangible book value dilution projected to be earned back in approximately two and one-half years, among other metrics;

•	TowneBank’s belief that the merger will accelerate TowneBank’s achievement of its financial performance goals;

•	the strong capital positions maintained by TowneBank and Monarch prior to the merger and the anticipated strong capital position for the combined entity following the merger that will support future growth and capital management strategies;

•	the significant experience in the financial services industry of the members of Monarch’s senior management team who will become members of TowneBank’s senior management group, which will strengthen and add depth to TowneBank’s executive officer ranks;

•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•	the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;

•	the financial and other terms of the transaction, including the fixed exchange ratio, expected tax treatment, deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors; and

•	the opinion of Sandler O’Neill & Partners, L.P. delivered to the TowneBank board of directors on December 16, 2015 to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to TowneBank.

The TowneBank board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with Monarch were likely to outweigh substantially these risks and factors. The risk factors included:

•	the potential for an initial negative impact on the market price of TowneBank common stock;

•	the possibility that the merger and related integration process could result in the loss of key employees, the disruption of TowneBank’s on-going business and the loss of customers;

•	the potential risks and costs associated with integrating Monarch’s business, operations and workforce with those of TowneBank, including those risks and costs relating to closing certain TowneBank and Monarch banking offices;

•	the potential risks of diverting management attention and resources from the operation of TowneBank’s business and towards the completion of the merger;

•	the possibility of encountering difficulties in achieving cost savings in the amount currently estimated or in the timeframe currently contemplated;

•	the substantial merger and integration related expenses, estimated at approximately $21.0 million on a pre-tax basis; and

•	the risks of the type and nature described under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and in filings of TowneBank incorporated in this joint proxy statement/prospectus by reference.

The foregoing discussion of the information and factors considered by TowneBank’s board of directors is not intended to be exhaustive but includes the material factors considered by TowneBank’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, TowneBank’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of TowneBank’s board of directors may have given different weight to different factors. TowneBank’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, TowneBank management and TowneBank’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of TowneBank’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Monarch’s Reasons for the Merger; Recommendation of Monarch’s Board of Directors

After careful consideration, Monarch’s board of directors, at a meeting held on December 16, 2015, unanimously determined that the merger agreement is in the best interests of Monarch and its stockholders. Accordingly, Monarch’s board of directors adopted and approved the merger agreement and unanimously recommends that Monarch stockholders vote “FOR” the approval of the Monarch merger proposal, “FOR” the approval of the articles amendment proposal, “FOR” the approval of the compensation proposal and “FOR” the approval of the Monarch adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its stockholders approve the merger agreement, the Monarch board of directors consulted with Monarch management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:

•	the business strategy and strategic plan of Monarch, its prospects for the future, projected financial results and expectations relating to the proposed merger with TowneBank;

•	a review of the prospects, challenges and risks of Monarch remaining independent and the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, the regulatory and compliance environment, versus merging Monarch with TowneBank;

•	the ability of Monarch’s shareholders to benefit from the combined bank’s potential growth and stock appreciation, and the expectation that the combined entity will have superior future earnings and prospects compared to Monarch’s earnings and prospects on an independent basis;

•	the expected 17.7% increase in cash dividend payments to be received by Monarch’s stockholders, as stockholders of TowneBank following the merger, due to the current quarterly cash dividend payment of $0.12 per share paid by TowneBank versus the most recent quarterly cash dividend payment of $0.09 per share paid by Monarch (taking into account the exchange ratio of 0.8830 shares of TowneBank common stock for each share of Monarch common stock, the equivalent dividend on a share of Monarch common stock would be $0.10596 per share), although TowneBank has no obligation to pay dividends in any particular amounts or at any particular times;

•	the attractiveness of creating the second largest community bank in Virginia, with approximately $7.6 billion in assets, the largest deposit market share in the Virginia Beach-Norfolk-Newport News, VA-NC metropolitan statistical area and the 3rd largest deposit market share in the Richmond metropolitan statistical area for a community bank;

•	the advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

•	the financial and other terms of the merger, including the fixed exchange ratio, expected tax treatment, deal protection and termination fee provisions, which Monarch reviewed with its outside financial and legal advisors;

•	the attractive transaction multiples of the merger consideration to Monarch’s tangible book value and earnings and the premium over Monarch’s prevailing stock price to be received by Monarch stockholders;

•	the financial analyses and other information presented by Raymond James to the board of directors of Monarch with respect to the merger and the opinion delivered to the board by Raymond James to the effect that, as of the date of that opinion, the merger consideration was fair to the holders of Monarch common stock from a financial point of view;

•	TowneBank’s history of superior financial results, and the previous experience of TowneBank’s management in completing acquisition transactions;

•	the value of TowneBank common stock and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of TowneBank, taking into account the results of Monarch’s due diligence investigation of TowneBank;

•	Monarch’s relatively large percentage of mortgage revenues relative to its total revenues and the associated limitations on the valuation of Monarch’s common stock with investors historically placing a lower value on mortgage profits due to their cyclicality, and the potential to benefit from the improvement in the relationship of total company revenues in relation to mortgage revenues;

•	the greater potential for increased liquidity in the market for common stock of the combined institution, versus an institution of Monarch’s size;

•	the familiarity of Monarch’s board of directors and management team with TowneBank and its business, operations, culture, customers, directors, executive officers and employees;

•	the compatibility of Monarch’s business, operations and culture with those of TowneBank;

•	the possible effects of the proposed merger on Monarch’s employees and customers;

•	Monarch’s and TowneBank’s similar commitment to philanthropic support of their communities; and

•	the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner.

The Monarch board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of combining with TowneBank were likely to outweigh substantially these risks and factors. These risks included:

•	the fact that certain of Monarch’s directors and officers have interests in the merger that are in addition to their interests generally as Monarch shareholders, which have the potential effect to influence such directors’ and officers’ views and actions in connection with the merger;

•	the challenges of integrating Monarch’s business, operations and employees with those of TowneBank;

•	the risk that the benefits and cost savings sought in the merger would not be fully realized;

•	the risk that the merger would not be consummated;

•	the effect of the public announcement of the merger on Monarch’s customer relationships, its ability to retain employees and the potential for disruption of Monarch’s ongoing business;

•	the potential risk of diverting management attention and resources from the operation of Monarch’s business and towards the completion of the merger;

•	that while the merger is pending, Monarch will be subject to restrictions on how it conducts business that could delay or prevent Monarch from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent; and

•	the termination fee payable, under certain circumstances, by Monarch to TowneBank, including the risk that the termination fee might discourage third parties from offering to acquire Monarch by increasing the cost of a third party acquisition.

The foregoing discussion of the information and factors considered by Monarch’s board of directors is not exhaustive, but includes the material factors that the board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by Monarch’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of Monarch’s management and legal and financial advisors, and reached general consensus that the merger was in the best interests of Monarch and its stockholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the merger agreement and the merger.

The foregoing explanation of Monarch’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Monarch Unaudited Prospective Financial Information

Monarch does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Monarch is including in this joint proxy statement/prospectus certain unaudited prospective financial information that was made available to Raymond James, Monarch’s financial advisor, and Sandler O’Neill, TowneBank’s financial advisor, in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Monarch, TowneBank, Raymond James, Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

Monarch’s management approved the use of the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Monarch’s business, all of which are difficult to predict and many of which are beyond Monarch’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Monarch can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Monarch’s business, industry performance, general business and economic conditions, competition and adverse changes in applicable laws, regulations or rules, and the various risks set forth in Monarch’s reports filed with the SEC.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Monarch’s historical GAAP financial statements. Neither Monarch’s independent public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Monarch can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Monarch does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either Monarch or TowneBank, as applicable, of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on either Monarch or TowneBank, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either Monarch or TowneBank, as applicable, of any possible failure of the merger to occur. None of Monarch, TowneBank, Raymond James, Sandler O’Neill or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Monarch or TowneBank stockholder or other person regarding Monarch’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this joint proxy statement/prospectus should not be deemed an admission or representation by Monarch or TowneBank that it is viewed as material information of Monarch, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the Monarch merger proposal or TowneBank merger proposal, but is being provided solely because it was made available to the respective financial advisors to Monarch and TowneBank in connection with the merger.

In light of the foregoing, and considering that the special meetings will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders of Monarch and TowneBank are cautioned not to place unwarranted reliance on such information, and Monarch urges all Monarch stockholders and TowneBank urges all TowneBank stockholders to review Monarch’s financial statements and other information contained elsewhere in this joint proxy statement/prospectus for a description of Monarch’s business and reported financial results.

The following table presents a summary of selected Monarch unaudited prospective financial data for the years 2015 through 2017 (dollars in millions):

	2015	2016	2017
Balance Sheet

Total assets	$1,108.3	$1,169.2	$1,242.2
Gross loans held for investment	812.0	857.9	907.9
Total deposits	967.9	1,017.6	1,071.2
Total stockholders’ equity	117.1	127.1	137.4

Income Statement

Net interest income	$43.8	$46.1	$48.6
Provision for loan losses	0.5	1.0	1.0
Net noninterest income	6.8	6.8	6.7
Noninterest expense	29.9	31.1	32.4
Tax provision	6.9	7.2	7.6
Net income	13.2	13.6	14.4
Earnings per share	$1.10	$1.14	$1.20

Opinion of TowneBank’s Financial Advisor

By letter dated December 14, 2015, TowneBank retained Sandler O’Neill & Partners, L.P. to act as financial advisor to TowneBank’s board of directors in connection with the board’s consideration of a possible business combination involving Monarch. TowneBank selected Sandler O’Neill as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill is acting as financial advisor to the TowneBank board of directors in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 16, 2015 meeting at which TowneBank’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the TowneBank board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to TowneBank from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of TowneBank common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to TowneBank’s board of directors in connection with its consideration of the merger and is directed only to the fairness of the exchange ratio to TowneBank from a financial point of view. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of TowneBank common stock as to how such holder of TowneBank common stock should vote with respect to the merger or any other matter. It does not address the underlying business decision of TowneBank to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for TowneBank or the effect of any other transaction in which TowneBank might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any TowneBank or Monarch officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other stockholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated December 16, 2015;

•	certain publicly available financial statements and other historical financial information of TowneBank that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Monarch that Sandler O’Neill deemed relevant;

•	publicly available median analyst earnings per share estimates for TowneBank for the years ending December 31, 2015 and December 31, 2016, estimated earnings per share for the year ending December 31, 2017 and an estimated long-term annual earnings per share growth rate for the years thereafter, as well as an estimated annual balance sheet growth rate and dividends per share for the years ending December 31, 2017 through December 31, 2019, as reviewed with and confirmed by the senior management of TowneBank;

•	internal financial projections for Monarch for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of Monarch;

•	the pro forma financial impact of the merger on TowneBank based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset, as provided by the senior management of TowneBank, as well as Monarch’s estimated provision expense;

•	the publicly reported historical price and trading activity for TowneBank common stock and Monarch common stock, including a comparison of certain stock trading information for TowneBank common stock, Monarch common stock and certain stock indices as well as similar publicly available information for certain other companies the securities of which are publicly traded;

•	a comparison of certain financial information for TowneBank and Monarch with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the commercial banking industry (on a regional and national basis), to the extent publicly available;

•	the current market environment generally and the banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of TowneBank the business, financial condition, results of operations and prospects of TowneBank and held similar discussions with the senior management of Monarch regarding the business, financial condition, results of operations and prospects of Monarch.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by TowneBank, Monarch or their respective representatives or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied, at the direction of TowneBank, without independent verification or investigation, on the assessments of the management of TowneBank as to its existing and future relationships with key employees and partners, clients, products and services and Sandler O’Neill assumed, with TowneBank consent, that there will be no developments with respect to any such matters that would affect Sandler O’Neill’s analyses or opinion. Sandler O’Neill further relied on the assurances of the respective managements of TowneBank and Monarch that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of TowneBank or Monarch, or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of TowneBank or Monarch. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of TowneBank or Monarch, or the combined entity after the merger and Sandler O’Neill did not review any individual credit files relating to TowneBank or Monarch.

In preparing its analyses, Sandler O’Neill used publicly available median analyst earnings per share estimates for TowneBank for the years ending December 31, 2015 and December 31, 2016, estimated earnings per share for the year ending December 31, 2017 and an estimated long-term annual earnings per share growth rate for the years thereafter, as well as an estimated annual balance sheet growth rate and dividends per share for the years ending December 31, 2017 through December 31, 2019, as reviewed with and confirmed by the senior management of TowneBank. In addition, in preparing its analyses Sandler O’Neill used internal financial projections for Monarch for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of Monarch. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset, as provided by the senior management of TowneBank. With respect to the foregoing information, the respective managements of TowneBank and Monarch confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available median analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements of the future financial performance of TowneBank and Monarch, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there was no material change in TowneBank’s or Monarch’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that TowneBank and Monarch would remain as going concerns for all periods relevant to Sandler O’Neill’s analyses.

Sandler O’Neill also assumed, with TowneBank’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on TowneBank, Monarch or the merger or any related transaction, (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the merger would be consummated without Monarch’s rights under Section 7.1(l) of the merger agreement having been triggered, and (v) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with TowneBank’s consent, Sandler O’Neill relied upon the advice that TowneBank received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s analyses and the views expressed therein are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of TowneBank common stock or Monarch common stock after the date of its opinion or what the value of TowneBank common stock will be once it is actually received by the holders of Monarch common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to TowneBank’s board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to TowneBank or Monarch and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of TowneBank or Monarch and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of TowneBank, Monarch and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the TowneBank board of directors at the board of directors’ December 16, 2015 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of TowneBank’s common stock or the prices at which TowneBank’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by TowneBank’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of TowneBank’s board of directors or management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, upon the effective date of the merger, each share of Monarch common stock issued and outstanding immediately prior to the effective date, except for certain shares as specified in the merger agreement, will be converted into the right to receive 0.8830 shares of the common stock of TowneBank. Using the agreed upon exchange ratio and based off of the closing price of a share of TowneBank’s common stock on December 14, 2015 of $20.80, Sandler O’Neill calculated an aggregate implied transaction value of $218.2 million. Based upon financial information as of or for the twelve month period ended September 30, 2015, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price Per Share / Last Twelve Months Earnings Per Share	17.2	x
Transaction Price Per Share / 2015 Estimated Earnings Per Share	16.7	x
Transaction Price Per Share / 2016 Estimated Earnings Per Share	16.1	x
Transaction Price Per Share / Book Value Per Share	188%
Transaction Price Per Share / Tangible Book Value Per Share	190%
Tangible Book Premium to Core Deposits (1)	13.0%
Market Premium as of December 14, 2015	49.7%

(1)	Tangible book premium to core deposits calculated as (transaction value – tangible equity) / (core deposits). Core deposits equals total deposits less time deposits >$100,000.

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of TowneBank common stock and Monarch common stock for the three-year period ended December 14, 2015. Sandler O’Neill then compared the relationship between the movements in the price of TowneBank and Monarch common stock, respectively, to movements in their respective peer groups (as described below on this page 59 and on page 60) as well as certain stock indices.

TowneBank’s Three-Year Stock Performance

	Beginning Value December 14, 2012	Ending Value December 14, 2015
TowneBank	100%	142.3%
TowneBank Peer Group	100%	214.8%
NASDAQ Bank Index	100%	155.0%
S&P 500 Index	100%	143.0%

Monarch’s Three-Year Stock Performance

	Beginning Value December 14, 2012	Ending Value December 14, 2015
Monarch	100%	162.6%
Monarch Peer Group	100%	142.4%
NASDAQ Bank Index	100%	155.0%
S&P 500 Index	100%	143.0%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for TowneBank to a group of financial institutions selected by Sandler O’Neill. The group of financial institutions included bank holding companies whose common stock is traded on a major exchange, headquartered in the southeast United States and Maryland with assets as of September 30, 2015 between $3.5 billion and $10.0 billion, excluding announced merger targets (the “TowneBank Peer Group”). The TowneBank Peer Group consisted of the following companies:

Ameris Bancorp	Pinnacle Financial Partners, Inc.
Bank of the Ozarks, Inc.	Renasant Corporation
BNC Bancorp	Sandy Spring Bancorp, Inc.
Capital Bank Financial Corp.	ServisFirst Bancshares, Inc.
Cardinal Financial Corporation	Simmons First National Corporation
CenterState Banks, Inc.	South State Corporation
City Holding Company	Union Bankshares Corporation
Eagle Bancorp, Inc.	United Community Banks, Inc.
FCB Financial Holdings, Inc.	WesBanco, Inc.
Home BancShares, Inc.	Yadkin Financial Corporation

The analysis compared publicly available financial information for TowneBank with the corresponding data for the TowneBank Peer Group as of or for the period ended September 30, 2015, with pricing data as of December 14, 2015. The table below sets forth the data for TowneBank and the mean and median data for the TowneBank Peer Group.

	TowneBank		TowneBank Peer Group Median		TowneBank Peer Group Mean
Total Assets (in millions)	$6,174		$7,075		$6,568
Tangible Common Equity / Tangible Assets	10.53%		9.29%		9.41%
Leverage Ratio	10.93%		10.40%		10.41%
Total Risk Based Capital Ratio	13.35%		12.63%		13.37%
Last Twelve Months Return on Average Assets	1.06%		0.98%		1.15%
Last Twelve Months Return on Average Equity	8.02%		8.81%		9.42%
Last Twelve Months Net Interest Margin	3.45%		4.02%		4.09%
Last Twelve Months Efficiency Ratio	64.4%		57.2%		55.2%
Loan Loss Reserve / Gross Loans	0.84%		0.82%		0.82%
Non-Performing Assets (1)/Total Assets	1.26%		0.89%		0.87%
Net Charge-Offs / Average Loans	0.01%		0.08%		0.09%
Price / Tangible Book Value	170%		219%		233%
Price / Last Twelve Months Earnings Per Share	17.6	x	19.0	x	19.5	x
Price / 2015 Estimated Earnings Per Share	16.7	x	17.3	x	18.2	x
Price / 2016 Estimated Earnings Per Share	15.8	x	15.6	x	15.7	x
Current Dividend Yield	2.3%		1.4%		1.5%
Market Capitalization (in millions)	$1,075		$1,269		$1,451

(1)	Non-performing assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Sandler O’Neill used publicly available information to perform a similar analysis for Monarch and a group of financial institutions selected by Sandler O’Neill. The group of financial institutions included bank holding companies whose common stock is traded on a major exchange, headquartered in Maryland, North Carolina, Virginia and West Virginia with assets as of September 30, 2015 between $800 million and $1.6 billion, excluding announced merger targets (the “Monarch Peer Group”). The Monarch Peer Group consisted of the following companies:

Access National Corporation	Middleburg Financial Corporation
American National Bankshares Inc.	National Bankshares, Inc.
C&F Financial Corporation	Old Line Bancshares, Inc.
Community Bankers Trust Corporation	Old Point Financial Corporation
Community Financial Corporation	Peoples Bancorp of North Carolina, Inc.
Eastern Virginia Bankshares, Inc.	Premier Financial Bancorp, Inc.
Entegra Financial Corp.	Shore Bancshares, Inc.
First South Bancorp, Inc.	Southern National Bancorp of Virginia, Inc.
First United Corporation	Summit Financial Group, Inc.
Howard Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
Live Oak Bancshares, Inc.	Xenith Bankshares, Inc.

The analysis compared publicly available financial information for Monarch with the corresponding data for the Monarch Peer Group as of or for the period ended September 30, 2015, with pricing data as of December 14, 2015. The table below sets forth the data for Monarch and the mean and median data for the Monarch Peer Group.

	Monarch		Monarch Peer Group Median		Monarch Peer Group Mean
Total Assets (in millions)	$1,122		$1,131		$1,171
Tangible Common Equity / Tangible Assets	10.28%		9.29%		9.99%
Leverage Ratio	10.89%		10.11%		10.53%
Total Risk Based Capital Ratio	13.62%		14.90%		15.40%
Last Twelve Months Return on Average Assets	1.19%		0.85%		0.91%
Last Twelve Months Return on Average Equity	11.67%		7.56%		8.28%
Last Twelve Months Net Interest Margin	4.30%		3.70%		3.76%
Last Twelve Months Efficiency Ratio	83.4%		71.1%		68.9%
Loan Loss Reserve / Gross Loans	0.93%		1.29%		1.28%
Non-Performing Assets (1) / Total Assets	0.39%		1.57%		1.56%
Net Charge-Offs / Average Loans	(0.02%)		0.09%		0.19%
Price / Tangible Book Value	126%		109%		124%
Price / Last Twelve Months Earnings Per Share	11.5	x	17.7	x	17.2	x
Price / 2015 Estimated Earnings Per Share	11.6	x	17.8	x	21.2	x
Price / 2016 Estimated Earnings Per Share	11.2	x	14.8	x	15.0	x
Current Dividend Yield	2.9%		1.5%		1.7%
Market Capitalization (in millions)	$146		$123		$150

(1)	Non-performing assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Analyses of Selected Merger Transactions. Sandler O’Neill reviewed two groups of recent merger and acquisition transactions consisting of a nationwide group as well as a regional group. The nationwide group consisted of bank and thrift transactions announced between June 30, 2014 and December 15, 2015 with announced deal values between $150 million and $400 million (the “Nationwide Precedent Transactions”). The regional group consisted of bank and thrift transactions announced between January 1, 2014 and December 15, 2015 with announced deal values between $100 million and $500 million where the target was headquartered in the southeast United States and had a year-to-date return on average assets greater than 0.75% (the “Regional Precedent Transactions”). The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Atlantic Capital Bancshares, Inc.	First Security Group, Inc.
Bank of the Ozarks, Inc.	Intervest Bancshares Corp.
BB&T Corp.	Bank of Kentucky Financial Corp.
Capital Bank Financial Corp	CommunityOne Bancorp
Chemical Financial Corp.	Lake Michigan Financial Corp.
First Busey Corp.	Pulaski Financial Corp.
Ford Financial Fund II L.P.	Mechanics Bank
IBERIABANK Corp.	Georgia Commerce Bancshares, Inc.
IBERIABANK Corp.	Old Florida Bancshares, Inc.
Northwest Bancshares, Inc.	LNB Bancorp, Inc.
Pinnacle Financial Partners, Inc.	CapitalMark Bank & Trust
Renasant Corp.	Heritage Financial Group, Inc.
S&T Bancorp, Inc.	Integrity Bancshares, Inc.
TowneBank	Franklin Financial Corp.
UMB Financial Corp.	Marquette Financial Companies
United Bankshares, Inc.	Bank of Georgetown
United Community Banks, Inc.	Palmetto Bancshares, Inc.
Valley National Bancorp	CNLBancshares, Inc.
WesBanco, Inc.	ESB Financial Corp.

The Regional Precedent Transaction group was composed of the following transactions:

Acquiror	Target
Bank of the Ozarks, Inc.	C1 Financial, Inc.
Bank of the Ozarks, Inc.	Summit Bancorp, Inc.
BNC Bancorp	Valley Financial Corp.
Eagle Bancorp, Inc.	Virginia Heritage Bank
IBERIABANK Corp.	Georgia Commerce Bancshares, Inc.
IBERIABANK Corp.	Old Florida Bancshares, Inc.
Pinnacle Financial Partners	CapitalMark Bank & Trust
Simmons First National Corp.	Community First Bancshares, Inc.
TowneBank	Franklin Financial Corp.
United Community Banks, Inc.	Palmetto Bancshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction value per share to tangible book value, transaction value per share to last twelve months earnings per share, tangible book premium to core deposits and premium to target’s market price. As illustrated in the following table, Sandler O’Neill compared the indicated transaction metrics for the merger, using the agreed upon exchange ratio and based off of the closing price of a share of TowneBank’s common stock on December 14, 2015 of $20.80, to the median and mean metrics of both the Nationwide Precedent Transactions and Regional Precedent Transactions groups.

	TowneBank/ Monarch		Median Nationwide Precedent Transactions		Mean Nationwide Precedent Transactions
Transaction Value Per Share /
Last Twelve Months Earnings Per Share	17.2	x	23.9	x	26.4	x
Tangible Book Value Per Share	189%		185%		188%
Tangible Book Premium to Core Deposits (1)	13.1%		11.2%		12.4%
Market Premium as of December 14, 2015	49.7%		27.1%		32.3%

(1)	Tangible book premium to core deposits calculated as (transaction value – tangible equity) / (core deposits). Core deposits equals total deposits less time deposits >$100,000.

	TowneBank / Monarch		Median Regional Precedent Transactions		Mean Regional Precedent Transactions
Transaction Value Per Share /
Last Twelve Months Earnings Per Share	17.2	x	22.8	x	22.3	x
Tangible Book Value Per Share	189%		190%		187%
Tangible Book Premium to Core Deposits (1)	13.1%		11.3%		13.6%
Market Premium as of December 14, 2015	49.7%		20.8%		24.7%

(1)	Tangible book premium to core deposits calculated as (transaction value – tangible equity) / (core deposits). Core deposits equals total deposits less time deposits >$100,000.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of TowneBank common stock under various circumstances. The analysis assumed that TowneBank performed in accordance with certain publicly available median analyst earnings per share estimates for TowneBank for the years ending December 31, 2015 and December 31, 2016, estimated earnings per share for the year ending December 31, 2017 and an estimated long-term annual earnings per share growth rate for the years thereafter, as well as an estimated annual balance sheet growth rate and dividends per share for the years ending December 31, 2017 through December 31, 2019, as reviewed with and confirmed by the senior management of TowneBank. To approximate the terminal value of TowneBank common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 14.0x to 22.0x and multiples of December 31, 2019 tangible book value ranging from 150% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of TowneBank’s common stock.

As illustrated in the following tables, the analysis indicated an imputed range of values per share of TowneBank common stock of $17.73 to $31.16 when applying multiples of earnings and $17.19 to $29.49 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x
8.0%	$20.57	$23.22	$25.87	$28.52	$31.16
9.0%	$19.81	$22.36	$24.90	$27.45	$30.00
10.0%	$19.09	$21.54	$23.98	$26.43	$28.88
11.0%	$18.39	$20.75	$23.11	$25.47	$27.82
12.0%	$17.73	$20.00	$22.27	$24.54	$26.81

Tangible Book Value Multiples

Discount Rate	150%	170%	190%	210%	230%
8.0%	$19.94	$22.33	$24.71	$27.10	$29.49
9.0%	$19.20	$21.50	$23.80	$26.09	$28.39
10.0%	$18.50	$20.71	$22.92	$25.13	$27.34
11.0%	$17.83	$19.96	$22.08	$24.21	$26.33
12.0%	$17.19	$19.24	$21.29	$23.33	$25.38

Sandler O’Neill also considered and discussed with the TowneBank board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming TowneBank’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for TowneBank common stock, using the same price to 2019 earnings multiples range of 14.0x to 22.0x referred to above and a discount rate of 10.00%.

Earnings Per Share Multiples

Annual Budget Variance	14.0x	16.0x	18.0x	20.0x	22.0x
(25.00%)	$14.80	$16.64	$18.47	$20.31	$22.15
(15.00%)	$16.51	$18.60	$20.68	$22.76	$24.84
(5.00%)	$18.23	$20.56	$22.88	$25.21	$27.54
0.00%	$19.09	$21.54	$23.98	$26.43	$28.88
5.00%	$19.94	$22.52	$25.09	$27.66	$30.23
15.00%	$21.66	$24.47	$27.29	$30.11	$32.93
25.00%	$23.37	$26.43	$29.50	$32.56	$35.62

Sandler O’Neill also performed two analyses that estimated the net present value per share of Monarch common stock under various circumstances. The first analysis assumed that Monarch performed in accordance with the internal financial projections for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of Monarch (the “Monarch Stand Alone NPV Analysis”). For the second analysis, Sandler O’Neill used the same assumptions as the Monarch Stand Alone NPV Analysis but also included assumptions related to after-tax cost savings, as provided by the senior management of TowneBank (the “Monarch Adjusted NPV Analysis”).

For both the Monarch Stand Alone NPV Analysis and the Monarch Adjusted NPV Analysis, to approximate the terminal value of Monarch common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 10.0x to 20.0x. For the Monarch Stand Alone NPV Analysis, to approximate the terminal value of Monarch common stock at December 31, 2019, Sandler O’Neill also applied multiples of December 31, 2019 tangible book value ranging from 100% to 200%. The terminal values were then discounted to present values in each analysis using different discount rates ranging from 10.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Monarch common stock.

As illustrated in the following tables, the Monarch Stand Alone NPV Analysis performed by Sandler O’Neill indicated an imputed range of values per share of Monarch common stock of $9.04 to $19.44 when applying multiples of earnings and the Monarch Adjusted NPV Analysis performed by Sandler O’Neill indicated an imputed range of values per share of Monarch common stock of $17.14 to $38.30 when applying multiples of earnings, taking into account the assumptions relating to cost savings, as provided by the senior management of TowneBank. In addition, as illustrated in the following tables, the Monarch Stand Alone NPV Analysis performed by Sandler O’Neill indicated an imputed range of values per share of Monarch common stock of $8.61 to $18.46 when applying multiples of tangible book value.

Earnings Per Share Multiples (Monarch Stand Alone NPV Analysis)

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
10.0%	$10.43	$12.23	$14.03	$15.83	$17.64	$19.44
11.0%	$10.05	$11.79	$13.52	$15.26	$16.99	$18.73
12.0%	$9.70	$11.37	$13.04	$14.71	$16.38	$18.05
13.0%	$9.36	$10.97	$12.57	$14.18	$15.79	$17.40
14.0%	$9.04	$10.58	$12.13	$13.68	$15.23	$16.78

Earnings Per Share Multiples (Monarch Adjusted NPV Analysis)

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
10.0%	$19.86	$23.54	$27.23	$30.92	$34.61	$38.30
11.0%	$19.13	$22.68	$26.23	$29.78	$33.32	$36.87
12.0%	$18.43	$21.85	$25.27	$28.68	$32.10	$35.51
13.0%	$17.77	$21.06	$24.35	$27.64	$30.93	$34.22
14.0%	$17.14	$20.31	$23.47	$26.64	$29.81	$32.98

Tangible Book Value Multiples (Monarch Stand Alone NPV Analysis)

Discount Rate	100%	120%	140%	160%	180%	200%
10.0%	$9.94	$11.64	$13.35	$15.05	$16.76	$18.46
11.0%	$9.58	$11.22	$12.86	$14.51	$16.15	$17.79
12.0%	$9.25	$10.82	$12.40	$13.98	$15.56	$17.14
13.0%	$8.92	$10.44	$11.96	$13.49	$15.01	$16.53
14.0%	$8.61	$10.08	$11.54	$13.01	$14.47	$15.94

Sandler O’Neill also considered and discussed with the TowneBank board of directors how these analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Monarch net income varied from 25% above projections to 25% below projections in each of the Monarch Stand Alone NPV Analysis and the Monarch Adjusted NPV Analysis. These analyses indicated the following range of per share values for Monarch common stock, using the same price to 2019 earnings multiples of 10.0x to 20.0x referred to above and a discount rate of 12.00%:

Earnings Per Share Multiples (Monarch Stand Alone NPV Analysis)

Annual Net Income Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$7.61	$8.86	$10.12	$11.37	$12.62	$13.87
(15.0%)	$8.45	$9.87	$11.28	$12.70	$14.12	$15.54
(5.0%)	$9.28	$10.87	$12.45	$14.04	$15.62	$17.21
0.0%	$9.70	$11.37	$13.04	$14.71	$16.38	$18.05
5.0%	$10.12	$11.87	$13.62	$15.37	$17.13	$18.88
15.0%	$10.95	$12.87	$14.79	$16.71	$18.63	$20.55
25.0%	$11.79	$13.87	$15.96	$18.05	$20.13	$22.22

Earnings Per Share Multiples (Monarch Adjusted NPV Analysis)

Annual Net Income Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$16.35	$19.35	$22.34	$25.34	$28.34	$31.34
(15.0%)	$17.18	$20.35	$23.51	$26.68	$29.84	$33.01
(5.0%)	$18.02	$21.35	$24.68	$28.01	$31.35	$34.68
0.0%	$18.43	$21.85	$25.27	$28.68	$32.10	$35.51
5.0%	$18.85	$22.35	$25.85	$29.35	$32.85	$36.35
15.0%	$19.69	$23.35	$27.02	$30.69	$34.35	$38.02
25.0%	$20.52	$24.35	$28.19	$32.02	$35.85	$39.69

During the TowneBank board of directors meeting on December 16, 2015, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger on TowneBank, based on the following assumptions: (i) the merger closes on or before June 30, 2016; (ii) a fixed exchange ratio of 0.8830 shares of TowneBank common stock for each share of Monarch common stock issued and outstanding as of the effective date; (iii) the redemption of Monarch’s trust preferred securities at par value immediately following the closing of the merger; and (iv) an adjustment to Monarch’s estimated provision expense. Sandler O’Neill also utilized the following assumptions, as provided by the senior management of TowneBank: (a) TowneBank would be able to achieve cost savings on Monarch’s projected non-interest expense; (b) a core deposit intangible asset; (c) certain purchase accounting and mark-to-market adjustments; and (d) estimated transaction expenses. The analyses indicated that for the year ending December 31, 2016, the merger (excluding transaction expenses) would be accretive to TowneBank’s estimated earnings per share and, at closing the merger would be dilutive to TowneBank’s tangible book value per share.

In connection with this analysis, Sandler O’Neill considered and discussed with the TowneBank board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as the financial advisor to TowneBank’s board of directors in connection with the merger and will receive a transaction fee in an amount equal to $1,250,000 in connection with the merger, a significant portion of which is subject to and due upon the closing of the merger. Sandler O’Neill also received a fee in an amount equal to $350,000 for rendering its fairness opinion, which fairness opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O’Neill upon the closing of the merger. TowneBank has also agreed to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities arising out of its engagement and to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain other investment banking services to TowneBank and received fees for such services. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to TowneBank and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of TowneBank or its affiliates for its own account and for the accounts of its customers.

Opinion of Monarch’s Financial Advisor

Monarch retained Raymond James as financial advisor on December 2, 2015. Pursuant to that engagement, the Monarch board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Monarch’s outstanding common stock of the merger consideration to be received by such holders pursuant to the merger agreement.

At the December 16, 2015 meeting of the Monarch board of directors, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the board dated December 16, 2015, as to the fairness, as of such date, from a financial point of view, to the holders of Monarch’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Appendix C to this joint proxy statement/prospectus. This summary of the opinion of Raymond James is qualified in its entirety by reference to the full text of such written opinion.

Raymond James provided its opinion for the information of the Monarch board of directors (in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of Monarch common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the board or to any holder of Monarch common stock as to how the board, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James did not express any opinion as to the likely trading range of TowneBank common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of TowneBank at that time. For purposes of its opinion, and with the consent of the Monarch board of directors, Raymond James assumed that the merger consideration to be received by the holders of Monarch common stock would be equal to $18.53 per share of Monarch common stock.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed a draft, dated December 15, 2015 of the merger agreement;

•	reviewed certain information related to the historical, current and future operations, financial condition and prospects of Monarch made available to Raymond James by Monarch, including, but not limited to, financial projections prepared by the management of Monarch relating to Monarch for the periods ending December 31, 2015 – 2020 (the “Projections”), as approved for Raymond James’ use by Monarch;

•	reviewed Monarch’s and TowneBank’s recent public filings and certain other publicly available information regarding Monarch and TowneBank;

•	reviewed financial, operating and other information regarding Monarch and the industry in which it operates;

•	reviewed the financial and operating performance of Monarch and those of other selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for the common shares, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate; and

•	discussed with members of the senior management of Monarch certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With Monarch’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Monarch, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. In addition, Raymond James did not review any individual credit files, nor did it make an independent evaluation of appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Monarch or TowneBank or any of their respective subsidiaries and Raymond James was not furnished with any such evaluations or appraisals. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Monarch’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Monarch. Raymond James was authorized by Monarch to rely upon such forecasts, and other information and data, including the Projections, and Raymond James expressed no view as to such forecasts or other information or data, or the bases or assumptions on which they were prepared. Raymond James assumed that each party to the merger agreement would advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James assumed that the final form of the merger agreement would conform to the draft received by it in all respect material to its analyses, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any of the conditions thereto and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the merger, no delays, limitations, restrictions or conditions would be imposed that would have an adverse effect on Monarch, TowneBank or the contemplated benefits of the merger. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or Monarch that would be material to its analysis or opinion.

Raymond James relied upon, without independent verification, the assessment of Monarch’s management and Monarch’s legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Code. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Monarch common stock. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of Monarch’s board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Monarch’s board of directors, on the fact that Monarch was assisted by legal, accounting and tax advisors, and, with the consent of Monarch’s board of directors relied upon and assumed the accuracy and completeness of the assessments by Monarch and its advisors, as to all legal, accounting and tax matters with respect to Monarch and the merger.

In formulating its opinion, Raymond James considered only what it understood to be the merger consideration to be received by the holders of Monarch common stock, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Monarch, or any class of such persons, whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Monarch, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (ii) the fairness of the merger to any one class or group of Monarch’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Monarch’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Monarch or the ability of Monarch or TowneBank to pay their respective obligations when they come due.

Material Financial Analyses. The following summarizes the material financial analyses reviewed by Raymond James with the Monarch board of directors at its meeting on December 16, 2015, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Monarch, TowneBank or the contemplated merger.

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of 19 publicly-traded banks that it deemed relevant, including:

•	First Bancorp

•	Park Sterling Corporation

•	First Community Bancshares Inc.

•	Stonegate Bank

•	Franklin Financial Network Inc.

•	WashingtonFirst Bankshares Inc.

•	American National Bankshares Inc.

•	Bear State Financial Inc.

•	Summit Financial Group Inc.

•	C&F Financial Corp.

•	National Commerce Corp.

•	Carolina Financial Corp.

•	Premier Financial Bancorp Inc.

•	Southern First Bancshares Inc

•	National Bankshares Inc.

•	Access National Corp.

•	Peoples Bancorp of North Carolina, Inc.

•	Southern National Bancorp of Virginia, Inc.

•	Auburn National Bancorp

Raymond James calculated various financial multiples for each company, including (i) price per share compared to tangible book value (“TBV”) per share as of September 30, 2015 and (ii) price per share compared to earnings per share for the most recent actual twelve months results ended September 30, 2015 (“LTM”). Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Monarch implied by the merger consideration. The results of the selected public companies analysis are summarized below (most recent quarter is referred to as “MRQ” and earnings per share is referred to as “EPS”):

	Price / MRQ TBV	Price / LTM EPS
Mean	151%	15.8x
Median	147%	15.1x
25th Percentile	125%	12.5x
75th Percentile	166%	17.9x

Merger Consideration	191%	17.3x

Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile relative valuation multiples for each of the metrics to corresponding financial data for Monarch and determined the implied equity price per share of Monarch common stock and then compared those implied equity values per share to the merger consideration, which was assumed to have a value of $18.53 per share based on the exchange ratio of 0.8830x shares of TowneBank common stock per share of Monarch common stock and the December 15, 2015 closing price of TowneBank common stock of $20.99. The results of this are summarized below:

	Price / MRQ TBV	Price / LTM EPS
Mean	$14.63	$16.86
Median	14.23	16.11
25th Percentile	12.14	13.33
75th Percentile	16.11	19.10

Merger Consideration	$18.53	$18.53

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected whole-bank transactions with between $100 million and $500 million in transaction value where the target had LTM return on average assets between 0.75% and 1.50%, both nationwide and in the southeast. The selected transactions used in the analysis included:

Nationwide:

•	Acquisition of MBT Bancshares, Inc. by BOK Financial Corp. (12/08/15)

•	Acquisition of Fox Chase Bancorp, Inc. by Univest Corp. of Pennsylvania (12/08/15)

•	Acquisition of Pulaski Financial Corp. by First Busey Corp. (12/03/15)

•	Acquisition of American Chartered Bancorp, Inc. by MB Financial, Inc. (11/22/15)

•	Acquisition of C1 Financial, Inc. by Bank of the Ozarks, Inc. (11/09/15)

•	Acquisition of Bank of Georgetown by United Bankshares, Inc. (11/09/15)

•	Acquisition of NewBridge Bancorp by Yadkin Financial Corporation (10/13/15)

•	Acquisition of Security California Bancorp by Pacific Premier Bancorp, Inc. (10/01/15)

•	Acquisition of Baylake Corp. by Nicolet Bankshares, Inc. (09/08/15)

•	Acquisition of Florida Business BancGroup, Inc. by Home BancShares, Inc. (06/17/15)

•	Acquisition of Palmetto Bancshares, Inc. by United Community Banks, Inc. (04/22/15)

•	Acquisition of CapitalMark Bank & Trust by Pinnacle Financial Partners, Inc. (04/07/15)

•	Acquisition of Bridge Capital Holdings by Western Alliance Bancorporation (03/09/15)

•	Acquisition of Asia Bancshares, Inc. by Cathay General Bancorp (01/21/15)

•	Acquisition of Lake Michigan Financial Corp. by Chemical Financial Corp. (01/06/15)

•	Acquisition of Central Bancshares, Inc. by MidWestOne Financial Group, Inc. (11/21/14)

•	Acquisition of Valley Financial Corp. by BNC Bancorp (11/17/14)

•	Acquisition of Integrity Bancshares, Inc. by S&T Bancorp, Inc. (10/30/14)

•	Acquisition of ESB Financial Corp. by WesBanco, Inc. (10/29/14)

•	Acquisition of Old Florida Bancshares, Inc. by IBERIABANK Corp. (10/27/14)

•	Acquisition of The Bank of Kentucky Financial Corp. by BB&T Corp. (09/08/14)

•	Acquisition of Intervest Bancshares Corp. by Bank of the Ozarks, Inc. (07/31/14)

•	Acquisition of Intermountain Community Bancorp by Columbia Banking System, Inc. (07/23/14)

•	Acquisition of Franklin Financial Corp. by TowneBank (07/15/14)

•	Acquisition of Virginia Heritage Bank by Eagle Bancorp, Inc. (06/09/14)

•	Acquisition of TF Financial Corp. by National Penn Bancshares, Inc. (06/04/14)

•	Acquisition of 1st Enterprise Bank by CU Bancorp (06/03/14)

•	Acquisition of Liberty Bancshares, Inc. by Simmons First National Corp. (05/28/14)

•	Acquisition of Community First Bancshares, Inc. by Simmons First National Corp. (05/06/14)

•	Acquisition of Centrix Bank & Trust by Eastern Bank Corp. (03/04/14)

•	Acquisition of Summit Bancorp, Inc. by Bank of the Ozarks, Inc. (01/30/14)

•	Acquisition of Central Community Corp. by BancorpSouth, Inc. (01/22/14)

•	Acquisition of ConnectOne Bancorp, Inc. by Center Bancorp, Inc. (01/21/14)

•	Acquisition of Teche Holding Company by IBERIABANK Corp. (01/13/14)

•	Acquisition of United Bancorp, Inc. by Old National Bancorp (01/08/14)

Southeast:

•	Acquisition of C1 Financial, Inc. by Bank of the Ozarks, Inc. (11/09/15)

•	Acquisition of NewBridge Bancorp by Yadkin Financial Corporation (10/13/15)

•	Acquisition of Florida Business BancGroup, Inc. by Home BancShares, Inc. (06/17/15)

•	Acquisition of Palmetto Bancshares, Inc. by United Community Banks, Inc. (04/22/15)

•	Acquisition of CapitalMark Bank & Trust by Pinnacle Financial Partners, Inc. (04/07/15)

•	Acquisition of Valley Financial Corp. by BNC Bancorp (11/17/14)

•	Acquisition of Old Florida Bancshares, Inc. by IBERIABANK Corp. (10/27/14)

•	Acquisition of Franklin Financial Corp. by TowneBank (07/15/14)

•	Acquisition of Virginia Heritage Bank by Eagle Bancorp, Inc. (06/09/14)

•	Acquisition of Community First Bancshares, Inc. by Simmons First National Corp. (05/06/14)

•	Acquisition of Summit Bancorp, Inc. by Bank of the Ozarks, Inc. (01/30/14)

Raymond James examined valuation multiples of transaction value compared to the target companies’ MRQ tangible book value, LTM earnings, trading value one day prior to announcement, trading value thirty days prior to announcement, and MRQ core deposits, where such information was publicly available. Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Monarch implied by the merger consideration. Furthermore, Raymond James applied the mean, median, minimum and maximum relative valuation multiples to Monarch’s MRQ tangible book value, LTM earnings, trading value one day prior to announcement, trading value thirty days prior to announcement, and MRQ core deposits to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration, which was assumed to have a value of $18.53 per share based on the exchange ratio of 0.8830x shares of TowneBank common stock per share of Monarch common stock and the December 15, 2015 closing price of TowneBank common stock of $20.99. The results of the selected transactions analysis are summarized below:

Nationwide:

	Transaction Value / MRQ TBV		Implied Equity Price Per Share
Mean	191%		$18.46
Median	190%		18.40
25th Percentile	169%		16.40
75th Percentile	216%		20.95

Merger Consideration	191%		$18.53

	Transaction Value / LTM EPS		Implied Equity Price Per Share
Mean	19.6	x	$20.92
Median	19.0	x	20.32
25th Percentile	15.2	x	16.20
75th Percentile	23.4	x	25.01

Merger Consideration	17.3	x	$18.53

	Transaction Value Premium/ One Day Prior Trading Value	Implied Equity Price Per Share
Mean	31%	$16.25
Median	27%	15.82
25th Percentile	13%	14.00
75th Percentile	49%	18.50

Merger Consideration	49%	$18.53

	Transaction Value Premium / Thirty Day Prior Trading Value	Implied Equity Price Per Share
Mean	35%	$16.75
Median	32%	16.46
25th Percentile	15%	14.26
75th Percentile	56%	19.45

Merger Consideration	49%	$18.53

	Tangible Book Premium/ Core Deposits	Implied Equity Price Per Share
Mean	12.5%	$17.96
Median	12.7%	18.11
25th Percentile	10.1%	16.36
75th Percentile	15.5%	19.91

Merger Consideration	13.4%	$18.53

Southeast:

	Transaction Value / MRQ TBV		Implied Equity Price Per Share
Mean	185%		$17.91
Median	190%		18.40
25th Percentile	173%		16.77
75th Percentile	203%		19.65

Merger Consideration	191%		$18.53

	Transaction Value / LTM EPS		Implied Equity Price Per Share
Mean	21.4	x	$22.93
Median	23.1	x	24.71
25th Percentile	15.9	x	16.99
75th Percentile	25.4	x	27.10

Merger Consideration	17.3	x	$18.53

	Transaction Value / One Day Prior Trading Value	Implied Equity Price Per Share
Mean	23%	$15.23
Median	24%	15.40
25th Percentile	2%	12.63
75th Percentile	39%	17.24

Merger Consideration	49%	$18.53

	Transaction Value / Thirty Day Prior Trading Value	Implied Equity Price Per Share
Mean	28%	$15.91
Median	30%	16.10
25th Percentile	5%	13.08
75th Percentile	44%	17.86

Merger Consideration	49%	$18.53

	Tangible Book Premium/ Core Deposits	Implied Equity Price Per Share
Mean	13.2%	$18.39
Median	12.2%	17.73
25th Percentile	10.1%	16.36
75th Percentile	18.3%	21.80

Merger Consideration	13.4%	$18.53

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of Monarch’s projected free cash flows through December 31, 2020 on a standalone basis. Raymond James used tangible common equity in excess of a target ratio of 8.0% for free cash flow.

The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2020 as the final year for the analysis and applied multiples, ranging from 12.0x to 18.0x, to calendar year 2020 net income in order to derive a range of terminal values for Monarch in 2020.

The projected free cash flows and terminal values were discounted using rates ranging from 14.0% to 16.0%. The resulting range of present equity values was adjusted by Monarch’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per Monarch share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the merger consideration, which was assumed to have a value of $18.53 per share based on the exchange ratio of 0.8830x shares of TowneBank common stock per share of Monarch common stock and the December 15, 2015 closing price of TowneBank common stock of $20.99. The results of the discounted cash flow analysis are summarized below:

Equity Value/ Per Share
Minimum	$13.14
Maximum	18.45

Merger Consideration	$18.53

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Monarch.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Monarch. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Monarch board of directors (in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Monarch common stock of the merger consideration to be received by such holders in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Monarch board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Monarch board of directors’ or Monarch management’s views with respect to Monarch, TowneBank or the merger. Raymond James provided advice to Monarch with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the board or that any specific merger consideration constituted the only appropriate consideration for the merger. Raymond James did not solicit indications of interest with respect to a transaction involving Monarch.

The Raymond James opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of December 16, 2015, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Monarch since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

For its services as financial advisor to Monarch in connection with the proposed merger, Raymond James will receive a transaction fee equal to 0.90% of the aggregate transaction value of the proposed merger, a substantial portion of which is contingent upon completion of the merger. Upon the rendering of its opinion, Raymond James became entitled to a fee of $250,000, which is creditable against the transaction fee and which is not contingent upon the completion of the proposed merger or the conclusion reached in the opinion. Monarch also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Monarch and TowneBank for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James Financial, an affiliate of Raymond James, provides certain brokerage, clearing and other services to TowneBank and Monarch pursuant to a contractual arrangement for which it is paid customary fees. In the two years preceding the date of its opinion, Raymond James did not receive any fees from Monarch or TowneBank for investment banking services. Raymond James may provide investment banking, financial advisory and other financial services to Monarch and/or TowneBank or other participants in the merger in the future, for which Raymond James may receive compensation.

Amendment to Monarch’s Articles of Incorporation

In connection with the approval of the merger agreement and the merger by the Monarch board of directors on December 16, 2015, the Monarch board also approved an amendment to Article II, Purpose, of Monarch’s articles of incorporation to provide Monarch with banking powers under Virginia law. The reason Monarch is proposing to amend its articles of incorporation is because, under Virginia law, a Virginia chartered bank like TowneBank can only merge with an entity that is chartered with banking powers under federal or state law. Accordingly, in order to facilitate the merger of Monarch into TowneBank, the parties have agreed that Monarch will seek stockholder approval of such amendment.

Under Virginia law and Monarch’s articles of incorporation, the approval of the articles amendment proposal requires the affirmative vote of more than two-thirds of the shares of Monarch common stock outstanding on the record date for the special meeting. If either TowneBank stockholders or Monarch stockholders do not approve the TowneBank merger proposal or the Monarch merger proposal, respectively, Monarch will not amend its articles of incorporation, even if Monarch stockholders approve the articles amendment proposal. The form of the amendment to Monarch’s articles of incorporation amending the purpose article therein so as to provide Monarch with banking powers under Virginia law is attached as Appendix D to this joint proxy statement/prospectus. The articles amendment proposal is described more fully in the “Proposals to be Considered at the Monarch Special Meeting – Approval of the Articles Amendment Proposal” beginning on page 44.

Interests of Certain Monarch Directors and Executive Officers in the Merger

In considering the recommendations of the Monarch board of directors that Monarch stockholders vote in favor of the Monarch merger proposal and the compensation proposal, Monarch stockholders should be aware that Monarch directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as stockholders of Monarch. The Monarch board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the merger.

Indemnification and Insurance. TowneBank has agreed to indemnify the officers and directors of Monarch against certain liabilities arising before the effective date of the merger. TowneBank has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Monarch’s existing directors’ and officers’ liability insurance, for the current officers and directors of Monarch, subject to a cap on the cost of such policy equal to 250% of Monarch’s current annual premium.

Director Appointments and Compensation. Pursuant to the merger agreement, TowneBank will appoint certain Monarch directors to the TowneBank board of directors effective upon consummation of the merger. Each of Jeffrey F. Benson, E. Neal Crawford, Jr., William T. Morrison, Robert M. Oman, Elizabeth T. Patterson, Dwight C. Schaubach and Brad E. Schwartz will be appointed to TowneBank’s board of directors to serve in such capacity until the next annual meeting of the stockholders of TowneBank after the effective date of the merger, and, subject to the good faith consideration by the Nominating Committee of TowneBank’s board of the selection criteria set forth in its charter, such persons are to be nominated to sit for election at such annual meeting. If nominated, each of Mr. Oman and Ms. Patterson will be nominated to serve an initial term of one year, each of Messrs. Crawford, Morrison and Schaubach will be nominated to serve an initial term of two years, and each of Messrs. Benson and Schwartz will be nominated to serve an initial term of three years. Subject to the good faith approval of TowneBank’s board of directors, each of Messrs. Benson and Schwartz will also be appointed to the Executive Committee of TowneBank’s board and Mr. Benson will be appointed Vice Chairman of such board effective at the effective date of the merger.

The current Monarch directors who are not designated to serve on TowneBank’s board of directors after the merger, Lawton H. Baker, Joe P. Covington, Jr., Virginia Sancilio Cross, Taylor B. Grissom, as well as Mr. Crawford, will be appointed to the board of managers of Towne Financial Services, effective at the effective date of the merger.

Each of the Monarch directors that will serve on the board of directors of TowneBank and the board of managers of Towne Financial Services has signed an agreement providing that such individual will not engage in activities competitive with TowneBank until the later of the date that is one year following the merger or the date on which he or she ceases to be a member on such board.

The non-employee directors of Monarch that will serve on the board of directors of TowneBank and the board of managers of Towne Financial Services will be compensated in accordance with TowneBank’s director compensation policy for non-executive officers as then in effect. Each non-executive officer member of the board of directors of TowneBank, as well as each non-executive officer member of the board of directors of a TowneBanking Group and Towne Financial Services, currently receives $300 for attending each board meeting. In addition, standing committee members receive $175 for each committee meeting attended. As compensation for their services during 2016, each member of the TowneBank board of directors will receive an annual retainer of $22,000. TowneBank also provides an additional $3,000 retainer fee to each non-executive officer chairman of a TowneBanking Group board and Towne Financial Services, the vice chairman of the TowneBank board and each chairman of one of the various committees of TowneBank’s board of directors. In addition, as compensation for their services to Monarch during 2016, each of the current non-employee directors of Monarch is expected to receive a payment in the amount of approximately $20,000 that will be payable by Monarch prior to the merger.

Certain information about each Monarch director to be appointed to the board of directors of TowneBank and the board of managers of Towne Financial Services is provided in Monarch’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus.

Executive Officer Positions. TowneBank will appoint the following executive officers of Monarch to officer positions with TowneBank, effective upon consummation of the merger, as set forth below:

•	Brad E. Schwartz, Chief Executive Officer of Monarch, will be appointed Senior Executive Vice President and Chief Operating Officer of TowneBank.

•	E. Neal Crawford, Jr., President of Monarch, will be appointed President of Towne Financial Services.

•	William T. Morrison, Chief Executive Officer of Monarch Mortgage, a division of Monarch Bank, will be appointed Chairman and Chief Executive Officer of TowneBank Mortgage and Realty Group, a division of TowneBank.

•	Andrew N. Lock, Executive Vice President and Chief Risk Officer of Monarch, will be appointed Executive Vice President – Chief Risk Officer of TowneBank.

•	Lynette P. Harris, Executive Vice President and Chief Financial Officer of Monarch, will be appointed a Senior Vice President of TowneBank.

In connection with entering into the merger agreement, TowneBank has entered into employment and change in control agreements with these officers that will be effective upon the consummation of the merger.

Employment and Change in Control Agreements for Monarch Named Executive Officers. Monarch Bank currently has employment and change in control agreements with Brad E. Schwartz, Chief Executive Officer of Monarch, E. Neal Crawford, Jr., President of Monarch, William T. Morrison, Chief Executive Officer of Monarch Mortgage, a division of Monarch Bank, Andrew N. Lock, Executive Vice President and Chief Risk Officer of Monarch, and Lynette P. Harris, Executive Vice President and Chief Financial Officer of Monarch, each of whom is a “named executive officer” of Monarch. The phrase “named executive officer” refers to a company’s principal executive officer, principal financial officer and the three other most highly compensated officers. In connection with entering into the merger agreement, TowneBank has entered into employment and change in control agreements with these officers that will be effective upon the consummation of the merger and will supersede their agreements with Monarch Bank.

TowneBank Employment and Change in Control Agreements with Mr. Schwartz. TowneBank has entered into an employment agreement, dated December 16, 2015, with Mr. Schwartz to serve as Senior Executive Vice President and Chief Operating Officer of TowneBank. The employment agreement, which will become effective upon the closing of the merger, will have a term that expires on December 31, 2019, subject to automatic two year renewals unless notice of nonrenewal is given by TowneBank no later than 12 months prior to the expiration of the then current term. Mr. Schwartz’s employment agreement provides for an annual base salary of $600,000 and the right to annual cash bonus payments in such amounts and at such times as may be determined by TowneBank’s board of directors or compensation committee. Subject to approval of TowneBank’s board of directors, he will also receive, as soon as practicable after the merger, a restricted stock grant with a market value of $300,000 that will vest in five equal, annual installments beginning on the first anniversary of the grant date. During the term of his employment agreement, Mr. Schwartz will be entitled to participate in TowneBank’s equity incentive, retirement, life insurance, profit sharing, employee stock ownership and other plans, benefits and privileges that may be in effect from time to time, and will be provided an automobile or automobile allowance.

If TowneBank terminates Mr. Schwartz’s employment without “cause” (as defined in his employment agreement), then Mr. Schwartz will, subject to his execution of a waiver and release of claims, be entitled to continue to receive: (i) his current base salary until the later of the date of expiration of the then current term of his agreement or the one year anniversary of the date of his termination; and (ii) continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), provided that Mr. Schwartz makes a proper election for such coverage, until the earliest to occur of (A) the date he is no longer eligible to receive COBRA continuation coverage; (B) the date on which he becomes eligible to receive substantially similar coverage from another employer; or (C) the later of the date of expiration of the then current term of his agreement or the one year anniversary of the date of his termination. If Mr. Schwartz resigns for any reason other than disability, he will be entitled to continue to receive his base salary through the date of resignation and any benefits that are vested as of such date. Upon a termination due to his disability, Mr. Schwartz will receive continued welfare plan benefits in TowneBank’s health and welfare plans for a period of 12 months following such termination. Mr. Schwartz will be subject to a two year covenant not to compete and a two year covenant not to solicit customers or employees of TowneBank following the termination of his employment for any reason unless (i) the agreement expires, in which case the terms of these covenants will be reduced or (ii) there is a change of control, in which case he will be subject only to a one year covenant not to solicit customers or employees of TowneBank.

Under the employment agreement, termination for “cause” means termination for: (i) continued failure to follow the reasonable policies of the TowneBank board of directors and failure to remedy such failure after notification from the board; (ii) conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or a crime of moral turpitude;

(iii) commission of an act of embezzlement or fraud against TowneBank or any subsidiary or affiliate of TowneBank; (iv) any act or omission constituting dishonesty with respect to TowneBank or any subsidiary or affiliate of TowneBank; and/or (v) any other willful or reckless conduct that substantially harms the reputation and/or interest of TowneBank, any subsidiary or affiliate of TowneBank or any of their respective directors, officers or employees.

Pursuant to his employment agreement, TowneBank has agreed to enter into a supplemental executive retirement plan agreement with Mr. Schwartz to enhance his annual retirement benefit. Under the agreement, which will become effective upon the closing of the merger, Mr. Schwartz will be entitled to receive an annual retirement benefit equal to (i) 40% of his initial base salary with TowneBank, with such base salary increasing annually by four percent (solely for purposes of determining the annual benefit) until Mr. Schwartz reaches age 65, less (ii) the annual retirement benefit that Mr. Schwartz is entitled to receive under his supplemental executive retirement plan agreements with Monarch Bank. The TowneBank retirement benefit will vest in equal annual installments from the effective date of the agreement until Mr. Schwartz reaches age 65, and the benefit will be payable for 15 years beginning at age 65.

TowneBank has also entered into a change in control agreement, dated December 16, 2015, with Mr. Schwartz. The change in control agreement, which will become effective upon the closing of the merger, will have a term that expires on December 31, 2019, subject to automatic one year renewals unless notice of nonrenewal is given by TowneBank no later than 12 months prior to the expiration of the then current term. Following a change in control of TowneBank, the agreement requires that TowneBank or its successor continue to employ Mr. Schwartz for a term of three years after the date of the change in control. During this period, Mr. Schwartz will retain commensurate authority and responsibilities and compensation benefits, with a salary at least equal to the level paid in the immediate prior year and bonuses at least equal to the highest annual bonus paid or payable for the two years immediately preceding the change in control.

If Mr. Schwartz’s employment is terminated without “cause” or he resigns for “good reason” (as each of those terms is defined in the agreement and described below) during the three years following a change in control of TowneBank, he will be entitled to the following payments and benefits:

•	annual base salary through the date of termination and the amount, if any, of any incentive or bonus compensation that has been earned but not paid;

•	a pro-rated cash bonus equal to the product of the annual bonus paid or payable for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365;

•	any benefits or awards (including both stock and cash components) which pursuant to the terms of any plans, policies or programs have been earned or become payable;

•	a cash amount equal to 2.99 times his “final compensation,” which is defined as his current annual base salary plus the highest annual bonus paid or payable for the two most recently completed years, payable in a lump sum no later 45 days following the date of termination; and

•	for a period of 36 months after the date of termination of employment, continued coverage under any health, dental, disability, life insurance and other welfare benefit plans in which Mr. Schwartz or his dependents are participating, on the same basis as other active participants in the plans, or, if such coverage under the existing plan(s) cannot be maintained or would create an adverse tax effect for Mr. Schwartz, the provision of substantially identical benefits directly or through a separate insurance arrangement. This continued health and welfare benefit will cease to the extent comparable benefits are obtained through subsequent employment.

Payments and benefits under the change in control agreement are subject to reduction to the extent required to avoid the imposition of an excise tax and deduction loss under the Code’s golden parachute rules.

Under the change in control agreement, termination for “cause” means termination for: (i) gross incompetence, gross negligence or willful misconduct in office or breach of a fiduciary duty owed to TowneBank or its affiliates; (ii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony or a crime of moral turpitude or commission of an act of embezzlement or fraud against TowneBank or its affiliates; (iii) any material breach by Mr. Schwartz of a material term of the change in control agreement, including the material failure to perform a substantial portion of his duties and responsibilities; or (iv) deliberate dishonesty with respect to TowneBank or its affiliates. Under the change in control agreement, resignation by Mr. Schwartz for “good reason” means resignation as a result of: (i) assignment of duties or responsibilities to Mr. Schwartz by TowneBank that have significantly less authority or materially different responsibilities;

(ii) failure by TowneBank to honor any term or provision of the change in control agreement; (iii) relocation of Mr. Schwartz’s primary place of employment to a place that is more than 35 miles from his office location at the effective date of the change in control of TowneBank; (iv) failure by TowneBank to comply and satisfy the obligation that TowneBank’s successor assume and honor the change in control agreement; or (v) direction by TowneBank to engage in conduct that is unethical, illegal or contrary to TowneBank’s good business practices.

TowneBank Employment and Change in Control Agreements with Mr. Crawford. TowneBank has entered into an employment agreement, dated December 16, 2015, with Mr. Crawford to serve as President of Towne Financial Services. Mr. Crawford’s employment agreement with TowneBank is substantially the same as Mr. Schwartz’s employment agreement with TowneBank, except that Mr. Crawford’s base salary will be $475,000 and his restricted stock award will have a market value of $250,000. TowneBank has agreed to enter into a supplemental executive retirement plan agreement with Mr. Crawford that will be substantially the same as the agreement to be entered into with Mr. Schwartz.

TowneBank has also entered into a change in control agreement, dated December 16, 2016, with Mr. Crawford. Mr. Crawford’s change in control agreement with TowneBank is substantially the same as Mr. Schwartz’s change in control agreement with TowneBank, except that, in the event of a change in control, Mr. Crawford’s change in control cash severance amount will equal two times his “final compensation” and his continued coverage under TowneBank’s benefit plans will be limited to 24 months.

TowneBank Employment and Change in Control Agreements with Mr. Morrison. TowneBank has entered into an employment agreement, dated December 16, 2015, with Mr. Morrison to serve as Chairman and Chief Executive Officer of TowneBank Mortgage and Realty Group. Mr. Morrison’s employment agreement with TowneBank is substantially the same as Mr. Schwartz’s employment agreement with TowneBank, except that (i) Mr. Morrison’s base salary will be $400,000, (ii) his restricted stock award will have a market value of $250,000 and (iii) if Mr. Morrison resigns on or before December 31, 2017, he will be entitled to his base salary through the one year anniversary of his resignation. In addition, in lieu of receiving a cash bonus from TowneBank like Mr. Schwartz, Mr. Morrison will be eligible to participate in a TowneBank Mortgage profit sharing bonus pool. Mr. Morrison will receive an amount equal to (i) 10% of the first $17,000,000 of the annual pre-tax profit contribution of TowneBank Mortgage to the combined organization, and (ii) 5% of the annual pre-tax profit contribution of TowneBank Mortgage to the combined organization in excess of $17,000,000, pursuant to the profit sharing bonus pool. TowneBank has agreed to enter into a supplemental executive retirement plan agreement with Mr. Morrison that will be substantially the same as the agreement to be entered into with Mr. Schwartz.

TowneBank has also entered into a change in control agreement, dated December 16, 2016, with Mr. Morrison. Mr. Morrison’s change in control agreement with TowneBank is substantially the same as Mr. Schwartz’s change in control agreement with TowneBank, except that, in the event of a change in control, Mr. Morrison’s change in control cash severance amount will equal two times his “final compensation” up to a maximum cash amount of $1,200,000 and his continued coverage under TowneBank’s benefit plans will be limited to 24 months.

TowneBank Employment and Change in Control Agreements with Mr. Lock. TowneBank has entered into an employment agreement, dated December 16, 2015, with Mr. Lock to serve as Executive Vice President – Chief Risk Officer of TowneBank. Mr. Lock’s employment agreement with TowneBank is substantially the same as Mr. Schwartz’s employment agreement with TowneBank, except that Mr. Lock’s base salary will be $285,000, his restricted stock award will have a market value of $150,000 and his supplemental executive retirement benefit will be based upon 30% of his initial base salary with TowneBank. Mr. Lock’s covenants not to compete and not to solicit customers or employees of TowneBank following the termination of his employment for any reason are limited to one year.

TowneBank has also entered into a change in control agreement, dated December 16, 2016, with Mr. Lock. Mr. Lock’s change in control agreement with TowneBank is substantially the same as Mr. Schwartz’s change in control agreement with TowneBank, except that, in the event of a change in control, Mr. Lock’s change in control cash severance amount will equal two times his “final compensation” and his continued coverage under TowneBank’s benefit plans will be limited to 24 months.

TowneBank Employment Agreement with Ms. Harris. TowneBank has entered into an employment agreement, dated December 16, 2015, with Ms. Harris to serve as a Senior Vice President of TowneBank. Ms. Harris’s employment agreement with TowneBank is substantially the same as Mr. Schwartz’s employment agreement with TowneBank, except that Ms. Harris’s base salary will be $200,000 and her restricted stock award will have a market value of $100,000. TowneBank has not agreed to enter into a supplemental executive retirement plan agreement with Ms. Harris. Her covenants not to compete and not to solicit customers or employees of TowneBank following the termination of her employment for any reason are limited to one year.

Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Monarch who continue on as employees of TowneBank will be entitled to participate in the TowneBank health and welfare benefit and similar plans on the same terms and conditions as employees of TowneBank. Subject to certain exceptions, these employees will receive credit for their years of service to Monarch or Monarch Bank for participation, vesting and benefit accrual purposes.

Employee Severance Benefits. A Monarch employee whose employment is involuntarily terminated other than for cause within six months from the effective date of the merger, excluding any employee who has a contract providing for severance, will receive severance benefits in accordance with Monarch’s existing severance policy. Under such policy, a Monarch employee who is so terminated will be entitled to a severance payment in an amount equal to the greater of (i) four paychecks or two months’ salary or wages, (ii) one paycheck for every year of service up to a maximum of 12 paychecks or (iii) the total payment for accrued paid time off.

Golden Parachute Compensation for Monarch Named Executive Officers

Potential Payments and Benefits to Monarch Named Executive Officers. The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation that the named executive officers could receive that is based on or that otherwise relates to the merger. This compensation is referred as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Monarch’s named executive officers. This merger-related compensation is the subject of a non-binding advisory vote of Monarch stockholders, as described under “Proposals to be Considered at the Monarch Special Meeting – Approval of the Compensation Proposal (Monarch Proposal No. 3)” beginning on page 45.

The amounts set forth below have been calculated assuming the merger was consummated on January 31, 2016 and, where applicable, assuming each named executive officer experienced a qualifying termination of employment as of January 31, 2016. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus.

Golden Parachute Compensation

Name	Cash (1)	Equity (2)	Pension/ NQDC (3)	Perquisites/ Benefits	Tax Reimbursement	Other	Total
Brad E. Schwartz	$625,000	$766,911	$227,538	—	—	—	$1,619,449
E. Neal Crawford, Jr.	575,000	538,840	227,538	—	—	—	1,341,378
William T. Morrison	500,000	596,293	160,902	—	—	—	1,257,195
Andrew N. Lock	330,000	417,840	93,317	—	—	—	841,157
Lynette P. Harris	275,000	417,840	177,221	—	—	—	870,061

(1)	Represent single-trigger cash retention payments to be paid by Monarch in a lump sum immediately prior to the the effective date of the merger. Each payment is equal to approximately one-half of the amount that the applicable officer would have been entitled to receive under his or her change in control agreement with Monarch Bank if such officer experienced a qualifying termination of employment following the merger and the change in control agreement with Monarch Bank was operative. As described above, each officer has entered into employment and/or change in control agreements with TowneBank that supersede such officer’s employment and change in control agreements with Monarch Bank. Such officers will not be entitled to receive any benefits under their employment and change in control agreements with Monarch Bank as a result of the merger.
(2)

Represent single-trigger acceleration of outstanding restricted stock awards that are unvested at the time of the merger. The amounts are expressed as an aggregate dollar value which represents $17.41 (the average closing market price of Monarch common stock over the first five business days following the first public announcement of the merger) for each unvested share of common stock for which vesting will be accelerated. Importantly, these values are different from – and significantly higher than – the valuation of unvested equity grants for purposes of Section 280G of the Code, which valuation is determined as of the date of the change in control and is based on several factors, including the stock’s fair market value and the length of time until the unvested equity grants would otherwise have vested, assuming no change in control.
(3)	Represents the value of single-trigger acceleration of vesting of benefits under supplemental executive retirement plan agreements with Monarch Bank that are unvested at the time of the merger.

Restricted Stock Awards. Monarch has granted certain employees, officers and directors restricted stock awards pursuant to its equity compensation plans. In the merger, all outstanding Monarch restricted stock awards that are unvested or contingent will be converted into TowneBank restricted stock awards, with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The number of shares subject to the restricted stock awards will be adjusted based on the exchange ratio. As of the date of this joint proxy statement/prospectus, there were 437,440 shares subject to unvested restricted stock awards granted under Monarch’s equity compensation plans. The vesting of all outstanding Monarch unvested restricted stock awards will accelerate as a result of the merger.

The value for each Monarch executive officer of the vesting of the restricted stock awards in connection with the merger is set forth in the table above entitled “Golden Parachute Compensation,” which assumes a value of $17.41 per each share subject to a restricted stock award and further assumes the merger was completed on January 31, 2016. Using the same assumptions, the aggregate value of the accelerated vesting of restricted stock awards for the eight non-executive officer Monarch directors is approximately $441,866.

As of the date of this joint proxy statement/prospectus, there are no options outstanding to purchase shares of Monarch common stock, and no stock options are expected to be granted prior to the merger.

No Golden Parachute Compensation Payable to TowneBank Named Executive Officers

None of TowneBank’s executive officers will receive any type of “golden parachute” compensation that is based on or that otherwise relates to the merger.

Regulatory Approvals

The parties to the merger agreement cannot complete the merger without prior approval from the Virginia SCC and the FDIC. On March 8, 2016, TowneBank filed the required applications with the FDIC and Virginia SCC seeking their approval of the merger. On March 8, 2016, Monarch also filed an application with the Virginia SCC in connection with the merger. On April 22, 2016, the FDIC approved TowneBank’s merger application. As of the date of this joint proxy statement/prospectus, we have not yet received the required approvals from the Virginia SCC. While we do not know of any reason why we would not be able to obtain such approvals in a timely manner, we cannot be certain when or if we will receive them.

Appraisal or Dissenters’ Rights in the Merger

Under Virginia law, the stockholders of TowneBank and Monarch are not entitled to dissenters’ or appraisal rights in connection with the merger.

Certain Differences in Rights of Stockholders

TowneBank and Monarch are Virginia corporations governed by the Virginia SCA. In addition, the rights of TowneBank stockholders and Monarch stockholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, Monarch stockholders will become stockholders of TowneBank, and as such their stockholder rights will then be governed by the articles of incorporation and bylaws of TowneBank, each as amended, and by the Virginia SCA. The rights of stockholders of TowneBank differ in certain respects from the rights of stockholders of Monarch.

A summary of the material differences between the rights of a Monarch stockholder under the Virginia SCA and Monarch’s articles of incorporation and bylaws, on the one hand, and the rights of a TowneBank stockholder under the Virginia SCA and the articles of incorporation and bylaws of TowneBank, on the other hand, is provided in this joint proxy statement/prospectus in the section “Comparative Rights of Stockholders” on page 98.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting pursuant to GAAP. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of Monarch and Monarch Bank will be recorded, as of completion of the merger, at their respective fair values and added to those of TowneBank. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements and reported results of operations of TowneBank issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Monarch and Monarch Bank. See also “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 22.

THE MERGER AGREEMENT

The following is a summary description of the material provisions of the merger agreement. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.

Structure of the Merger

The TowneBank board of directors and the Monarch board of directors have each approved the merger agreement, which provides for the merger of Monarch and Monarch Bank with and into TowneBank, with TowneBank as the surviving entity.

Merger Consideration

General. In the proposed merger, holders of Monarch common stock will receive 0.8830 shares of common stock of TowneBank for each of their shares of Monarch common stock outstanding immediately before the effective date of the merger. This exchange ratio is fixed and will not be adjusted based upon changes in the market price of TowneBank common stock and Monarch common stock prior to the effective date of the merger. Based on the closing sale price for TowneBank common stock on the NASDAQ Global Select Market on December 16, 2015 ($21.03), the last trading day before public announcement of the merger, the 0.8830 exchange ratio represented approximately $18.57 in value for each share of Monarch common stock, or approximately $220.6 million in the aggregate based on the number of shares of Monarch common stock outstanding on such date. Based on the closing sale price for TowneBank common stock on the NASDAQ Global Select Market on April 29, 2016 ($21.00), the last trading day before the date of this joint proxy statement/prospectus, the 0.8830 exchange ratio represented approximately $18.54 in value for each share of Monarch common stock, or approximately $220.2 million in the aggregate based on the number of shares of Monarch common stock outstanding on such date.

If the number of shares of TowneBank common stock or Monarch common stock changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

TowneBank’s stockholders will continue to own their existing shares of TowneBank common stock. Each share of TowneBank common stock will continue to represent one share of common stock of TowneBank following the merger.

Fractional Shares. TowneBank will not issue any fractional shares of common stock. Instead, a Monarch stockholder who would otherwise have received a fraction of a share of TowneBank common stock will receive an amount of cash equal to the fraction of a share of TowneBank common stock to which such holder would otherwise be entitled multiplied by the closing sale price of TowneBank common stock on the NASDAQ Global Select Market for the trading day immediately preceding the effective date of the merger.

Treatment of Monarch Restricted Stock Awards

In the merger, all outstanding Monarch restricted stock awards that are unvested or contingent will be converted into TowneBank restricted stock awards, with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The number of shares subject to the restricted stock awards will be adjusted based on the exchange ratio. As of the date of this joint proxy statement/prospectus, there were 437,440 shares subject to unvested restricted stock awards granted under Monarch’s equity compensation plans.

Effective Date and Time; Closing

Pursuant to the merger agreement, the effective date and the effective time of the merger shall be the date and time set forth shown on the certificate of merger issued by the Virginia SCC. Subject to the satisfaction or waiver of the closing conditions in the merger agreement, including the receipt of all necessary stockholder and regulatory approvals, the parties will use their reasonable best efforts to cause the effective date to occur late in the second quarter of 2016. See “— Conditions to Completion of the Merger” at page 88.

There can be no assurances as to if or when the stockholder and regulatory approvals will be obtained or that the merger will be completed.

Exchange of Monarch Shares for TowneBank Shares in the Merger

TowneBank Common Stock. Each share of TowneBank common stock issued and outstanding immediately before the effective date of the merger will remain issued and outstanding immediately after completion of the merger as a share of common stock of TowneBank. As a result, there is no need for TowneBank stockholders to submit their stock certificates to TowneBank, the exchange agent or to any other person in connection with the merger or otherwise take any action as a result of the completion of the merger.

Monarch Common Stock. On or before the closing date of the merger, TowneBank will cause to be deposited with its transfer agent, Computershare, Inc. (the “exchange agent”), certificates representing shares of TowneBank common stock for the benefit of the holders of certificates representing shares of Monarch common stock and book-entry shares representing shares of TowneBank common stock for the benefit of the holders of book-entry shares representing shares of Monarch common stock, and cash instead of any fractional shares that would otherwise be issued to Monarch stockholders in the merger.

Promptly after the completion of the merger, the exchange agent will send transmittal materials to each holder of a certificate and/or book-entry shares for Monarch common stock for use in exchanging (i) Monarch stock certificates for certificates representing shares of TowneBank common stock and/or (ii) Monarch book-entry shares for book-entry shares representing shares of TowneBank common stock, and cash instead of fractional shares, if applicable. The exchange agent will deliver certificates and/or book-entry shares representing TowneBank common stock and a check instead of any fractional shares, once it receives the properly completed transmittal materials together with certificates and/or book-entry shares representing a holder’s Monarch common stock.

Monarch stock certificates or Monarch book-entry shares should NOT be returned with the enclosed proxy card. They also should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger.

Monarch stock certificates may be exchanged for new TowneBank stock certificates and Monarch book-entry shares may be exchanged for new TowneBank book-entry shares with the exchange agent for up to six months after the completion of the merger. At the end of that period, any TowneBank stock certificates and book-entry shares and cash will be returned to TowneBank. Any holders of Monarch stock certificates or Monarch book-entry shares who have not exchanged their certificates or book-entry shares will be entitled to look only to TowneBank for new stock certificates or book-entry shares and any cash to be received instead of fractional shares of TowneBank common stock.

Until you exchange your Monarch stock certificates or Monarch book-entry shares for new stock certificates or book-entry shares, you will not receive any dividends or other distributions in respect of shares of TowneBank common stock. Once you exchange your Monarch stock certificates or Monarch book-entry shares for new TowneBank stock certificates or book-entry shares, you will receive, without interest, any dividends or distributions with a record date after the effective date of the merger and payable with respect to your shares.

If you own Monarch common stock in book-entry form or through a broker, bank or other holder of record, you will not need to obtain Monarch stock certificates to surrender to the exchange agent.

If your Monarch stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. TowneBank may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against TowneBank with respect to the lost, stolen or destroyed Monarch stock certificate.

Neither TowneBank nor Monarch, nor any other person, will be liable to any former holder of Monarch stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Corporate Governance

If the articles amendment proposal is approved, immediately prior to the effective date of the merger, the articles of incorporation of Monarch will be amended to provide Monarch with banking powers under Virginia law. At the effective date of the merger, the articles of incorporation of TowneBank in effect immediately prior to the effective date of the merger will be the articles of incorporation of TowneBank after completion of the merger until thereafter amended in accordance with its respective terms and applicable law.

TowneBank has agreed to amend its bylaws prior to the effective date of the merger to increase the number of directors that serve on TowneBank’s board of directors to the extent necessary to accommodate the current directors of Monarch that will be appointed as directors of TowneBank as of the effective date of the merger. Pursuant to the merger agreement, TowneBank will appoint each of Jeffrey F. Benson, E. Neal Crawford, Jr., William T. Morrison, Robert M. Oman, Elizabeth T. Patterson, Dwight C. Schaubach and Brad E. Schwartz to TowneBank’s board of directors to serve in such capacity until the next annual meeting of the stockholders of TowneBank after the effective date of the merger, and, subject to the good faith consideration by the Nominating Committee of TowneBank’s board of the selection criteria set forth in its charter, such persons are to be nominated to sit for election at such annual meeting. If nominated, each of Mr. Oman and Ms. Patterson will be nominated to serve an initial term of one year, each of Messrs. Crawford, Morrison and Schaubach will be nominated to serve an initial term of two years, and each of Messrs. Benson and Schwartz will be nominated to serve an initial term of three years. Subject to the good faith approval of TowneBank’s board of directors, each of Messrs. Benson and Schwartz will also be appointed to the Executive Committee of TowneBank’s board and Mr. Benson will be appointed Vice Chairman of such board effective at the effective date of the merger.

At the effective date of the merger, the bylaws of TowneBank in effect immediately prior to the effective date of the merger (with the amendment described above) will be the bylaws of TowneBank after completion of the merger until thereafter amended in accordance with their respective terms and applicable law.

The current Monarch directors who are not designated to serve on TowneBank’s board of directors after the merger, Lawton H. Baker, Joe P. Covington, Jr., Virginia Sancilio Cross, Taylor B. Grissom, as well as Mr. Crawford, will be appointed to the board of managers of Towne Financial Services, LLC, a wholly owned subsidiary of TowneBank, effective at the effective date of the merger.

Each of the Monarch directors that will serve on the board of directors of TowneBank and the board of managers of Towne Financial Services, LLC has signed an agreement providing that such individual will not engage in activities competitive with TowneBank until the later of the date that is one year following the merger or the date on which he or she ceases to be a member on such board.

Representations and Warranties

The merger agreement contains representations and warranties relating to TowneBank and Monarch’s respective businesses, including:

•	corporate organization, standing and power, and subsidiaries;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with or breaches of organizational documents or other obligations as a result of entering into the merger agreement;

•	required governmental filings and consents;

•	capital structure;

•	TowneBank’s FDIC filings or Monarch’s SEC filings, financial statements included in certain of those filings and accounting controls;

•	regulatory reports filed with governmental agencies and other regulatory matters;

•	absence of certain changes or events and absence of certain undisclosed liabilities;

•	material contracts;

•	legal proceedings and compliance with applicable laws;

•	tax matters and tax treatment of merger;

•	employee benefit plans;

•	insurance;

•	allowance for loan losses;

•	environmental matters;

•	books and records;

•	required stockholder vote to approve the merger agreement; and

•	engagement of financial advisors and receipt of fairness opinions.

In addition, the merger agreement contains representations and warranties relating to Monarch’s business specifically, such as:

•	ownership and leasehold interests in properties;

•	loan portfolio and mortgage loan buy-backs;

•	intellectual property;

•	derivative instruments;

•	brokered deposits;

•	investment securities;

•	anti-takeover statutes and regulations; and

•	transaction with affiliates.

With the exception of specified representations and warranties relating to corporate authority, that must be true and correct in all material respects, and representations and warranties relating to absence of conflict with organizational documents, capitalization (except de minimus in amount and effect) and absence of certain changes reasonably likely to have a material adverse effect, which must be true and correct in all respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect (as such term is defined in the merger agreement) on the party making the representation or warranty, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “material adverse effect” or similar terms or phrases in any such representation or warranty.

The representations and warranties described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including being qualified by confidential disclosures, and were made for the purposes of allocating contractual risk between TowneBank and Monarch instead of establishing these matters as facts. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this joint proxy statement/prospectus, in the documents incorporated by reference into this joint proxy statement/prospectus by TowneBank and Monarch, and in the periodic and current reports and statements that TowneBank files with the FDIC and Monarch files with the SEC. See “Where You Can Find More Information” beginning on page 110.

Business Pending the Merger

TowneBank, Monarch and Monarch Bank have made customary agreements that place restrictions on them until the completion of the merger. In general, TowneBank, Monarch and Monarch Bank are required to (i) conduct their respective businesses in the ordinary and usual course consistent with past practice, (ii) take no action that would affect adversely or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis, (iii) take no action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (iv) take no action that would make any of its representation or warranties untrue, taking into account the material adverse effect standard set forth in the merger agreement.

Monarch and Monarch Bank also agreed that, until the effective date of the merger and with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of TowneBank (which may not to be unreasonably withheld or delayed):

•	amend, repeal or modify any articles of incorporation, bylaws or other similar governing instruments;

•	issue or sell any additional shares of capital stock, other than pursuant to stock options outstanding as of the date of the merger agreement, or grant any stock options, restricted shares or other stock-based awards;

•	enter into or amend or renew any employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit, except for normal individual merit increases in the ordinary course of business consistent with past practice that do not exceed $500,000 in the aggregate or 5% on an individual basis, provided that no incentive or bonus payment will be paid or agreed to be paid without prior consultation with and approval from TowneBank, except for (i) incentive based compensation to employees engaged in selling mortgage and investment products and services in the ordinary course of business, and (ii) certain bonuses for 2015 performance and retention payments agreed to by the parties;

•	enter into, establish, adopt, amend, terminate or make any contributions to (except as required by law, to satisfy contractual obligations as previously disclosed to TowneBank or to comply with the requirements of the merger agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or employee or take any action to accelerate the vesting or exercise of any benefits payable thereunder;

•	hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations as previously disclosed to TowneBank and (ii) persons whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the merger or the completion thereof;

•	except for payment of quarterly cash dividends not to exceed $0.09 per share on Monarch common stock, at times consistent with current practice (provided that ex-dividend dates shall be coordinated with TowneBank ex-dividend dates so that holders of Monarch common stock shall receive one (and only one) quarterly dividend per quarter), make, declare, pay any dividend on, or redeem, purchase or otherwise acquire any shares of capital stock, or adjust, split, combine or reclassify any shares of capital stock;

•	make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

•	implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by generally accepted accounting principles in the U.S., regulatory accounting guidelines or applicable law;

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) other real estate owned properties sold in the ordinary course of business consistent with past practice and (ii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate;

•	acquire all or any portion of the assets, business, securities, deposits or properties of any other person, except for acquisitions (i) by way of foreclosures or of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in amounts that do not exceed $500,000 individually or $1,000,000 in the aggregate, and (ii) in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate;

•	enter into, amend, modify, cancel, fail to renew or terminate any agreement, contract, lease, license, arrangement, commitment or understanding that is identified under the material contract representation and warranty in the merger agreement;

•	enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of the merger agreement, which settlement, agreement or action involves payment of an amount that exceeds $50,000 and/or would impose any material restriction on the business of Monarch or create precedent for claims that are reasonably likely to be material to Monarch;

•	enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

•	introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, TowneBank prior to the date of the merger agreement);

•	(i) make, renew, restructure or otherwise modify any loan to be held in its loan portfolio other than loans made or acquired in the ordinary course of business consistent with past practice and that have (a) in the case of unsecured loans, a principal balance not in excess of $1,000,000 in total, or (b) in the case of new secured loans, a principal balance not in excess of $5,000,000 in total, (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above, or (iii) enter into any loan securitization or create any special purpose funding entity;

•	incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments and the creation of deposit liabilities and federal funds purchased in the ordinary course of business consistent with past practice;

•	acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of three years or less, or dispose of any debt security or equity investment;

•	enter into or settle any derivative contract, except for contracts used to hedge mortgage rate risk in the ordinary course of business as currently conducted;

•	make any investment or commitment to invest in real estate or in any real estate development project, other than as a loan (and other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

•	make or change any material tax election, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes or file any amended tax return; or

•	agree to take any of the actions prohibited by the preceding bullet points.

TowneBank also agreed that until the effective date of the merger it will not, without the prior written consent of Monarch (which may not to be unreasonably withheld or delayed), amend, repeal or modify its articles of incorporation, bylaws or other similar governing instruments in a manner which would have a material adverse effect on Monarch or its stockholders or the transactions contemplated by the merger agreement.

Regulatory Matters

TowneBank, Monarch and Monarch Bank have each agreed to cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to consummate the merger. On March 8, 2016, TowneBank filed the required applications with the FDIC and Virginia SCC seeking their approval of the merger. On March 8, 2016, Monarch also filed an application with the Virginia SCC in connection with the merger.

On April 22, 2016, the FDIC approved TowneBank’s merger application. As of the date of this joint proxy statement/prospectus, we have not yet received the required approvals from the Virginia SCC. While TowneBank, Monarch and Monarch Bank do not know of any reason why they would not be able to obtain such approvals in a timely manner, or why they would be received with conditions unacceptable to TowneBank, they cannot be certain when or if they will receive them or the nature of any conditions imposed.

Stockholder Meetings and Recommendations of Boards of Directors

TowneBank and Monarch have each agreed to call a meeting of stockholders as soon as reasonably practicable for the purpose of obtaining the required stockholder votes on the proposals described in this joint proxy statement/prospectus. In addition, TowneBank and Monarch have each agreed, subject to the fiduciary duties of their respective boards of directors, to use their reasonable best efforts to obtain from their stockholders the required stockholder votes in favor of the TowneBank merger proposal or Monarch merger proposal, respectively, and, for Monarch, the articles amendment proposal, and include the appropriate approval recommendations of each of their boards of directors in this joint proxy statement/prospectus, unless, with respect to Monarch, it has received and its board of directors has recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a “superior proposal” as described and under the circumstances set forth in the next section (“— No Solicitation”).

No Solicitation

Monarch has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

•	initiate, solicit or encourage any inquiries or proposals with respect to any “acquisition proposal” (as defined below); or

•	engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Monarch or Monarch Bank:

•	a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction;

•	any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of Monarch or 10% or more of any class of equity or voting securities of Monarch or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Monarch; or

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of equity or voting securities of Monarch or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Monarch.

Under the merger agreement, however, if Monarch receives an unsolicited bona fide written acquisition proposal, it may engage in negotiations or discussions with or provide nonpublic information to the person or entity making the acquisition proposal if:

•	the Monarch board of directors receives the proposal prior to the special meeting;

•	the Monarch board concludes in good faith, after consultation with and based upon the written advice of outside legal counsel, that the failure to take such actions would more likely than not result in a violation of its fiduciary duties to shareholders under Virginia law;

•	the Monarch board also concludes in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below); and

•	Monarch receives from the person or entity making the proposal an executed confidentiality agreement, which confidentiality agreement does not provide such person or entity with any exclusive right to negotiate with Monarch.

Monarch has agreed to advise TowneBank, within 24 hours of reaching the conclusions set forth in the second and third bullet points immediately above, of the receipt of any such acquisition proposal, including a description of the material terms and conditions of the proposal (including the identity of the proposing party), and to keep TowneBank apprised of any material related developments, discussions and negotiations on a current basis.

For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a person or entity that the board of directors of Monarch concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and including the terms and conditions of the merger agreement:

•	is more favorable to the shareholders of Monarch from a financial point of view, than the transactions contemplated by the merger agreement; and

•	is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of governmental authorities and otherwise reasonably capable of being completed on the terms proposed.

For the purposes of the definition of “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except the reference to “10% or more” is changed to be a reference to “a majority” and an “acquisition proposal” can only refer to a transaction involving Monarch or Monarch Bank.

Conditions to Completion of the Merger

The respective obligations of the parties to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	approval of the TowneBank merger proposal and the Monarch merger proposal by the stockholders of TowneBank and Monarch, respectively;

•	approval of the articles amendment proposal by the Monarch stockholders;

•	approval of the merger by the necessary federal and state regulatory authorities, provided that no such approvals contain any conditions, restrictions or requirements that would, after the merger, (i) have or be reasonably likely to have a material adverse effect on TowneBank, in the reasonable opinion of TowneBank, or (ii) be unduly burdensome, in the reasonable opinion of TowneBank;

•	clearance of the joint proxy statement/prospectus by the SEC and FDIC for use in definitive form, provided it is not subject to any stop order or any threatened stop order (or an order, demand, request or other action with similar effect) of the SEC or FDIC;

•	approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of TowneBank common stock to be issued in the merger;

•	the absence of any statute, rule, regulation, judgment, decree, injunction or other order of a court, regulatory agency or other governmental authority that prohibits the completion of the merger;

•	the accuracy of the other parties’ representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

•	each party’s performance in all material respects of its obligations under the merger agreement; and

•	the receipt by TowneBank from LeClairRyan, A Professional Corporation, TowneBank’s outside legal counsel, of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and the receipt by Monarch from Williams Mullen, Monarch’s outside legal counsel, of a written legal opinion to the effect that (i) the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash received in lieu of fractional share interests in TowneBank common stock, no gain or loss will be recognized by any of the holders of Monarch common stock in the merger.

Where the merger agreement and law permits, TowneBank or Monarch and Monarch Bank could choose to waive a condition to the obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination of the Merger Agreement

Termination by TowneBank, Monarch and Monarch Bank. The merger agreement may be terminated and the merger abandoned by TowneBank, Monarch and Monarch Bank, at any time before the merger is completed, by mutual consent of the parties.

Termination by TowneBank or Monarch and Monarch Bank. The merger agreement may be terminated and the merger abandoned by TowneBank or Monarch and Monarch Bank if:

•	the merger has not been completed by December 31, 2016, unless the failure to complete the merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party; or

•	the Monarch stockholders do not approve the Monarch merger proposal and the articles amendment proposal or the TowneBank stockholders do not approve the TowneBank merger proposal.

Termination by TowneBank. TowneBank may terminate the merger agreement at any time before the merger is completed if:

•	there is a breach or inaccuracy of any representation or warranty of Monarch or Monarch Bank contained in the merger agreement that would cause the failure of the closing conditions to be met by Monarch and Monarch Bank described above, and the breach is not cured within 30 days following written notice to Monarch or by its nature cannot be cured within such time period, unless TowneBank is in breach of any representation, warranty, covenant or agreement;

•	there is a material breach by Monarch or Monarch Bank of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to Monarch or by its nature cannot be cured within such time period, unless TowneBank is in breach of any representation, warranty, covenant or agreement;

•	any of the conditions precedent to the obligations of TowneBank to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by December 31, 2016, unless TowneBank is in breach of any representation, warranty, covenant or agreement;

•	without TowneBank’s prior consent, Monarch or Monarch Bank enters into an agreement with respect to a business combination transaction or an acquisition directly from Monarch of securities representing 10% or more of Monarch common stock;

•	a tender offer or exchange offer for 20% or more of the outstanding shares of Monarch common stock is commenced, and the Monarch board recommends that Monarch stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer; or

•	at any time before the Monarch special meeting, (i) Monarch materially breaches its agreement regarding the non-solicitation of other business combination offers, (ii) the board of directors of Monarch fails to recommend, or withdraws, modifies or changes its recommendation to the Monarch stockholders that the Monarch merger proposal and the articles amendment proposal be approved in any way that is adverse to TowneBank, or (iii) Monarch materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of stockholders to consider the Monarch merger proposal and the articles amendment proposal.

Termination by Monarch and Monarch Bank. Monarch and Monarch Bank may terminate the merger agreement at any time before the merger is completed if:

•	there is a breach or inaccuracy of any representation or warranty of TowneBank contained in the merger agreement that would cause the failure of the closing conditions to be met by TowneBank described above, and the breach is not cured within 30 days following written notice to TowneBank or by its nature cannot be cured within such time period, unless Monarch or Monarch Bank is in breach of any representation, warranty, covenant or agreement;

•	there is a material breach by TowneBank of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to TowneBank or by its nature cannot be cured within such time period, unless Monarch or Monarch Bank is in breach of any representation, warranty, covenant or agreement;

•	any of the conditions precedent to the obligations of Monarch and Monarch Bank to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by December 31, 2016, unless Monarch or Monarch Bank is in breach of any representation, warranty, covenant or agreement;

•	at any time before the TowneBank special meeting, (i) the board of directors of TowneBank fails to recommend, or withdraws, modifies or changes its recommendation to the TowneBank stockholders that the TowneBank merger proposal be approved in any way that is adverse to Monarch and Monarch Bank, or (ii) TowneBank materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of stockholders to consider the TowneBank merger proposal;

•	at any time before the Monarch special meeting, the board of directors of Monarch determines to enter into an agreement with respect to an unsolicited “superior proposal” (as defined in the merger agreement and described above) which has been received and considered by Monarch in compliance with the merger agreement, provided that Monarch has notified TowneBank in advance of any such termination and given TowneBank the opportunity to promptly make an offer at least as favorable as the superior proposal, as determined by the Monarch board of directors; or

•	the Monarch board of directors so determines, at any time during the five-day period beginning on the later of (i) the date on which the last approval, consent or waiver of any governmental authority required to complete the merger is received and all statutory waiting periods have expired, or (ii) the date on which the Monarch stockholders approve the merger agreement, if the price of TowneBank common stock has declined by more than 20% over a designated measurement period on an actual basis and declined by more than 20% relative to the NASDAQ Bank Index during the same period, unless TowneBank elects to increase the consideration to be paid to Monarch stockholders (which it is not obligated to do).

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee

The merger agreement provides that Monarch must pay TowneBank an $8.0 million termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated (i) by TowneBank for any of the reasons described in the fourth, fifth and sixth bullet points under “– Termination of the Merger Agreement – Termination by TowneBank” on page 89 or by Monarch for the reason described in the fifth bullet point under “– Termination of the Merger Agreement – Termination by Monarch and Monarch Bank” beginning on page 89, Monarch must pay the termination fee to TowneBank concurrently with the termination of the merger agreement; or

•

if the merger agreement is terminated (i) by TowneBank for any of the reasons described in the first, second or third bullet points under “– Termination of the Merger Agreement – Termination by TowneBank” on page 89, (ii) by either TowneBank or Monarch and Monarch Bank because the merger has not been completed by December 31, 2016, or (iii) by either TowneBank or Monarch and Monarch Bank because the merger has not been approved by the stockholders of Monarch at the Monarch special meeting, and in the case of termination pursuant to clauses (i), (ii) and (iii) above an acquisition proposal (as described under “– No Solicitation” on page 87) has been publicly announced or otherwise communicated or made known to the stockholders of Monarch (or any person has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) prior to the taking of the vote of the stockholders of Monarch contemplated by the merger agreement, in the case of clause (iii) above, or prior to the date of termination, in the case of clauses (i) or (ii) above, then (a) if within 12 months after such termination Monarch enters into an agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Monarch must pay to TowneBank the termination fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this agreement) or the consummation of such transaction, or (b) if a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above) is consummated otherwise than pursuant to an agreement with Monarch within 15 months after the termination of the merger agreement, then Monarch must pay to TowneBank the termination fee on the date when such transaction is consummated.

Any termination fee that becomes payable to TowneBank pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by TowneBank. If Monarch fails to timely pay the termination fee to TowneBank, Monarch also will be obligated to pay the costs and expenses incurred by TowneBank to collect such payment, together with interest.

Indemnification and Insurance

TowneBank has agreed to indemnify the directors and officers of Monarch against certain liabilities arising before the effective date of the merger. TowneBank has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Monarch’s existing directors’ and officers’ liability insurance, for the current directors and officers of Monarch, subject to a cap on the cost of such policy equal to 250% of Monarch’s current annual premium.

Expenses

In general, whether or not the merger is completed, TowneBank and Monarch will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing and mailing this proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.

Waiver and Amendment

At any time on or before the effective date of the merger, any term or provision of the merger agreement, other than the merger consideration, may be waived by the party which is entitled to the benefits thereof, without stockholder approval, to the extent permitted under applicable law. The terms of the merger agreement may be amended at any time before the merger by agreement of the parties, whether before or after the dates of the special meetings, except with respect to statutory requirements and requisite stockholder and regulatory authority approvals.

Affiliate Agreements

Each of the directors and executive officers of Monarch have entered into an agreement with TowneBank and Monarch pursuant to which they have agreed, subject to several conditions and exceptions, to vote all of the Monarch shares over which they have voting authority in favor of the Monarch merger proposal and the articles amendment proposal and against any competing acquisition proposal, respectively, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity are not covered by the agreement.

The affiliate agreements prohibit, subject to limited exceptions, the directors and executive officers of Monarch from selling, transferring, pledging, encumbering or otherwise disposing of any shares of Monarch common stock subject to the agreement. The affiliate agreements terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

Possible Alternative Merger Structure

The merger agreement provides that TowneBank and Monarch may mutually agree to change the method or structure of the merger. However, no change may be made that:

•	alters or changes the exchange ratio or the amount of cash to be received by Monarch stockholders in exchange for each share of Monarch common stock;

•	adversely affects the tax treatment of the merger to TowneBank or Monarch pursuant to the merger agreement; or

•	materially impedes or delays completion of the merger in a timely manner.

Resales of TowneBank Common Stock

The shares of TowneBank common stock to be issued to Monarch stockholders under the merger agreement may be freely traded without restriction by holders after the merger. TowneBank is a “bank” as defined in the Securities Act of 1933, as amended (the “Securities Act”), and as such is exempt from registering its shares of common stock for sale or exchange under Section 3(a)(2) of the Securities Act. TowneBank’s common stock is listed on the NASDAQ Global Select Market.

TowneBank is subject to reporting requirements under the Exchange Act, and as such files reports, proxy statements and other information with the FDIC. Such filings can be obtained at the FDIC’s Internet website at http://www2.fdic.gov/efr and at TowneBank’s Internet website at https://www.townebank.com under “Investor Relations.” The information contained on the websites of the FDIC and TowneBank is expressly not incorporated by reference into this joint proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Monarch common stock that exchange their shares of Monarch common stock for shares of TowneBank common stock in the merger are as described below. The following discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This discussion is limited to U.S. holders (as defined below) that hold their shares of Monarch common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular Monarch stockholder or to Monarch stockholders that are subject to special rules under U.S. federal income tax laws, such as: stockholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; brokers or dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of Monarch; persons who hold Monarch common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of Monarch common stock through the exercise of an employee stock option or otherwise as compensation.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Monarch common stock that for United States federal income tax purposes is: an individual citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other entity taxed as a partnership holds Monarch common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Holders of Monarch common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

Tax Consequences of the Merger Generally

Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, and as described in greater detail below, no gain or loss will be recognized for U.S. federal income tax purposes in respect of the receipt of shares of TowneBank common stock, except for any gain or loss that may result from the receipt of cash instead of fractional shares of TowneBank common stock. Consummation of the merger is conditioned upon each of TowneBank and Monarch receiving a written tax opinion, dated the closing date of the merger, from LeClairRyan, A Professional Corporation and Williams Mullen, respectively, to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions are conditioned on, among other things, such tax counsel’s receipt of representation letters from each of TowneBank and Monarch, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. The opinions of counsel are not binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each Monarch stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences to TowneBank, Monarch and Monarch Bank

Each of TowneBank, Monarch and Monarch Bank will be a party to the merger within the meaning of Section 368(b) of the Code, and neither TowneBank, Monarch nor Monarch Bank will recognize any gain or loss as a result of the merger.

Tax Consequences to Monarch Stockholders

Exchange of Monarch Common Stock for TowneBank Common Stock. U.S. holders of Monarch common stock that exchange all of their Monarch common stock for TowneBank common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of TowneBank common stock.

Cash Received in Lieu of Fractional Shares. A U.S. holder that receives cash in lieu of a fractional share of TowneBank common stock in the merger generally will be treated as if the fractional share of TowneBank common stock had been distributed to them as part of the merger, and then redeemed by TowneBank in exchange for the cash actually distributed in lieu of the fractional share, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the portion of the holder’s aggregate tax basis in the Monarch common stock surrendered allocable to the fractional shares. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. For holders of Monarch common stock that are noncorporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Tax Basis in, and Holding Period for, TowneBank Common Stock. A U.S. holder’s aggregate tax basis in the TowneBank common stock received in the merger will be equal to such stockholder’s aggregate tax basis in the Monarch common stock surrendered in the merger, reduced by any amount allocable to a fractional share of TowneBank common stock for which cash is received. The holding period of TowneBank common stock received by a U.S. holder in the merger will include the holding period of the Monarch common stock exchanged in the merger if the Monarch common stock exchanged is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of Monarch common stock at different times or at different prices, the TowneBank common stock such holder receives will be allocated pro rata to each block of Monarch common stock, and the basis and holding period of each block of TowneBank common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Monarch common stock exchanged for such block of TowneBank common stock.

Information Reporting and Backup Withholding

U.S. holders of Monarch common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (b) otherwise proves to TowneBank and its exchange agent that the U.S. holder is exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.

In addition, U.S. holders of Monarch common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Monarch stock exchanged, the number of shares of TowneBank stock received, the fair market value and tax basis of Monarch shares exchanged and the U.S. holder’s tax basis in the TowneBank common stock received.

If a U.S. holder of Monarch common stock that exchanges such stock for TowneBank common stock is a “significant holder” with respect to Monarch, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of Monarch common stock will be treated as a significant holder in Monarch if the U.S. holder’s ownership interest in Monarch is five percent (5%) or more of Monarch’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of Monarch stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of Monarch and TowneBank, the date of the merger, and the fair market value and tax basis of Monarch shares exchanged (determined immediately before the merger).

This discussion of the material U.S. federal income tax consequences does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Monarch common stock. Further, it is not intended to be, and should not be construed as, tax advice. Holders of Monarch common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF TOWNEBANK CAPITAL STOCK

The following summary description of the material features of the capital stock of TowneBank is qualified in its entirety by reference to the applicable provisions of Virginia law and by TowneBank’s articles of incorporation and bylaws, each as amended.

As a result of the merger, Monarch stockholders who receive shares of TowneBank common stock in the merger will become stockholders of TowneBank. The rights of stockholders of TowneBank are governed by Virginia law and the articles of incorporation and the bylaws of TowneBank, each as amended. We urge you to read the applicable provisions of the Virginia SCA, TowneBank’s articles of incorporation and bylaws and federal laws governing banks carefully and in their entirety. Copies of TowneBank’s and Monarch’s governing documents have been filed with the FDIC and SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

The authorized capital stock of TowneBank consists of 90,000,000 shares of common stock, par value $1.667 per share, and 2,000,000 shares of preferred stock, par value $5.00 per share. As of the record date of the TowneBank special meeting, April 28, 2016, there were 51,678,667 shares of common stock issued and outstanding held by approximately 8,999 holders of record. As of December 31, 2015, there were options outstanding to purchase 227,287 shares of TowneBank common stock and 376,990 shares were subject to unvested restricted stock awards, all granted under TowneBank’s equity compensation plans. As of the date of this joint proxy statement/prospectus, no shares of TowneBank preferred stock were issued and outstanding.

Common Stock

General. Each share of TowneBank common stock has the same relative rights as, and is identical in all respects to, each other share of its common stock. TowneBank’s common stock is traded on the NASDAQ Global Select Market under the symbol “TOWN.” The transfer agent for TowneBank’s common stock is Computershare, Inc., 250 Royall Street, Canton, Massachusetts 02021.

Dividends. TowneBank’s stockholders are entitled to receive dividends or distributions that its board of directors may declare out of funds legally available for those payments. The payment of distributions by TowneBank is subject to the restrictions of Virginia law applicable to the declaration of distributions by a Virginia banking corporation. Under Virginia law, TowneBank’s board of directors may declare a dividend out of the net undivided profits of the bank, after providing for all expenses, losses, interest and taxes accrued or due. No dividend may be declared or paid by TowneBank that would impair its paid-in capital. To determine the net undivided profits, all debts due to TowneBank on which interest is past due and unpaid for a period of 12 months, unless the same are well secured and in process of collection by law, are deducted from the undivided profits in addition to all expenses, losses, interest and taxes accrued. In addition, the payment of distributions to stockholders is subject to any prior rights of outstanding preferred stock. The ability of TowneBank to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of TowneBank, the holders of shares of its common stock will be entitled to receive, after payment of all debts and liabilities of TowneBank and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of TowneBank available for distribution in cash or in kind.

Voting Rights. The holders of TowneBank common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and stockholders do not have the right to accumulate their votes in the election of directors.

Directors and Classes of Directors. TowneBank’s board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the TowneBank board consists of 26 directors. Under TowneBank’s articles of incorporation, directors may be removed only for cause and only if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group or voting groups by which the director was elected.

No Preemptive Rights; Redemption and Assessment. Holders of shares of TowneBank common stock are not entitled to preemptive rights with respect to any shares that may be issued. TowneBank common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.

For more information regarding the rights of holders of TowneBank common stock, see “Comparative Rights of Stockholders.”

Preferred Stock

The board of directors of TowneBank is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without stockholder approval. The TowneBank board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

The TowneBank board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of TowneBank common stock and, under certain circumstances, discourage an attempt by others to gain control of TowneBank.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of TowneBank, then existing market conditions and other factors that, in the judgment of the TowneBank board, might warrant the issuance of preferred stock.

Liability and Indemnification of Directors and Officers

As permitted by the Virginia SCA, TowneBank’s articles of incorporation contain provisions that indemnify its directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of directors and officers for monetary damages to the company or its stockholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the act. These provisions do not limit or eliminate the rights of TowneBank or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, TowneBank’s articles of incorporation provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. TowneBank has limited its exposure to liability for indemnification of directors and officers by purchasing directors’ and officers’ liability insurance coverage.

TowneBank Common Stock is Not Insured by the FDIC

TowneBank’s common stock is not a deposit or a savings account and is not insured or guaranteed by the FDIC or any other government agency.

COMPARATIVE RIGHTS OF STOCKHOLDERS

TowneBank and Monarch are Virginia corporations subject to the provisions of the Virginia SCA. The rights of stockholders of TowneBank and Monarch are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, Monarch stockholders will become stockholders of TowneBank and, as such, their stockholder rights will be governed by the articles of incorporation and bylaws of TowneBank and will continue to be governed by the Virginia SCA.

The following is a summary of the material differences in the rights of stockholders of TowneBank and Monarch, but is not a complete statement of all those differences. Stockholders should read carefully the relevant provisions of the Virginia SCA and the respective articles of incorporation and bylaws of TowneBank and Monarch. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of TowneBank and Monarch and to the provisions of the Virginia SCA.

Authorized Capital Stock

TowneBank. TowneBank is authorized to issue 90,000,000 shares of common stock, par value $1.667 per share, of which 51,678,667 shares were issued and outstanding as of the record date for the TowneBank special meeting, and 2,000,000 shares of preferred stock, par value $5.00 per share, of which no shares were issued and outstanding as of the record date for the TowneBank special meeting.

TowneBank’s board of directors is granted the authority from time to time to issue preferred stock in one or more series and, in connection with the creation of any such series, to fix by resolution the preferences, limitations and relative rights thereof. Holders of TowneBank stock of any class do not have any preemptive or preferential right to subscribe for, purchase or acquire (i) any shares of any class of capital stock of TowneBank, (ii) any options, warrants or rights to subscribe for, purchase or acquire any of such shares, or (iii) any securities or obligations convertible into, or exchangeable for, any such shares or warrants, rights or options to purchase any such shares.

Monarch. Monarch is authorized to issue 20,000,000 shares of common stock, par value $5.00 per share, of which 11,877,309 shares were issued and outstanding as of the record date for the Monarch special meeting, and 2,000,000 shares of preferred stock, par value $5.00 per share, of which no shares were issued and outstanding as of the record date for the Monarch special meeting.

Monarch’s board of directors is granted the authority from time to time to issue preferred stock in one or more series and, in connection with the creation of any such series, to fix by resolution the preferences, limitations and relative rights thereof. Holders of Monarch stock of any class do not have any preemptive or preferential right to subscribe to or purchase (i) any shares of capital stock of Monarch, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

Dividend Rights

The holders of TowneBank common stock and Monarch common stock are entitled to share ratably in dividends when and as declared by their respective boards of directors out of funds legally available therefor. TowneBank’s and Monarch’s articles of incorporation permit their boards to issue preferred stock with terms set by their boards, which terms may include the right to receive dividends ahead of the holders of their common stock. As of the date of this joint proxy statement/prospectus, TowneBank and Monarch do not have any outstanding shares of preferred stock.

Voting Rights

TowneBank. The holders of TowneBank common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a stockholder meeting. Holders of TowneBank common stock are not entitled to cumulative voting in the election of directors.

Monarch. The holders of Monarch common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a stockholder meeting. Holders of Monarch common stock are not entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

TowneBank. The TowneBank board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The number of directors of TowneBank may be increased or decreased by the TowneBank board in its discretion. As of the date of this joint proxy statement/prospectus, the TowneBank board consists of 26 directors.

Monarch. The Monarch board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The number of directors of Monarch may consist of not less than eight nor more than 13 persons, with the exact number within that range to be fixed by the Monarch board in its discretion. As of the date of this joint proxy statement/prospectus, the Monarch board consists of 11 directors.

Anti-takeover Provisions

Certain provisions of the Virginia SCA and the articles of incorporation and bylaws of TowneBank and Monarch may discourage attempts to acquire control of TowneBank or Monarch, respectively, that the majority of either company’s stockholders may determine was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the TowneBank or Monarch boards did not approve.

Classified Board of Directors. The provisions of TowneBank’s and Monarch’s articles of incorporation providing for classification of their respective boards of directors into three separate classes may have certain anti-takeover effects. For example, at least two annual meetings of stockholders may be required for the stockholders to replace a majority of the directors serving on each company’s board of directors.

Authorized Preferred Stock. The articles of incorporation of both TowneBank and Monarch authorize the issuance of preferred stock. The TowneBank and Monarch boards may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as either board may deem advisable without further stockholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of TowneBank or Monarch by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include:

•	adoption of plans of merger or share exchange;

•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•	adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

The articles of incorporation of TowneBank state that the actions set out above must be approved by a majority of all the votes entitled to be cast on the transaction by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such transaction by each voting group entitled to vote.

The articles of incorporation of Monarch do not increase or decrease the vote required to approve such actions. Accordingly, the actions must be approved by the affirmative vote of more than two-thirds of all of the votes entitled to be cast on the matter.

Removal of Directors. The articles of incorporation of TowneBank provide that any director may be removed by stockholders only for cause and only if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group or voting groups by which the director was elected. Absent this provision, under Virginia law, a director may be removed with or without cause by a majority vote of the holders of the corporation’s outstanding voting stock. The requirement that directors may only be removed for cause may provide anti-takeover protection through perpetuating the terms of incumbent directors by making it more difficult for stockholders to remove directors and replace them with their own nominees. The articles of incorporation of Monarch do not contain a provision regarding the removal of a director by stockholders. Accordingly, a director of Monarch may be removed with or without cause by a majority vote of the holders of Monarch’s common stock.

Cumulative Voting. The articles of incorporation of both TowneBank and Monarch do not provide for cumulative voting for any purpose. The absence of cumulative voting may afford anti-takeover protection by making it more difficult for stockholders of TowneBank and Monarch to elect nominees opposed by the board of directors of TowneBank and Monarch, respectively.

Special Meetings of Stockholders. The bylaws of TowneBank contain a provision pursuant to which special meetings of the stockholders of TowneBank may only be called by the chairman of the board, the chief executive officer, the president or by a majority of the board of directors. The bylaws of Monarch contain a provision pursuant to which special meetings of the stockholders of Monarch may only be called by three members of the board of directors, the chairman of the board or the president. Both of these provisions are designed to afford anti-takeover protection by ensuring that only the board of directors and certain members of management of each company may call a special meeting of stockholders to consider a proposed merger or other business combination.

Evaluation of Offer. The articles of incorporation of Monarch provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Monarch, shall consider, among other things, the following factors: the effect of the transaction on Monarch and its subsidiaries, and their respective stockholders, employees, customers and the communities which they serve; the timing of the proposed transaction; the risk that the proposed transaction will not be consummated; the reputation, management capability and performance history of the entity or person proposing the transaction; the current market price of Monarch’s capital stock; the relation of the price offered to the current value of Monarch in a freely negotiated transaction and in relation to the directors’ estimate of the future value of Monarch and its subsidiaries as an independent entity or entities; tax consequences of the proposed transaction to Monarch and its shareholders; and such other factors deemed by the directors to be relevant.

This provision is designed to afford anti-takeover protection by providing the board of directors of Monarch the latitude to consider additional factors, aside from the price of a proposed merger or other business combination, in determining whether the transaction is in the best interests of Monarch and its stockholders. The articles of incorporation of TowneBank do not include a similar evaluation of offer provision.

Stockholder Nominations and Proposals. The bylaws of TowneBank require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting, to deliver written notice to the Secretary of TowneBank not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting if first made. The articles of incorporation of Monarch contain a similar provision relating to the timing and mechanics of stockholder nominations and proposals.

The notice provision in both the TowneBank bylaws and the Monarch bylaws requires each corporation’s stockholders who desire to raise new business to provide certain information to the corporation concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the corporation with certain information concerning the nominee and the proposing stockholder. Such requirements may discourage each corporation’s stockholders from submitting nominations and proposals.

Anti-takeover Statutes. Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.

The Affiliated Transaction Statute of the Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested stockholder.” An interested stockholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a stockholder becomes an interested stockholder, any affiliated transaction with the interested stockholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested stockholder became an interested stockholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested stockholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested stockholder’s acquisition of voting shares making such a person an interested stockholder before such acquisition. Beginning three years after the stockholder becomes an interested stockholder, the corporation may engage in an affiliated transaction with the interested stockholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested stockholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•	subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all stockholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•	unless conferred by a special stockholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•	among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting stockholders may have the right to have their shares repurchased by the corporation for “fair value.”

The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 stockholders of record. Corporations may opt out of the Affiliated Transactions Statute and/or the Control Share Acquisitions Statute in their articles of incorporation or bylaws. Neither TowneBank nor Monarch has opted-out of the Affiliated Transactions Statute or Control Share Acquisitions Statute.

Amendments to Articles of Incorporation and Bylaws

The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors or, if a quorum exists, a majority of the stockholders present and entitled to vote may adopt, amend or repeal the bylaws.

TowneBank. TowneBank’s articles of incorporation state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the affirmative vote of at least 80% of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.

TowneBank’s bylaws may be amended, altered or repealed by the board of directors at any time. TowneBank’s stockholders have the power to rescind, alter, amend or repeal any bylaws and to enact bylaws which, if so expressed by the stockholders, may not be rescinded, altered, amended, or repealed by TowneBank’s board of directors.

Monarch. The articles of incorporation of Monarch are silent on the voting requirements to amend its articles. Accordingly, any amendment must be approved by the affirmative vote of more than two-thirds of all of the votes entitled to be cast on the matter.

Monarch’s bylaws may be amended, altered or repealed by its stockholders. Monarch’s board of directors has the power to amend, alter or repeal the bylaws at any time except to the extent that (i) the articles of incorporation or the Virginia SCA reserves that power exclusively to the stockholders or (ii) the stockholders in amending, repealing or adopting a bylaw expressly provide that Monarch board may not amend, repeal, or reinstate such bylaw.

Appraisal Rights

The Virginia SCA provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the NASDAQ Global Select Market or the NASDAQ Capital Market, or is held by at least 2,000 stockholders of record and has a public float of at least $20 million. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:

•	the articles of incorporation provide for appraisal rights regardless of an available exception (although neither TowneBank’s nor Monarch’s articles of incorporation authorize such special appraisal rights);

•	in the case of a merger or share exchange, stockholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 stockholders of record having a public float of at least $20 million, or a combination of cash or such shares; or

•	the merger is an “affiliated transaction,” as described under “– Anti-takeover Provisions” above, and it has not been approved by a majority of the disinterested directors.

TowneBank. TowneBank common stock is listed on the NASDAQ Global Select Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, stockholders of TowneBank will not be entitled to appraisal rights. Stockholders of TowneBank are not entitled to appraisal rights in connection with the merger.

Monarch. Monarch common stock is listed on the NASDAQ Capital Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, stockholders of Monarch will not be entitled to appraisal rights. Stockholders of Monarch are not entitled to appraisal rights in connection with the merger.

Director and Officer Exculpation

The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of stockholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the stockholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The articles of incorporation of TowneBank and Monarch provide that, to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of either corporation is not liable to his or her respective corporation or its stockholders for monetary damages.

Indemnification

The articles of incorporation of TowneBank and Monarch provide that, to the full extent permitted by the Virginia SCA, each of TowneBank and Monarch is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law.

MARKET FOR COMMON STOCK AND DIVIDENDS

TowneBank common stock is traded on the NASDAQ Global Select Market under the symbol “TOWN.” Monarch common stock is traded on the NASDAQ Capital Market under the symbol “MNRK.”

As of the record date for the TowneBank special meeting, there were 51,678,667 shares of TowneBank common stock outstanding, which were held by approximately 8,999 holders of record. As of the record date for the Monarch special meeting, there were 11,877,309 shares of Monarch common stock outstanding, which were held by approximately 2,350 holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of TowneBank common stock as reported on the NASDAQ Global Select Market and Monarch common stock as reported on the NASDAQ Capital Market, and the dividends declared per share of TowneBank common stock and Monarch common stock.

	TowneBank Common Stock			Monarch Common Stock
	Sales Price		Dividends Declared Per Share	Sales Price		Dividends Declared Per Share
	High	Low		High	Low
2016
First Quarter	$21.15	$16.50	$0.12	$18.02	$14.11	$0.09
Second Quarter (through April 29, 2016)	21.25	18.90	—	18.66	16.48	0.09

2015
First Quarter	$16.47	$14.25	$0.11	$14.00	$12.37	$0.08
Second Quarter	17.03	15.47	0.12	13.03	11.86	0.09
Third Quarter	19.55	16.00	0.12	13.38	12.20	0.09
Fourth Quarter	22.64	18.34	0.12	18.35	12.02	0.09

2014
First Quarter	$16.00	$14.17	$0.10	$12.65	$11.16	$0.07
Second Quarter	16.68	14.68	0.11	12.49	11.15	0.08
Third Quarter	16.70	12.93	0.11	12.75	11.36	0.08
Fourth Quarter	15.95	13.46	0.11	14.84	11.80	0.08

The following table sets forth the closing sale prices per share of TowneBank common stock as reported on the NASDAQ Global Select Market and Monarch common stock as reported on the NASDAQ Capital Market on December 16, 2015, the last full practicable trading day before we announced the signing of the merger agreement, and on April 29, 2016, the last full practicable trading day before the date of this joint proxy statement/prospectus. The following table also includes the equivalent price per share of Monarch common stock on those dates. The equivalent per share price reflects the value on each date of the TowneBank common stock that would have been received by Monarch stockholders if the merger had been completed on those dates, based on an assumed exchange ratio of 0.8830 shares of TowneBank common stock for each share of Monarch common stock and the closing sales prices of TowneBank’s common stock.

	TowneBank Common Stock	Monarch Common Stock	Equivalent Market Value Per Share of Monarch
December 16, 2015	$21.03	$12.16	$18.57
April 29, 2016	$21.00	$18.39	$18.54

You are advised to obtain current market quotations for TowneBank common stock and Monarch common stock. The market price of TowneBank common stock at the effective date of the merger or at the time former stockholders of Monarch receive certificates evidencing shares of TowneBank common stock after the merger is completed may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this joint proxy statement/prospectus or at the time of the special meetings.

Monarch is a legal entity separate and distinct from its subsidiaries, and its revenues depend primarily on the payment of dividends from Monarch Bank. Therefore, one of Monarch’s principal sources of funds with which to pay dividends on its stock and their other separate expenses are dividends it receives from Monarch Bank. Monarch Bank is subject to certain regulatory and other legal restrictions on the amount of dividends it is permitted to pay to Monarch.

TowneBank, as a Virginia chartered bank, is also subject to certain regulatory and other legal restrictions on the amount of dividends that it is permitted to pay to stockholders. TowneBank currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. TowneBank has no current intention to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the merger, the final determination of the timing, amount and payment of dividends on TowneBank common stock will be at the discretion of its board of directors and will depend upon the earnings of TowneBank, the financial condition of TowneBank and other factors, including general economic conditions and applicable governmental regulations and policies. See “Description of TowneBank Capital Stock – Common Stock – Dividends” on page 96.

INFORMATION ABOUT TOWNEBANK

TowneBank is a commercial bank organized under the laws of the Commonwealth of Virginia and headquartered in Portsmouth, Virginia. TowneBank provides a full range of diversified financial services through its banking and its non-banking divisions and subsidiaries. TowneBank currently operates 37 banking offices throughout Richmond, Virginia, the Greater Hampton Roads area in southeastern Virginia and in northeastern North Carolina. The common stock of TowneBank is traded on the NASDAQ Global Select Market under the symbol “TOWN.”

As of December 31, 2015, TowneBank had total consolidated assets of approximately $6.3 billion, total consolidated loans, net of unearned income, of approximately $4.5 billion, total consolidated deposits of approximately $4.9 billion and consolidated stockholders’ equity of approximately $820.2 million.

The principal executive offices of TowneBank are located at 5716 High Street, Portsmouth, Virginia 23703, and its telephone number is (757) 638-7500. TowneBank’s website can be accessed at https://www.townebank.com. Information contained in TowneBank’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

For more information about TowneBank, see “Where You Can Find More Information” beginning on page 110.

INFORMATION ABOUT MONARCH FINANCIAL HOLDINGS, INC.

Monarch Financial Holdings, Inc. is a bank holding company headquartered in Chesapeake, Virginia providing a wide range of financial services through its wholly-owned Virginia chartered bank subsidiary, Monarch Bank, and its non-banking divisions and subsidiaries. Monarch Bank currently operates 10 banking offices, two commercial lending offices and 11 residential mortgage offices in the cities of Chesapeake, Norfolk, Newport News, Richmond, Williamsburg and Virginia Beach, Virginia. Monarch also has two full-service banking offices operating under the name “OBX Bank” and one residential mortgage office operating under the name of “OBX Bank Mortgage” in the Outer Banks region of northeastern North Carolina in the towns of Kitty Hawk and Nags Head. Monarch Mortgage, a division of Monarch Bank, and its other affiliated mortgage companies have over 30 offices with locations in Virginia, North Carolina, Maryland and South Carolina. The common stock of Monarch is traded on the NASDAQ Capital Market under the symbol “MNRK.”

As of December 31, 2015, Monarch had total consolidated assets of approximately $1.2 billion, total consolidated loans, net of unearned income, of approximately $829.3 million, total consolidated deposits through Monarch Bank of approximately $999.1 million and consolidated stockholders’ equity of approximately $117.7 million.

The principal executive offices of Monarch are located at 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320, and its telephone number is (757) 389-5112. Monarch’s website can be accessed at https://www.monarchbank.com. Information contained on Monarch’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

For more information about Monarch, see “Where You Can Find More Information” beginning on page 110.

CERTAIN BENEFICIAL OWNERSHIP OF TOWNEBANK COMMON STOCK

The following table sets forth, as of the record date for the TowneBank special meeting (April 28, 2016), certain information with respect to the beneficial ownership of TowneBank common stock held by each director and executive officer of TowneBank, and all the directors and executive officers of TowneBank as a group. As of December 31, 2015, based upon a review of filings with the FDIC, TowneBank is not aware of any holder of more than 5% of the outstanding shares of TowneBank common stock.

Name	Number of Shares Beneficially Owned (1)		Percent of Class
Jacqueline B. Amato	134,429	(2)	*
G. Robert Aston, Jr.	386,835	(2)(3)	*
E. Lee Baynor	170,154	(2)	*
Richard S. Bray	65,811	(2)	*
Thomas C. Broyles	186,929		*
Bradford L. Cherry	158,289	(2)	*
J. Morgan Davis	128,426	(2)(3)	*
Douglas D. Ellis	184,718		*
John W. Failes	51,231	(2)	*
Paul J. Farrell	436,240	(2)	*
Andrew S. Fine	476,790	(2)	*
William I. Foster III	42,996	(3)(4)	*
Gordon L. Gentry, Jr.	203,853	(2)	*
John R. Lawson, II	1,921,495	(2)	3.72%
Harry T. Lester	45,133	(2)	*
W. Ashton Lewis	81,352	(2)	*
William B. Littreal	51,235	(3)(4)	*
Stephanie J. Marioneaux, M.D.	26,239	(2)	*
Clyde E. McFarland, Jr.	45,001	(2)(3)	*
Juan M. Montero, II, M.D.	3,117		*
R. Scott Morgan	289,061	(2)	*
Thomas K. Norment, Jr.	52,248	(2)	*
R.V. Owens, III	8,517		*
Elizabeth W. Robertson	77,271	(2)
Richard B. Thurmond	134,482	(2)	*
Richard T. Wheeler, Jr.	200,005		*
Alan S. Witt	90,470		*
F. Lewis Wood	132,411		*
All directors, director nominees and executive officers as a group (34 persons)	5,957,508	(5)	11.52%

*	Represents less than 1% of the Company’s common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days. The mailing address of the directors and executive officers included in the table is 6001 Harbour View Boulevard, Suffolk, Virginia 23435.
(2)	Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Ms. Amato, 2,158 shares; Mr. Aston, 78,288 shares; Mr. Baynor, 48,498 shares; Mr. Bray, 2,297 shares; Mr. Cherry, 952 shares; Mr. Davis, 455 shares; Mr. Failes, 24,201 shares; Mr. Farrell, 423,002 shares; Mr. Fine, 267,357 shares; Mr. Gentry, 162,744 shares; Mr. Lawson, 1,579,857 shares; Mr. Lester, 5,122 shares; Mr. Lewis, 42,671 shares; Dr. Marioneaux, 88 shares; Mr. McFarland, 404 shares; Mr. Morgan, 199,687 shares; Mr. Norment, 18,869 shares; Ms. Robertson, 76,971 shares; and Mr. Thurmond, 5,550 shares.
(3)	Includes shares of common stock that are restricted stock holdings as follows: Mr. Aston, 38,668 shares; Mr. Davis, 15,629 shares; Mr. Foster, 7,536 shares; Mr. Littreal, 9,593 shares, and Mr. McFarland, 1,772 shares. The shares are subject to a vesting schedule, forfeiture risk and other restrictions. These shares can be voted at the TowneBank special meeting.
(4)	Includes shares of common stock underlying stock options that are currently exercisable as follows: 21,217 shares issuable to Mr. Foster; and 21,115 shares issuable to Mr. Littreal. These shares cannot be voted at the TowneBank special meeting because the stock options have not been exercised.
(5)	Includes 42,332 shares of common stock underlying stock options that are currently exercisable and 80,220 shares of common stock that are restricted stock holdings. Only the shares that are restricted stock holdings can be voted at the TowneBank special meeting.

CERTAIN BENEFICIAL OWNERSHIP OF MONARCH COMMON STOCK

The following table sets forth, as of the record date for the Monarch special meeting (April 25, 2016), certain information with respect to the beneficial ownership of Monarch common stock held by each holder of more than 5% of Monarch common stock, each director and executive officer of Monarch, and all the directors and executive officers of Monarch as a group.

Name	Number of Shares Beneficially Owned(1)		Percent of Class
Lawton H. Baker	56,203	(2)(3)	*
Jeffrey F. Benson	105,267	(2)(3)	*
Joe P. Covington, Jr.	73,984	(2)(3)	*
E. Neal Crawford, Jr.	103,981	(2)(3)	*
Virginia S. Cross	18,843	(2)(3)	*
Taylor B. Grissom	56,008	(2)(3)	*
Lynette P. Harris	47,147	(2)(3)	*
Andrew N. Lock	51,173	(3)	*
William T. Morrison	125,133	(3)	1.05%
Robert M. Oman	75,742	(2)(3)	*
Elizabeth T. Patterson	95,545	(3)	*
Dwight C. Schaubach	193,041	(2)(3)	1.62%
Brad E. Schwartz	141,810	(2)(3)	1.19%
All directors and executive officers as a group (14 persons)	1,167,230	(4)	9.82%

*	Represents less than 1% of Monarch common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days. The mailing address of the directors and executive officers included in the table is 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia 23320.
(2)	Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Baker, 13,949 shares; Mr. Benson, 65,184 shares; Mr. Covington, 70,763 shares; Mr. Crawford, 42,541 shares; Ms. Cross, 135 shares; Mr. Grissom, 1,251 shares; Ms. Harris, 8,194 shares; Mr. Oman, 62,715 shares; Mr. Schaubach, 3,326 shares; and Mr. Schwartz, 1,465 shares.
(3)	Includes shares of common stock that are restricted stock holdings as follows: Mr. Baker, 2,820 shares; Mr. Benson, 5,640 shares; Mr. Covington, 2,820 shares; Mr. Crawford, 34,250 shares; Ms. Cross, 2,820 shares; Mr. Grissom, 2,820 shares; Ms. Harris, 24,000 shares; Mr. Lock, 24,000 shares; Mr. Morrison, 30,950 shares; Mr. Oman, 2,820 shares; Ms. Patterson, 2,820 shares; Mr. Schaubach, 2,820 shares; and Mr. Schwartz, 44,050 shares. The shares are subject to a vesting schedule, forfeiture risk and other restrictions.
(4)	Includes 182,630 shares of common stock that are restricted stock holdings.

LEGAL MATTERS

LeClairRyan, A Professional Corporation, will opine as to the qualification of the merger as a reorganization under the Code. Williams Mullen will opine as to the qualification of the merger as a reorganization and the tax treatment of the consideration paid in connection with the merger under the Code.

EXPERTS

The consolidated financial statements and the effectiveness of internal control over financial reporting of TowneBank incorporated in this joint proxy statement/prospectus by reference to its Annual Report to Stockholders for the year ended December 31, 2015, have been audited by Dixon Hughes Goodman LLP, independent registered public accountants as indicated in their reports thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Monarch Financial Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference in this joint proxy statement/prospectus, have been so incorporated by reference in reliance upon the reports of Yount, Hyde & Barbour, P.C., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

FUTURE STOCKHOLDER PROPOSALS

TowneBank

If any TowneBank stockholder intends to propose a matter for consideration at TowneBank’s 2017 annual meeting of stockholders, notice of the proposal must comply with TowneBank’s bylaws and be received in writing by TowneBank’s Corporate Secretary not less than 60 nor more 90 days before May 20, 2017. If any stockholder intended to present a proposal to be considered for inclusion in TowneBank’s proxy materials in connection with its 2017 annual meeting, the proposal must have complied with TowneBank’s bylaws, have been in proper form and must have been received by TowneBank’s Corporate Secretary at its office at 6001 Harbour View Boulevard, Suffolk, Virginia 23435 no later than December 16, 2016.

Monarch

Monarch held its 2015 annual meeting of stockholders on May 12, 2015. Monarch will hold a 2016 annual meeting of stockholders only if the merger is not completed. In the event that this annual meeting occurs, any stockholder wishing to submit a proposal for consideration at that meeting and included in Monarch’s proxy statement must have complied with SEC Rule 14a-8 and must have submitted the proposal in writing no later than December 4, 2015 to Monarch’s Secretary at 1435 Crossways Boulevard, Suite 301, Chesapeake, Virginia. If such annual meeting is held on a date more than 30 calendar days from May 12, 2016, a stockholder proposal must be received by a reasonable time before Monarch begins to print and mail its proxy solicitation materials for the annual meeting. Any such stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Monarch’s bylaws also prescribe the procedure a stockholder must follow to nominate directors or to bring other business before stockholders’ meetings outside of the proxy statement process. For a stockholder to nominate a candidate for director at or to bring other business before Monarch’s 2016 annual meeting of stockholders, if such a meeting occurs, notice must have been received by Monarch’s Secretary not less than 60 days and not more than 90 days before May 12, 2016; provided, however, that in the event that the date of such meeting is more than 60 days after May 12, 2016, notice by a stockholder must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Monarch. Additionally, any such stockholder proposals or notifications must contain the information required by Section 1.12.1 of Monarch’s bylaws. Any stockholder may obtain a copy of Monarch’s bylaws, without charge, upon written request to Monarch’s Secretary.

OTHER MATTERS

In accordance with Virginia law, no business may be brought before the TowneBank special meeting or the Monarch special meeting unless it is described in the applicable notice of meeting that accompanies this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus, the TowneBank board and the Monarch board know of no matters that will be presented for consideration at either of the special stockholders’ meetings other than those specifically set forth in the notices for the meetings. If, however, any other matters properly come before the TowneBank special meeting, or any adjournments thereof, or before the Monarch special meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of TowneBank and Monarch, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

TowneBank files reports, proxy statements and other information with the Federal Deposit Insurance Corporation. Such reports, statements or other information are available for inspection without charge at the Federal Deposit Insurance Corporation, Accounting and Securities Disclosure Section, Division of Risk Management Supervision, 550 17th Street, NW, Washington, D.C. In addition, copies of such documents filed by TowneBank under the Exchange Act may be obtained by sending a written request to the FDIC at the preceding address, along with payment of the fees prescribed by the FDIC. The FDIC filings made by TowneBank are also available to the public from commercial document retrieval services and at the FDIC’s Internet website at http://www2.fdic.gov/efr. The information contained on the FDIC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Monarch files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Monarch files with the SEC at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings made by Monarch are also available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

This document constitutes a prospectus of TowneBank and a proxy statement of each of TowneBank and Monarch for their respective special meetings of stockholders.

The FDIC and SEC allow TowneBank and Monarch to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the FDIC and SEC. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that TowneBank and Monarch have previously filed with the FDIC or SEC, as the case may be (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K). These documents contain important business information about the companies and their financial condition.

TowneBank FDIC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 29, 2016.

•	Current Reports on Form 8-K filed on February 24, 2016 and April 11, 2016.

•	The description of TowneBank common stock contained in TowneBank’s registration statement on Form 8-A, as filed with the FDIC on September 17, 2007 pursuant to Section 12 of the Exchange Act, including any subsequently filed amendments and reports updating such description.

Monarch SEC Filings (File No. 001-34565)

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 11, 2016.

•	Current Reports on Form 8-K filed on January 26, 2016 and April 21, 2016.

•	The description of Monarch common stock contained in Monarch’s Current Report on Form 8-K, as filed with the SEC on June 6, 2006, including any subsequently filed amendments and reports updating such description.

In addition, TowneBank and Monarch incorporate by reference any future filings each company makes with the FDIC or SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the TowneBank special meeting and the Monarch special meeting, provided that TowneBank and Monarch are not incorporating by reference any information furnished to, but not filed with, the SEC or FDIC. Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Documents contained in or incorporated by reference in this document by TowneBank and Monarch are available through the FDIC or SEC as set forth above or from TowneBank and Monarch. You may also obtain such documents by requesting them in writing or by telephone from TowneBank and Monarch as follows:

TowneBank	Monarch Financial Holdings, Inc.
6001 Harbour View Boulevard	1435 Crossways Boulevard, Suite 301
Suffolk, Virginia 23435	Chesapeake, Virginia 23320
Attention: Karen R. Minkoff	Attention: Lynette P. Harris
Vice President and Corporate Secretary	Executive Vice President, Chief
Telephone: (757) 638-6780	Financial Officer and Secretary
Telephone: (757) 389-5112

Regan & Associates, Inc.	Regan & Associates, Inc.
505 Eighth Avenue, Suite 800	505 Eighth Avenue, Suite 800
New York, New York 10018	New York, New York 10018
Attention: James M. Dougan	Attention: James M. Dougan
Executive Vice President	Executive Vice President
Telephone: 1-800-737-3426	Telephone: 1-800-737-3426

These documents are available from TowneBank or Monarch, as the case may be, without charge, excluding any exhibits to them. You can also find information about TowneBank at its Internet website at https://www.townebank.com under “Investor Relations” and Monarch at its Internet website at https://www.monarchbank.com under “Investor Relations.” Information contained on the websites of TowneBank and Monarch does not constitute part of this joint proxy statement/prospectus and shall not be incorporated into other filings either company makes with the FDIC or SEC.

If you would like to request documents from TowneBank or Monarch, please do so by June 14, 2016 in order to receive timely delivery of the documents before the special meetings.

TowneBank has supplied all information contained or incorporated by reference in this document relating to TowneBank, and Monarch has supplied all such information relating to Monarch.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. TowneBank and Monarch have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. TowneBank is not making an offer to sell or soliciting an offer to buy any securities other than the TowneBank common stock to be issued by TowneBank in the merger, and TowneBank is not making an offer of such securities in any state where the offer is not permitted. This joint proxy statement/prospectus is dated May 2, 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to you nor the issuance of TowneBank common stock in the merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

TOWNEBANK,

MONARCH FINANCIAL HOLDINGS, INC.

and

MONARCH BANK

December 16, 2015

A-i

LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger	A-40
EXHIBIT 5.8	Form of Affiliate Agreement	A-44
EXHIBIT 5.9	Form of Noncompetition Agreement	A-49

A-ii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
Average Closing Price	Section 7.1(l)
Bank Reports	Section 3.3(f)
Bank Subsidiary	Recitals
Buyer	Recitals
Buyer Benefit Plan	Section 3.4(l)(i)
Buyer Common Stock	Section 2.1(a)
Buyer Contract	Section 3.4(i)(i)
Buyer Ratio	Section 7.1(l)(i)
Buyer Stockholder Approval	Section 3.4(c)(i)
Buyer Stockholders Meeting	Section 5.3(b)
Buyer Subsidiary(ies)	Section 3.4(b)
Closing Date	Section 1.2(b)
Code	Recitals
CRA	Section 3.3(y)
Derivative Contract	Section 3.3(t)
Determination Date	Section 7.1(l)
Disclosure Schedule	Section 3.1
ERISA	Section 3.3(m)(iii)
Effective Date	Section 1.2(a)
Environmental Claim	Section 3.3(q)(v)(A)
Environmental Laws	Section 3.3(q)(v)(B)
Exchange Act	Section 3.3(c)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
FDIC	Section 3.3(a)(ii)
Final Index Price	Section 7.1(l)
Financial Statements	Section 3.3(e)(ii)
GAAP	Section 3.3(e)(ii)
Governmental Authority	Section 3.3(c)(iii)
Holding Company	Recitals
Holding Company Articles Amendment	Section 1.4
Holding Company Benefit Plans	Section 3.3(m)(i)
Holding Company Common Certificate	Section 2.1(d)
Holding Company Common Stock	Section 2.1(b)
Holding Company Contract(s)	Section 3.3(i)(i)
Holding Company Continuing Employees	Section 5.10(a)
Holding Company Stock Award	Section 2.3(b)
Holding Company Stock Option	Section 2.3(a)
Holding Company Stock Plan	Section 2.3(a)
Holding Company Stockholder Approvals	Section 3.3(c)(i)
Holding Company Stockholders Meeting	Section 5.3(a)
Holding Company Subsidiary(ies)	Section 3.3(b)
Holding Company Technology Systems	Section 3.3(s)
Index Group	Section 7.1(l)
Index Price	Section 7.1(l)
Index Ratio	Section 7.1(l)(ii)
Intellectual Property	Section 3.3(s)
Joint Proxy Statement	Section 5.4(a)
Knowledge	Section 3.2(c)
Loan	Section 3.3(p)
Loan Loss Allowance	Section 3.3(o)(ii)

A-iii

Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(q)(v)(C)
Merger	Recitals
Merger Consideration	Section 2.1(b)
OREO	Section 3.3(o)(iii)
Organizational Documents	Section 3.3(a)(i)
Plan of Merger	Section 1.1
Regulatory Approvals	Section 3.3(c)(iii)
Regulatory Agencies	Section 3.3(f)
Replacement Option	Section 2.3(a)
Replacement Stock Award	Section 2.3(b)
Rights	Section 3.3(d)
Sarbanes-Oxley Act	Section 3.3(e)(v)
SEC	Section 3.3(e)(i)
Securities Act	Section 3.3(c)(iii)
Securities Documents	Section 3.3(e)(i)
Starting Date	Section 7.1(l)
Starting Price	Section 7.1(l)
Superior Proposal	Section 5.5(d)
Tax	Section 3.3(k)(i)
Taxes	Section 3.3(k)(i)
Tax Returns	Section 3.3(k)(i)
Termination Event	Section 7.4(d)
Termination Fee	Section 7.4(b)
VSCA	Section 1.1

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of December 16, 2015, by and among TowneBank, a Virginia banking corporation (“Buyer”), Monarch Financial Holdings, Inc., a Virginia corporation (“Holding Company”), and Monarch Bank, a Virginia banking corporation and wholly owned subsidiary of Holding Company (“Bank Subsidiary”).

WHEREAS, the Boards of Directors of Buyer, Holding Company and Bank Subsidiary have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transactions provided for herein, including the merger of Holding Company and Bank Subsidiary with and into Buyer (the “Merger”);

WHEREAS, the Boards of Directors of Buyer, Holding Company and Bank Subsidiary have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1 The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Date (as defined in Section 1.2), Holding Company and Bank Subsidiary will be merged with and into Buyer pursuant to the Plan of Merger attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of each of Holding Company and Bank Subsidiary thereupon shall cease, and Buyer will be the surviving corporation in the Merger. The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

1.2 Effective Date; Closing.

(a) The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, effecting the Merger (the “Effective Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Date to occur as soon as practicable after all required regulatory and stockholder approvals to consummate the Merger have been received. At or after the Closing Date (as defined below), Buyer, Holding Company and Bank Subsidiary will execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission.

(b) Subject to the terms and conditions of this Agreement, the closing of the Merger will take place at 10:00 a.m. Eastern Time at the corporate office headquarters of Buyer on a date mutually agreed to by the parties and which shall be held at or before the Effective Date (the “Closing Date”). All documents required by this Agreement to be delivered at or before the Effective Date will be exchanged by the parties on the Closing Date.

1.3 Articles of Incorporation and Bylaws of Buyer.

(a) The Articles of Incorporation of Buyer as in effect immediately prior to the Effective Date will be the Articles of Incorporation of Buyer at and after the Effective Date until thereafter amended in accordance with applicable law.

(b) Prior to the Effective Date, Buyer shall take all appropriate actions to adopt an amendment to the Bylaws of Buyer to increase the number of directors that may serve on the Board of Directors of Buyer to the extent necessary to accommodate the current directors of Holding Company that will be appointed as directors of Buyer as of the Effective Date as contemplated by Section 1.5. The Bylaws of Buyer as in effect immediately prior to the Effective Date will be the Bylaws of Buyer at and after the Effective Date until thereafter amended in accordance with applicable law.

1.4 Amendment of Holding Company Articles.

Subject to the provisions of this Agreement, and the receipt of the Holding Company Stockholder Approvals (as defined herein), immediately before the Effective Date, Holding Company shall amend Article II of Holding Company’s Articles of Incorporation to read as follows (the “Holding Company Articles Amendment”) in order to enable the Holding Company to merge with and into Buyer under Virginia law on the Effective Date: “The purposes for which the corporation is formed is to transact banking business and trust business and any or all lawful business related or incidental thereto, and such other lawful business not required to be stated in the Articles of Incorporation (“Articles”) in which a Virginia chartered banking corporation may engage under the laws of the Commonwealth of Virginia, as amended from time to time.”

1.5 Corporate Governance.

At the Effective Date, Buyer shall cause each of Jeffrey F. Benson, E. Neal Crawford, Jr., William T. Morrison, Robert M. Oman, Elizabeth T. Patterson, Dwight C. Schaubach and Brad E. Schwartz to be appointed to the Board of Directors of Buyer to serve in such capacity until the next annual meeting of the stockholders of Buyer following the Effective Date, and, subject to the good faith consideration by the Nominating Committee of Buyer’s Board of Directors of the selection criteria set forth in its charter, such persons shall be nominated to sit for election by Buyer’s stockholders at such annual meeting of stockholders. If nominated, each of Mr. Oman and Ms. Patterson will be nominated to serve an initial term of one year, each of Messrs. Crawford, Morrison and Schaubach will be nominated to serve an initial term of two years, and each of Messrs. Benson and Schwartz will be nominated to serve an initial term of three years. Subject to the good faith approval of Buyer’s Board of Directors, each of Messrs. Benson and Schwartz will also be appointed to the Executive Committee of Buyer’s Board of Directors and Mr. Benson will be appointed Vice Chairman of Buyer’s Board of Directors effective at the Effective Date. Each of Lawton H. Baker, Joe P. Covington, Jr., Virginia Sancilio Cross, Taylor B. Grissom and Mr. Crawford will be appointed to the Board of Managers of Towne Financial Services, LLC, a wholly owned subsidiary of Buyer, effective at the Effective Date.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1 Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of Buyer, Holding Company or Bank Subsidiary or their respective stockholders:

(a) Each share of common stock, par value $1.667 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of common stock, par value $5.00 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Date shall be converted into and exchanged for the right to receive 0.8830 shares (the “Exchange Ratio”) of Buyer Common Stock, plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”). All shares of Holding Company Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(c) Each share of common stock, par value $5.00 per share, of Bank Subsidiary that is issued and outstanding immediately before the Effective Date shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(d) Each certificate previously representing shares of Holding Company Common Stock (a “Holding Company Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of Holding Company Common Stock (i) the Merger Consideration upon the surrender of such Holding Company Common

Certificate in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(e) Each share of Holding Company Common Stock held by any party hereto and each share of Buyer Common Stock held by Holding Company or any of the Holding Company Subsidiaries (as defined herein) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Buyer Common Stock shall resume the status of authorized and unissued shares of Buyer Common Stock.

2.2 Exchange Procedures.

(a) On or before the Closing Date, Buyer shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Buyer (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Holding Company Common Certificates, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of Holding Company Common Stock.

(b) As promptly as practicable after the Effective Date, Buyer shall cause the Exchange Agent to send to each former stockholder of record of Holding Company immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Holding Company Common Certificates for the Merger Consideration, as provided for herein.

(c) Buyer shall cause the Merger Consideration into which shares of Holding Company Common Stock are converted at the Effective Date, and dividends or distributions which a Holding Company stockholder shall be entitled to receive, to be issued and paid to such Holding Company stockholder upon delivery to the Exchange Agent of Holding Company Common Certificates representing such shares of Holding Company Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d) Any Holding Company stockholder whose Holding Company Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and dividends or distributions to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Buyer pursuant to applicable law and as required in accordance with Buyer’s standard policy (including the requirement that the stockholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Holding Company for six (6) months after the Effective Date shall be returned to Buyer (together with any earnings in respect thereof). Any stockholders of Holding Company who have not complied with this Article 2 shall thereafter be entitled to look only to Buyer, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Holding Company Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(f) None of the Exchange Agent, the parties hereto, the Buyer Subsidiaries (as defined herein) nor the Holding Company Subsidiaries (as defined herein) shall be liable to any stockholder of Holding Company for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3 Holding Company Stock Options and Other Equity-Based Awards.

(a) At the Effective Date, each option (to the extent any are outstanding), whether vested or unvested, to purchase shares of Holding Company Common Stock (a “Holding Company Stock Option”) granted under an equity or equity-based compensation plan of Holding Company (a “Holding Company Stock Plan”) or otherwise granted shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Holding Company Stock Option (except as provided otherwise in this Section 2.3(a)), the number of shares of Buyer Common Stock equal to the product of (i) the number of shares of Holding Company Common Stock subject to the Holding Company Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Holding Company Common Stock that were purchasable pursuant to such Holding Company Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Holding Company Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted if necessary in a manner that maintains the options exemption from Section 409A of the Code. At the Effective Date, Buyer shall assume the Holding Company Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and Buyer shall have no obligation to make any additional grants or awards under the Holding Company Stock Plans.

(b) At the Effective Date, each restricted stock award granted under a Holding Company Stock Plan (a “Holding Company Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date shall cease, at the Effective Date, to represent any rights with respect to shares of Holding Company Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of Buyer (a “Replacement Stock Award”), on the same terms and conditions as were applicable under the Holding Company Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the Holding Company Stock Plan or in the related award document by reason of the Merger). The number of shares of Buyer Common Stock subject to each such Replacement Stock Award shall be equal to the number of shares of Holding Company Common Stock subject to the Holding Company Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Buyer Common Stock.

(c) As soon as practicable after the Effective Date, Buyer will deliver to the holders of Replacement Options and Replacement Stock Awards any required notices setting forth such holders’ rights pursuant to the respective Holding Company Stock Plan and award documents and stating that such Replacement Options and Replacement Stock Awards have been issued by Buyer and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Holding Company Stock Plan).

2.4 No Fractional Shares.

Each holder of shares of Holding Company Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the closing sale price of Buyer Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Date.

2.5 Anti-Dilution.

In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6 Dividends.

No dividend or other distribution payable to the holders of record of Holding Company Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Holding Company Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7 Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8 No Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Holding Company Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 3

Representations and Warranties

3.1 Disclosure Schedule.

Prior to the date of this Agreement, Holding Company has delivered to Buyer a schedule and Buyer has delivered to Holding Company a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, the disclosure of items that are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 3.3 or 3.4 or to one or more covenants or agreements contained in Articles 4 or 5; provided that, (i) no such item is required to be set forth in a Disclosure Schedule as an exception to any representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is reasonably likely to result in a Material Adverse Effect (as defined herein).

3.2 Standard.

(a) No representation or warranty of Holding Company or Bank Subsidiary on the one hand or Buyer on the other hand contained in Article 3 (other than the representations and warranties contained in (i) Section 3.3(c)(i) for Holding Company and Bank Subsidiary, and Section 3.4(c)(i) for Buyer, which shall be true in all material respects to it, and (ii) Sections 3.3(c)(ii)(A), 3.3(d) (other than inaccuracies that are de minimis in amount and effect) and 3.3(g)(ii) for Holding Company and Bank Subsidiary, and Sections 3.4(c)(ii)(A), 3.4(d) (other than inaccuracies that are de minimis in amount and effect) and 3.4(g)(ii) for Buyer, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty.

(b) The term “Material Adverse Effect,” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its subsidiaries (meaning the “Holding Company Subsidiaries” as defined in Section 3.3(b) or the “Buyer Subsidiaries” as defined in Section 3.4(b), as the case may be), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to Buyer, the Buyer Subsidiaries, Holding Company or the Holding Company Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party hereto and its subsidiaries, taken as a whole, as compared to other comparable companies in the industry in which such party and its subsidiaries operate.

(c) The term “Knowledge” when used with respect to a party means (i) the actual knowledge and belief of such party’s executive officers, and (ii) the knowledge that a reasonably prudent executive officer should have if such person duly performed his or her duties as an executive officer of such party. For the purpose of the term Knowledge, “executive officer” shall mean (y) with respect to Buyer, those individuals set forth on Section 3.2(c) of Buyer’s Disclosure Schedule, and (z) with respect to Holding Company and Bank Subsidiary, those individuals set forth on Section 3.2(c) of Holding Company’s Disclosure Schedule.

3.3 Representations and Warranties of Holding Company and Bank Subsidiary.

Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in Holding Company’s Disclosure Schedule, Holding Company and Bank Subsidiary hereby jointly and severally represent and warrant to Buyer as follows:

(a) Organization, Standing and Power.

(i) Holding Company is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Holding Company has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. Holding Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. True and complete copies of the articles of incorporation, bylaws or other similar governing instruments (“Organizational Documents”) of Holding Company, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a)(i) of Holding Company’s Disclosure Schedule.

(ii) Bank Subsidiary, a wholly owned subsidiary of Holding Company, is a Virginia state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Bank Subsidiary’s deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law. True and complete copies of the Organizational Documents of Bank Subsidiary, in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a)(ii) of Holding Company’s Disclosure Schedule.

(b) Subsidiaries. Holding Company does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.3(b) of Holding Company’s Disclosure Schedule (each individually a “Holding Company Subsidiary” and collectively the “Holding Company Subsidiaries”). Each Holding Company Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Holding Company on a consolidated basis. The outstanding shares of capital stock or equity interests of each Holding Company Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Holding Company free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any Holding Company Subsidiary and there are no agreements, understandings or commitments relating to the right of Holding Company to vote or to dispose of the capital stock or equity interests of any Holding Company Subsidiary. A true and complete list of each direct and indirect Holding Company Subsidiary as of the date hereof is set forth in Section 3.3(b) of Holding Company’s Disclosure Schedule that shows the jurisdiction of organization of each Holding Company Subsidiary, its form of organization (corporate, partnership, joint venture, etc.), and lists the owner(s) and percentage ownership (direct or indirect) of each Holding Company Subsidiary.

(c) Authority; No Breach of the Agreement.

(i) Each of Holding Company and Bank Subsidiary has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Holding Company and Bank Subsidiary, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Holding Company and Bank Subsidiary, respectively, subject only to the receipt of the approvals of (A) this Agreement and the Plan of Merger and (B) the Holding Company Articles Amendment by the holders of more than two-thirds of the outstanding shares of Holding Company Common Stock (collectively, the “Holding Company Stockholder Approvals”). This Agreement is a valid and legally binding obligation of Holding Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement by Holding Company and Bank Subsidiary, nor the consummation by Holding Company and Bank Subsidiary of the transactions contemplated hereby, nor compliance by Holding Company with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of Holding Company or Bank Subsidiary; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Holding Company or any Holding Company Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which Holding Company or any Holding Company Subsidiary is a party or by which Holding Company or any Holding Company Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required stockholder approvals and the receipt, or the making, of the consents, approvals, waivers and filings referred to in subsection 3.3(c)(iii) and the expiration of related waiting periods, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holding Company or any Holding Company Subsidiary.

(iii) Except for (A) the filing of any required applications, filings or notices with the Governmental Authorities (as defined herein) and the receipt of any permits, consents, approvals and authorizations of the Governmental Authorities and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”), (B) compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing with the SEC of the Joint Proxy Statement in definitive form relating to the Holding Company Stockholders Meeting (as defined herein) and the transactions contemplated by this Agreement, (C) the filing of Articles of Merger with the Virginia State Corporation Commission, (D) the filing of Articles of Amendment with the Virginia State Corporation Commission to effect the Holding Company Articles Amendment, (E) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Buyer Common Stock pursuant to this Agreement, (F) approval of listing the shares of Buyer Common Stock to be issued pursuant to this Agreement on the NASDAQ Global Select Market, and (G) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Holding Company and Bank Subsidiary of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, neither Holding Company nor Bank Subsidiary is aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(d) Holding Company Capital Stock. The authorized capital stock of Holding Company consists of 2,000,000 shares of preferred stock, par value $5.00 per share, of which no shares are issued and outstanding, and 20,000,000 shares of common stock, par value $5.00 per share, of which 11,880,909 shares are issued and outstanding as of the date of this Agreement. All outstanding shares of Holding Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, 441,040 shares of Holding Company Common Stock are subject to unvested Holding Company Stock Awards granted under a Holding Company Stock Plan. As of the date of this Agreement, there are no shares of Holding Company Common Stock subject to Holding Company Stock Options. As of the date of this Agreement, there are no shares of capital stock of Holding Company reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which Holding Company is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by a Holding Company Stock Plan and as set forth in Section 3.3(d) of Holding Company’s Disclosure Schedule (which includes copies of any Holding Company Stock Plan and individual stock award agreements thereunder).

(e) SEC Filings; Financial Statements; Accounting Controls.

(i) Holding Company has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the “Securities Documents”) with the Securities and Exchange Commission (the “SEC”) since December 31, 2011 under the Securities Act and the Exchange Act, and, to the extent such Securities Documents are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to Buyer copies of such Securities Documents. Holding Company’s Securities Documents, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any Securities Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by one or more Securities Documents filed prior to the date of this Agreement, then on the date of such filing), did not (and any Securities Documents filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Securities Documents or necessary in order to make the statements made in such Securities Documents, in light of the circumstances under which they were made, not misleading.

(ii) Each of Holding Company’s financial statements contained in or incorporated by reference into any Securities Documents (including any Securities Documents filed after the date of this Agreement) (the “Financial Statements”) complied (or, in the case of Securities Documents filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of Securities Documents filed after the date of this Agreement, will fairly present) the consolidated financial position of Holding Company and the Holding Company Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii) Holding Company and each of the Holding Company Subsidiaries has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Holding Company and each of the Holding Company Subsidiaries or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to its properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and duly authorized executive officers, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv) Holding Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its Securities Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. Holding Company has disclosed, to its auditors and the audit committee of its Board of Directors and on Section 3.3(e)(iv) of Holding Company’s Disclosure Schedule (i) based on the evaluation of such controls in conjunction with its Quarterly Report on Form 10-Q filed with the SEC for the period ended September 30, 2015, any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v) Each of Holding Company’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to its Securities Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this

Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Holding Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding Company.

(f) Bank Reports. Holding Company and each of the Holding Company Subsidiaries has filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2011 with the Board of Governors of the Federal Reserve System, the Bureau of Financial Institutions of the Virginia State Corporation Commission, the FDIC, and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Holding Company and each of the Holding Company Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on it. Any such Bank Report regarding Holding Company or any of the Holding Company Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of Holding Company’s and each of the Holding Company Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of Holding Company or any of the Holding Company Subsidiaries. Except as disclosed in the Bank Reports and in Section 3.3(f) of Holding Company’s Disclosure Schedule, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of Holding Company any of the Holding Company Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Holding Company or any of the Holding Company Subsidiaries since December 31, 2011, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Holding Company.

(g) Absence of Certain Changes or Events. Since December 31, 2014, except as disclosed in its Securities Documents, Financial Statements or Bank Reports filed prior to the date of this Agreement, (i) Holding Company and the Holding Company Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Holding Company.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Securities Documents, Financial Statements or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2015 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Holding Company nor any Holding Company Subsidiary has, and since September 30, 2015 neither has incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its Securities Documents or Bank Reports) and except as disclosed in Section 3.3(h) of Holding Company’s Disclosure Schedule.

(i) Material Contracts; Defaults.

(i) Set forth in Section 3.3(i)(i) of Holding Company’s Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that Holding Company or any Holding Company Subsidiary is a party to, bound by or subject to (each, a “Holding Company Contract” and collectively, “Holding Company Contracts”): (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of Holding Company or a Holding Company Subsidiary to indemnification from Holding Company or a Holding Company Subsidiary, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $50,000 per year and/or has a termination fee, (E) which relates to the incurrence of indebtedness by Holding Company or Bank Subsidiary (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Holding Company or a Holding Company Subsidiary, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by Holding Company or a Holding Company Subsidiary of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by Holding Company or a Holding Company Subsidiary, (J) which materially restricts the conduct of any business by Holding Company or a Holding Company Subsidiary or limits the freedom of Holding Company or a Holding Company Subsidiary to engage in any line of business in any geographic area (or would so restrict Buyer or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires Holding Company or a Holding Company Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (K) which is with respect to, or otherwise commits Holding Company or a Holding Company Subsidiary to do, any of the foregoing.

(ii) Each Holding Company Contract is valid and binding on Holding Company or the respective Holding Company Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Holding Company, is valid and binding on the other parties thereto. Holding Company and each Holding Company Subsidiary is not, and to the Knowledge of Holding Company and Bank Subsidiary, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Holding Company or a Holding Company Subsidiary is currently outstanding.

(j) Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(j) of Holding Company’s Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to the Knowledge of Holding Company and Bank Subsidiary, threatened against Holding Company or any of the Holding Company Subsidiaries or against any of Holding Company’s or the Holding Company Subsidiaries’ properties, assets, interests or rights, or against any of Holding Company’s or Holding Company Subsidiaries’ officers, directors or employees in their capacities as such. Except as set forth in Section 3.3(j) of Holding Company’s Disclosure Schedule, neither Holding Company nor any of the Holding Company Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of Holding Company or the operations of any of the Holding Company Subsidiaries and neither Holding Company nor any of the Holding Company Subsidiaries has been advised by any Governmental Authority or otherwise become aware that any Governmental Authority is investigating, inquiring or otherwise contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Holding Company and each of the Holding Company Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(k) Tax Matters.

(i) Holding Company and each of the Holding Company Subsidiaries have filed all federal, state and local tax returns and reports (“Tax Returns”) required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined herein) owed by Holding Company or any of the Holding Company Subsidiaries have been paid, are reflected as a liability in its Securities Documents or Bank Reports, or are being contested in good faith as set forth in Holding Company’s Disclosure Schedule. Except as set forth in Section 3.3(k)(i) of Holding Company’s Disclosure Schedule, no tax return or report filed by Holding Company or any of the Holding Company Subsidiaries is the subject of any administrative or judicial proceeding, no unpaid tax deficiency has been asserted against Holding Company or any of the Holding Company Subsidiaries by any Governmental Authority and, to the Knowledge of Holding Company and any of the Holding Company Subsidiaries, no tax return or report filed by Holding Company or any of the Holding Company Subsidiaries is under examination by any Governmental Authority. For the purposes of this Agreement, “Tax” or “Taxes” mean all taxes, charges, fees, levies or other assessments imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

(ii) Holding Company and each of the Holding Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Holding Company and each of the Holding Company Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Holding Company or any of the Holding Company Subsidiaries. Neither Holding Company nor any of the Holding Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Holding Company and the Holding Company Subsidiaries). Neither Holding Company nor any of the Holding Company Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv) Neither Holding Company nor any of the Holding Company Subsidiaries is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2). Holding Company and each of the Holding Company Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Holding Company is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) Neither Holding Company nor Bank Subsidiary is aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(l) Property.

(i) Except as set forth in Section 3.3(l)(i) of Holding Company’s Disclosure Schedule or reserved against as disclosed in its Securities Documents or Bank Reports, Holding Company and each of the Holding Company Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in its Securities Documents or Bank Reports as of December 31, 2014 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to Holding Company’s or any of the Holding Company Subsidiaries’ business, held under leases, subleases or licenses, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures, and appurtenances owned, leased, or occupied by Holding Company and each of the Holding Company Subsidiaries are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(ii) Section 3.3(l)(ii) of Holding Company’s Disclosure Schedule identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by Holding Company and each of the Holding Company Subsidiaries or in which Holding Company or any of the Holding Company Subsidiaries has any leasehold interest. Holding Company has made available to Buyer true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which Holding Company or any of the Holding Company Subsidiaries is a party.

(m) Employee Benefit Plans.

(i) Section 3.3(m)(i) of Holding Company’s Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans and programs of Holding Company and the Holding Company Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “Holding Company Benefit Plan” and collectively, the “Holding Company Benefit Plans”). Neither Holding Company nor any Holding Company Subsidiary is subject to or obligated under any oral or unwritten Holding Company Benefit Plan.

(ii) Holding Company has, with respect to each Holding Company Benefit Plan, previously delivered or made available to Buyer true and complete copies of: (A) all current Holding Company Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and Holding Company Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the Holding Company Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; and (G) copies of the most recent nondiscrimination tests for all Holding Company Benefit Plans, as applicable.

(iii) None of the Holding Company Benefit Plans is a “multi-employer plan” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv) All of the Holding Company Benefit Plans are in compliance in all material respects with applicable laws and regulations, and Holding Company has administered the Holding Company Benefit Plans in accordance with applicable laws and regulations in all material respects.

(v) Each Holding Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or opinion letter, as applicable, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. To the Knowledge of Holding Company and Bank Subsidiary, there have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without required notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any Holding Company Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no “accumulated funding deficiencies,” as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, of Holding Company or any Holding Company Subsidiary, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

(vii) To Holding Company’s and Bank Subsidiary’s Knowledge, neither Holding Company nor Bank Subsidiary has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Holding Company Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA. To Holding Company’s and Bank Subsidiary’s Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Holding Company Benefit Plan has any liability for breach of fiduciary duty under ERISA.

(viii) There are no actions, suits, investigations or claims (other than routine claims for benefits) pending, threatened or, to the Knowledge of Holding Company and Bank Subsidiary, anticipated with respect to any of the Holding Company Benefit Plans. None of the Holding Company Benefit Plans is the subject of a pending or, to the Knowledge of Holding Company and Bank Subsidiary, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation.

(ix) Except as set forth in Section 3.3(m)(ix) of Holding Company’s Disclosure Schedule (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code, (B) no Holding Company Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and (C) no Holding Company Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any Holding Company Benefit Plan or result in any acceleration of the time of payment or vesting of any such benefits to any material extent as a result of the transactions contemplated by this Agreement.

(x) Holding Company has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(xi) Except as set forth in Section 3.3(m)(xi) of Holding Company’s Disclosure Schedule, Holding Company and the Holding Company Subsidiaries have made all bonus and commission payments to which they were required to make prior to the date hereof to any employee under any Holding Company Benefit Plan for calendar years 2013 and 2014.

(xii) All “group health plans,” as defined in Section 5000(b)(1) of the Code, covering the employees of Holding Company or any Holding Company Subsidiary have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(xiii) Except as set forth in Section 3.3(m)(xiii) of Holding Company’s Disclosure Schedule, each Holding Company Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the Internal Revenue Service, and (B) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(n) Insurance. Set forth in Section 3.3(n) of Holding Company’s Disclosure Schedule is a list of all insurance policies or bonds currently maintained by Holding Company or each Holding Company Subsidiary. Holding Company and the Holding Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Holding Company reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2014, neither Holding Company nor any of the Holding Company Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2015, has been refused any insurance coverage sought or applied for, and Holding Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Holding Company or the Holding Company Subsidiaries.

(o) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs. Except as set forth in Section 3.3(o) of Holding Company’s Disclosure Schedule:

(i) All evidences of indebtedness reflected as assets by each of Holding Company or any of the Holding Company Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of September 30, 2015 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which to its Knowledge have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on Holding Company; and (D) in all material respects made in accordance with its standard loan policies except for workout credits and approved policy exceptions.

(ii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown by each of Holding Company or any of the Holding Company Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of September 30, 2015 was, and the Loan Loss Allowance to be shown in its Securities Documents, Financial Statements or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (not including letter of credit or commitments to make loans or extend credit which are included in “other liabilities”).

(iii) Any reserve for losses with respect to other real estate owned (“OREO”) and any reserve for repossession with respect to mortgage loans to be shown on its Securities Documents, Financial Statements or Bank Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO or mortgage loan portfolio, as the case may be, of Holding Company and any of the Holding Company Subsidiaries as of the dates thereof.

(iv) The Loan Loss Allowance has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

(v) Section 3.3(o)(v) of Holding Company’s Disclosure Schedule sets forth all residential or commercial mortgage loans originated on or after January 1, 2011 by it or any of the Holding Company Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of the Holding Company Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of the Holding Company Subsidiaries to purchase back (but have not been purchased back).

(p) Certain Loans and Related Matters. Except as set forth in Section 3.3(p) of Holding Company’s Disclosure Schedule, on December 1, 2015, neither Holding Company nor any of the Holding Company Subsidiaries was a party to any written or oral: (i) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a “Loan”), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) Loan which had been classified by any bank examiner (whether regulatory, internal or by external consultant) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; (iii) Loan, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the Holding Company Subsidiaries; or (iv) Loan in violation of any law, regulation or rule applicable to Holding Company or any of the Holding Company Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(q) Environmental Matters.

(i) Except as described in Section 3.3(q) of Holding Company’s Disclosure Schedule, Holding Company and each of Holding Company Subsidiaries are in compliance with all Environmental Laws (as defined herein). Neither Holding Company nor any of the Holding Company Subsidiaries has received any communication alleging that Holding Company or such Holding Company Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither Holding Company nor any of the Holding Company Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) Holding Company or such Holding Company Subsidiary, (B) any person or entity whose liability for any Environmental Claim Holding Company or any Holding Company Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by Holding Company or any Holding Company Subsidiary, or any real or personal property which Holding Company or any Holding Company Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which Holding Company or a Holding Company Subsidiary holds a security interest securing a loan recorded on the books of Holding Company or such Holding Company Subsidiary. Neither Holding Company nor any of the Holding Company Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by Holding Company or any of the Holding Company Subsidiaries, or all real and personal property which Holding Company or any of the Holding Company Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, Holding Company will promptly provide Buyer with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in Holding Company’s Disclosure Schedule). Holding Company and all of the Holding Company Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) To the Knowledge of Holding Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Holding Company or any of the Holding Company Subsidiaries or against any person or entity whose liability for any Environmental Claim Holding Company or any of the Holding Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, underground storage tanks and any other materials regulated under Environmental Laws.

(r) Books and Records. The books and records of Holding Company and those of the Holding Company Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(s) Intellectual Property. Holding Company and the Holding Company Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Holding Company Technology Systems (as such terms are defined herein) that are used by Holding Company and the Holding Company Subsidiaries in their respective businesses as currently conducted. Holding Company and the Holding Company Subsidiaries to their Knowledge have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of Holding Company or Bank Subsidiary threatened, against Holding Company or any of the Holding Company Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Holding Company Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by Holding Company and the Holding Company Subsidiaries or by a third party.

(t) Derivative Instruments. Except as set forth in Section 3.3(t) of Holding Company’s Disclosure Schedule, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for Holding Company’s own account, or for the account of one or more of the Holding Company Subsidiaries or its or their customers (each a “Derivative Contract”), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of Holding Company or one of the Holding Company Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither Holding Company nor any of the Holding Company Subsidiaries, nor, to the Knowledge of Holding Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(t) of Holding Company’s Disclosure Schedule.

(u) Deposits. Except as set forth in Section 3.3(u) of Holding Company’s Disclosure Schedule, as of September 30, 2015, none of Holding Company’s deposits or the deposits of any of the Holding Company Subsidiaries are “brokered” deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of Holding Company or any of the Holding Company Subsidiaries.

(v) Investment Securities.

(i) Holding Company and each of the Holding Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Holding Company or the Holding

Company Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of Holding Company and each of the Holding Company Subsidiaries in accordance with GAAP.

(ii) Holding Company and each of the Holding Company Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Holding Company and each of the Holding Company Subsidiaries believes are prudent and reasonable in the context of such businesses.

(w) Takeover Laws and Provisions. The Board of Directors of Holding Company has approved the Merger, this Agreement, the Plan of Merger, the Holding Company Articles Amendment and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to exempt Buyer and this Agreement and the Plan of Merger from Article 14 and Article 14.1 of the VSCA, and, accordingly, neither such article nor any other anti-takeover or similar statute or regulation applies to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under state or federal laws apply to the Merger, this Agreement, the Plan of Merger or any of the transactions contemplated hereby and thereby. Holding Company has taken all action required to be taken by Holding Company in order to make this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby comply with, and this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby do comply with, the requirements of Holding Company’s Articles of Incorporation and Bylaws.

(x) Transactions With Affiliates. All “covered transactions” between Holding Company and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(y) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Bank Subsidiary has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act of 1997 (the “CRA”). Neither Holding Company nor Bank Subsidiary has Knowledge of any facts or circumstances that would cause Bank Subsidiary: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank Subsidiary. To the Knowledge of Holding Company and Bank Subsidiary, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Holding Company or any Holding Company Subsidiaries to undertake any remedial action. The Board of Directors of Bank Subsidiary (or where appropriate of any other Holding Company Subsidiary) has adopted, and Bank Subsidiary (or such other Holding Company Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Bank Subsidiary (or such other Holding Company Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z) Required Vote. The affirmative vote of the holders of more than two-thirds of the outstanding shares of Holding Company Common Stock is necessary to approve this Agreement, the Merger and the Holding Company Articles Amendment on behalf of Holding Company. No other vote of the stockholders of Holding Company is required by the VSCA, Holding Company’s Articles of Incorporation, Holding Company’s Bylaws or otherwise to approve this Agreement, the Merger and the Holding Company Articles Amendment.

(aa) Financial Advisors. None of Holding Company, any of the Holding Company Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Holding Company has retained Raymond James & Associates, Inc. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(aa) of Holding Company’s Disclosure Schedule and under which such firm will be entitled to certain fees in connection with this Agreement).

(bb) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of Holding Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James & Associates, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of shares of Holding Company Common Stock from Buyer in connection with the Merger pursuant to this Agreement is fair, from a financial point of view, to the stockholders of Holding Company. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.4 Representations and Warranties of Buyer.

Subject to and giving effect to Sections 3.1 and 3.2, Buyer hereby represents and warrants to Holding Company and Bank Subsidiary as follows:

(a) Organization, Standing and Power. Buyer is a Virginia state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer has the corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Buyer’s deposits are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law.

(b) Subsidiaries. Each subsidiary of Buyer is identified, collectively, in Exhibit 21 to Buyer’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the FDIC, or in Section 3.4(b) of Buyer’s Disclosure Schedule (each individually a “Buyer Subsidiary” and collectively the “Buyer Subsidiaries”). Each Buyer Subsidiary (i) is a duly organized corporation, limited liability company or statutory trust validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Buyer on a consolidated basis. The outstanding shares of capital stock or equity interests of each Buyer Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Buyer free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(c) Authority; No Breach of the Agreement.

(i) Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, subject only to the receipt of the approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of Buyer Common Stock (the “Buyer Stockholder Approval”). This Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of Buyer; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Buyer or any Buyer Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which Buyer or any Buyer Subsidiary is a party or by which Buyer or any Buyer Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any Buyer Subsidiary.

(iii) Except for (A) the necessary Regulatory Approvals, (B) compliance with the applicable requirements of the Exchange Act and the Securities Act, including the filing with the FDIC of the Joint Proxy Statement in definitive form relating to the Buyer Stockholders Meeting and the transactions contemplated by this Agreement, (C) the filing of Articles of Merger with the Virginia State Corporation Commission, (D) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of the various states in connection with the issuance of shares of Buyer Common Stock pursuant to this Agreement, (E) approval of listing the shares of Buyer Common Stock to be issued pursuant to this Agreement on the NASDAQ Global Select Market, and (F) the consents and approvals of third parties that are not Governmental Authorities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement and the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Buyer is not aware of any reason why the necessary Regulatory Approvals and consents will not be received in order to permit consummation of the Merger.

(d) Buyer Capital Stock. The authorized capital stock of Buyer consists of 2,000,000 shares of preferred stock, par value $5.00 per share, of which none are issued and outstanding as of the date hereof, and 90,000,000 shares of Buyer Common Stock, of which 51,659,760 shares were issued and outstanding as of the date of this Agreement. All outstanding shares of Buyer Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, there are no shares of capital stock reserved for issuance, or any outstanding Rights with respect to any capital stock of Buyer, except as contemplated by a Buyer stock option or other equity-based compensation plan, by Buyer’s Member Stock Purchase and Dividend Reinvestment Plan or by Buyer’s Securities Documents.

(e) Securities Filings; Financial Statements; Accounting Controls.

(i) Buyer has filed all Securities Documents with the FDIC since December 31, 2011 under the Securities Act and the Exchange Act and, to the extent such Securities Documents are not available through the web site maintained by the FDIC, has made copies of such Securities Documents available to Holding Company and Bank Subsidiary. Buyer’s Securities Documents, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any Securities Documents filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time filed (or if amended or superseded by one or more Securities Documents filed prior to the date of this Agreement, then on the date of such filing), did not (and any Securities Documents filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Securities Documents or necessary in order to make the statements made in such Securities Documents, in light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements of Buyer contained in or incorporated by reference into any Securities Documents (including any Securities Documents filed after the date of this Agreement) complied (or, in the case of Securities Documents filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of Securities Documents filed after the date of this Agreement, will fairly present) the consolidated financial position of Buyer and the Buyer Subsidiaries as at the respective dates and the consolidated results of Buyer’s operations and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(f) Bank Reports. Buyer and each of the Buyer Subsidiaries has filed all Bank Reports that they were required to file since December 31, 2011 with the Regulatory Agencies, including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency. Any such Bank Report regarding Buyer and each of the Buyer Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of Buyer’s and each of the Buyer Subsidiaries’ business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of Buyer or any of the Buyer Subsidiaries and no enforcement action, to its Knowledge, threatened by any Regulatory Agency.

(g) Absence of Certain Changes or Events. Since December 31, 2014, except as disclosed in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (i) Buyer and the Buyer Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Buyer.

(h) Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its Securities Documents or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since September 30, 2015 in the ordinary course of business consistent with past practice,

(iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Buyer nor any Buyer Subsidiary has, and since September 30, 2015 has not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its Securities Documents or Bank Reports).

(i) Material Contracts.

(i) Neither Buyer nor any of the Buyer Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Buyer Securities Documents filed prior to the date hereof. Each contract, arrangement, commitment or understanding of the type described in this Section 5.04(l) is referred to herein as a “Buyer Contract.”

(ii) Each Buyer Contract is valid and binding on Buyer or the respective Buyer Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of Buyer, is valid and binding on the other parties thereto. Buyer and each Buyer Subsidiary is not, and to the Knowledge of Buyer, no other party thereto, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits which is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Buyer or a Buyer Subsidiary is currently outstanding.

(j) Legal Proceedings; Compliance with Laws. There are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against Buyer or any of the Buyer Subsidiaries or against any of Buyer’s or the Buyer Subsidiaries’ properties, assets, interests or rights, or against any of Buyer’s or Buyer Subsidiaries’ officers, directors or employees in their capacities as such. Neither Buyer nor any of the Buyer Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of Buyer or the operations of any of the Buyer Subsidiaries and neither Buyer nor any of the Buyer Subsidiaries has been advised by any Governmental Authority or otherwise become aware that any Governmental Authority is investigating, inquiring or otherwise contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. Buyer and each of the Buyer Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

(k) Tax Matters. Buyer and each of the Buyer Subsidiaries have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by Buyer or any of the Buyer Subsidiaries have been paid, are reflected as a liability in Buyer’s Securities Documents or Bank Reports, or are being contested in good faith as set forth in Buyer’s Disclosure Schedule. No tax return or report filed by Buyer or any of the Buyer Subsidiaries is the subject of any administrative or judicial proceeding, no unpaid tax deficiency has been asserted against Buyer or any of the Buyer Subsidiaries by any Governmental Authority and, to the Knowledge of Buyer and any of the Buyer Subsidiaries, no tax return or report filed by Buyer or any of the Buyer Subsidiaries is under examination by any Governmental Authority. Buyer is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(l) Employee Benefit Plans.

(i) All of the Buyer Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and Buyer has administered such benefit plans in accordance with applicable laws and regulations in all material respects. For the purposes of this Agreement, a “Buyer Benefit Plan” means an employee benefit plan and program of Buyer and the Buyer Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (collectively, the “Buyer Benefit Plans”).

(ii) Each Buyer Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(m) Insurance. Buyer and the Buyer Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of Buyer reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2014, neither Buyer nor any of the Buyer Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2015, has been refused any insurance coverage sought or applied for, and Buyer has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Buyer or the Buyer Subsidiaries.

(n) Allowance for Loan Losses.

(i) All evidences of indebtedness reflected as assets by each of Buyer or any of the Buyer Subsidiaries in its Securities Documents, Financial Statements or Bank Reports as of September 30, 2015 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii) The Loan Loss Allowance shown by Buyer in its Securities Documents or Bank Reports as of September 30, 2015 was, and the Loan Loss Allowance to be shown in its Securities Documents or Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit). The Loan Loss Allowance has been established in accordance with GAAP, and applicable regulatory requirements and guidelines.

(o) Environmental Matters. Buyer and each of the Buyer Subsidiaries are in compliance with all Environmental Laws. Neither Buyer nor any of the Buyer Subsidiaries has received any communication alleging that Buyer or such Buyer Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance. To the Knowledge of Buyer, there are no past or present actions, activities, circumstances, events, or incidents that could reasonably form the bases of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Buyer or any of the Buyer Subsidiaries or against any person or entity whose liability for any Environmental Claim Buyer or an Buyer Subsidiary has or may have retained contractually or by operation of law.

(p) Books and Records. The books and records of Buyer and those of the Buyer Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(q) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Buyer has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Buyer does not have Knowledge of any facts or circumstances that would cause Buyer: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer. To the Knowledge of Buyer, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Buyer or any of the Buyer Subsidiaries to undertake any remedial action. The Board of Directors of Buyer (or where appropriate of any Buyer Subsidiary) has adopted, and Buyer (or such Buyer Subsidiary) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Buyer (or such Buyer Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(r) Required Vote. The affirmative vote of the holders of a majority of all the votes entitled to be cast thereon is necessary to approve this Agreement and the Merger on behalf of Buyer. No other vote of the stockholders of Buyer is required by the VSCA, Buyer’s Articles of Incorporation, Buyer’s Bylaws or otherwise to approve this Agreement and the Merger.

(s) Financial Advisors. None of Buyer, any of the Buyer Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, Buyer has retained Sandler O’Neill & Partners, L.P. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.4(s) of Buyer’s Disclosure Schedule and under which such firm will be entitled to certain fees in connection with this Agreement).

(t) Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of Buyer has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid to the holders of Holding Company Common Stock is fair to Buyer, from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1 Conduct of Business of Holding Company and Bank Subsidiary Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement or as set forth in Holding Company’s Disclosure Schedule, without the prior written consent of Buyer (not to be unreasonably withheld or delayed), Holding Company agrees that it will not, and will cause each of the Holding Company Subsidiaries not to:

(a) Conduct its business and the business of the Holding Company Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, material assets and employees and (ii) relationships with material customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of Buyer, Holding Company or Bank Subsidiary (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Amend, repeal or modify its Organizational Documents.

(d) Other than pursuant to stock options outstanding as of the date hereof under the Holding Company Stock Plans as disclosed in Section 3.3(d) of Holding Company’s Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar or other stock-based rights.

(e) Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of Holding Company or a Holding Company Subsidiary, or grant any salary or wage increase or increase any employee benefit (including by making incentive or bonus payments), except for normal individual merit increases in compensation to employees in the ordinary course of business consistent with past practice that do not to exceed $500,000 in the aggregate or five percent (5%) on an individual basis, provided that no incentive or bonus payment will be paid or agreed to be paid without prior consultation with and approval from Buyer, except for (i) incentive based compensation to employees engaged in selling mortgage and investment products and services in the ordinary course of business, and (ii) the bonuses for 2015 performance and retention payments listed on Schedule 4.1(e) of Holding Company’s Disclosure Schedule.

(f) Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of Holding Company’s Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(g) Hire any person as an employee of Holding Company or a Holding Company Subsidiary or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(g) of Holding Company’s Disclosure Schedule and (ii) persons whose employment is terminable at the will of Holding Company and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Merger or the consummation thereof.

(h) Except for payment of quarterly cash dividends, not to exceed $0.09 per share, on the Holding Company Common Stock at times consistent with current Holding Company practice (provided that ex-dividend dates shall be coordinated with Buyer ex-dividend dates so that holders of Holding Company Common Stock shall receive one (and only one) quarterly dividend per quarter), make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(i) Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

(k) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(l) Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, deposits, business or properties except for (i) OREO properties sold in the ordinary course of business consistent with past practice and (ii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate.

(m) Acquire all or any portion of the assets, business, securities, deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in amounts that do not exceed $500,000 individually or $1,000,000 in the aggregate; and (ii) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $25,000 individually or $50,000 in the aggregate.

(n) Except as otherwise permitted under this Section 4.1, enter into, amend, modify, cancel, fail to renew or terminate any Holding Company Contract or any agreement, contract, lease, license, arrangement, commitment or understanding (whether written or oral) that would constitute a Holding Company Contract if entered into prior to the date hereof.

(o) Enter into any settlements or similar agreements with respect to any actions, suits, proceedings, orders or investigations to which Holding Company or a Holding Company Subsidiary is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by Holding Company and the Holding Company Subsidiaries collectively of an aggregate amount that exceeds $50,000 and/or would impose any material restriction on the business of Holding Company or create precedent for claims that are reasonably likely to be material to Holding Company.

(p) Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking, operating or board policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(q) Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, Buyer prior to the date hereof).

(r) (i) Make, renew, restructure or otherwise modify any Loan other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (y) in the case of unsecured Loans made to any borrower that are originated in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies without exceptions, a principal balance not in excess of $1,000,000 in total, which is understood to include any current outstanding principal balance to any such borrower, or (z) in the case of new secured Loans made to any borrower that are originated in compliance with Holding Company’s and Bank Subsidiary’s internal loan policies without exceptions, a principal balance not in excess of $5,000,000 in total; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that Buyer’s prior written consent is required pursuant to clause (i) above, Buyer shall use its reasonable best efforts to provide such consent within one (1) business day of any request by Holding Company.

(s) Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(t) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of three (3) years or less, or dispose of any debt security or equity investment.

(u) Enter into or settle any Derivative Contract other than contracts used to hedge mortgage rate risk in the ordinary course of business as currently conducted.

(v) Other than as a Loan, make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(w) Make or change any material Tax election, settle or compromise any material Tax liability of Holding Company, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Holding Company, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes or file any amended Tax Return.

(x) Take any other action that would make any representation or warranty in Section 3.3 hereof untrue, taking into account the standard set forth in Section 3.2.

(y) Agree to take any of the actions prohibited by this Section 4.1.

4.2 Conduct of Business of Buyer Pending Merger.

From the date hereof until the Effective Date, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Holding Company, Buyer agrees that it will not, and will cause each of the Buyer Subsidiaries not to:

(a) Conduct its business and the business of the Buyer Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, assets and employees and (ii) relationships with customers, suppliers, employees and business associates.

(b) Take any action that would adversely affect or delay the ability of Buyer or Holding Company (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

(d) Amend, repeal or modify any provision of its Organizational Documents in a manner which would have a material adverse effect on Holding Company, the stockholders of Holding Company or the transactions contemplated by this Agreement.

(e) Take any other action that would make any representation or warranty in Section 3.4 hereof untrue, taking into account the standard set forth in Section 3.2.

(f) Agree to take any of the actions prohibited by this Section 4.2.

4.3 Transition.

To facilitate the integration of the operations of Buyer and Holding Company and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Buyer and Holding Company shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4 Control of the Other Party’s Business.

Prior to the Effective Date, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give Buyer directly or indirectly, the right to control or direct the operations of Holding Company or Bank Subsidiary or to exercise, directly or indirectly, a controlling influence over the management or policies of Holding Company or Bank Subsidiary, and nothing contained in this Agreement shall give Holding Company or Bank Subsidiary, directly or indirectly, the right to control or direct the operations of Buyer or to exercise, directly or indirectly, a controlling influence over the management or policies of Buyer. Prior to the Effective Date, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1 Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws regarding the disclosure or exchange of information, Holding Company and Bank Subsidiary shall permit Buyer to make or cause to be made such investigation of Holding Company’s and Bank Subsidiary’s operational, financial and legal condition as Buyer reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unreasonably with normal operations. No investigation, in and of itself, by Buyer shall affect the representations and warranties of Holding Company or Bank Subsidiary. Holding Company shall provide to Buyer all written agendas and meeting or written consent materials provided to the directors of Holding Company and Bank Subsidiary in connection with board and committee meetings, subject to applicable laws relating to the exchange of information. Notwithstanding the above provisions in this Section 5.2(a), Buyer and its representatives shall not be entitled to receive information directly relating to the negotiation and prosecution of this Agreement or, except as otherwise provided herein, relating to an Acquisition Proposal, a Superior Proposal or any matters relating thereto. Neither Holding Company nor any of the Holding Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Holding Company or any of the Holding Company Subsidiaries.

(b) During the period from the date of this Agreement to the Effective Date, Holding Company shall, upon the request of Buyer, cause one or more of its designated executive officers to confer on a monthly or more frequent basis with Buyer regarding Holding Company’s financial condition, operations and business and matters relating to the completion of the Merger. As soon as reasonably available, but in no event later than the earlier of (i) the thirtieth (30th) day after the end of each calendar quarter ending after the date of this Agreement, and (ii) the date of public dissemination of earnings information pertaining to such calendar quarter (or year with respect to a quarter ending on December 31), Holding Company will deliver to Buyer its unaudited balance sheet and statements of income, stockholders’ equity and cash flows, without related notes, for such quarter (or year with respect to a quarter ending on December 31) prepared in accordance with GAAP. Within fifteen (15) days after the end of each month, Holding Company will deliver to Buyer (i) such loan reports as Buyer may reasonably request, and (ii) such other financial data as Buyer may reasonably request. The financial statements required to be delivered by this Section 5.2(b) may be consolidated.

(c) Each party hereto will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(d) Each party hereto shall, and shall use its reasonable best efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information of the other party obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other party, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such Regulatory Approval, that party will provide the other party a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information received from the other party.

5.3 Stockholder Approvals.

(a) Holding Company shall call a meeting of its stockholders for the purpose of obtaining the Holding Company Stockholder Approvals and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Holding Company Stockholders Meeting”). In connection with that meeting, the Board of Directors of Holding Company shall support and recommend approval of this Agreement and the Plan of Merger, the Holding Company Articles Amendment and any other matters required to be approved by Holding Company’s stockholders for consummation of the Merger, and shall use its reasonable best efforts to obtain the Holding Company Stockholder Approvals unless the Board of Directors of Holding Company has received and recommended (or submitted to stockholders) a Superior Proposal in accordance with Section 5.5.

(b) Buyer shall call a meeting of its stockholders for the purpose of obtaining the Buyer Stockholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “Buyer Stockholders Meeting”). In connection with that meeting, the Board of Directors of Buyer shall support and recommend approval of this Agreement and the Plan of Merger, and any other matters required to be approved by Buyer’s stockholders for consummation of the Merger, and shall use its reasonable best efforts to obtain the Buyer Stockholder Approval, subject to the fiduciary duties of Buyer’s Board of Directors.

5.4 Joint Proxy Statement.

(a) Each party will cooperate with the other party, and their representatives, in the preparation of a joint proxy statement and prospectus and other proxy solicitation materials constituting a part thereof (the “Joint Proxy Statement”), to be filed with the FDIC and SEC in connection with (i) the solicitation of proxies from the stockholders of Buyer for the Buyer Stockholders Meeting and from the stockholders of Holding Company for the Holding Company Stockholders Meeting, and (ii) the offering and issuance of Buyer Common Stock in the Merger. Each party agrees to cooperate with the other party, its legal, financial and accounting advisors, in the preparation of the Joint Proxy Statement. Each party shall prepare and furnish to other party such information relating to it and its directors, officers and stockholders and such party’s business and operations as may be reasonably required to comply with SEC and FDIC rules and regulations or SEC and FDIC staff comments in connection with the Joint Proxy Statement, which information may be based on such party’s knowledge of and access to the information required for said document and advice of counsel with respect to SEC and FDIC disclosure obligations. Each party shall provide the other party and its legal, financial and accounting advisors the opportunity to review and provide comments: (i) upon such Joint Proxy Statement a reasonable time prior to its filing in preliminary and definitive forms and (ii) on all amendments and supplements to the Joint Proxy Statement and all responses to requests for additional information and replies to comments relating to the Joint Proxy Statement a reasonable time prior to filing or submission to the SEC or FDIC. Each party shall consider in good faith all comments from the other party and its legal, financial and accounting advisors to the Joint Proxy Statement, all amendments and supplements thereto and all responses to requests for additional information, and shall not include any information in the foregoing about a party or its officers, directors, business, arrangements, operations or stock or the Merger that has not been approved by the other party, which approval shall not be unreasonably withheld, delayed or conditioned. Each party agrees to cooperate with the other party and the other party’s counsel and accountants in requesting and obtaining appropriate opinions, consents, analyses and letters from its financial advisor and independent auditor in connection with the Joint Proxy Statement. Each party agrees to use its reasonable best efforts to cause the Joint Proxy Statement to be cleared by the SEC and FDIC for use in definitive form as promptly as reasonably practicable after the preliminary filing thereof and to cause a definitive Joint Proxy Statement to be mailed to their respective stockholders as promptly as reasonably practicable thereafter. Buyer also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) Each party agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Joint Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and the time of the Buyer Stockholders Meeting and the Holding Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement.

(c) Holding Company agrees to advise Buyer, promptly after Holding Company receives notice thereof, of the time when the Joint Proxy Statement has been cleared by the SEC for use in definitive form or when any supplement or amendment has been filed, of the initiation or, to the extent Buyer is aware thereof, threat of any proceeding for any such purpose, of any request by the SEC for the amendment or supplement of the Joint Proxy Statement or for additional information or of any other correspondence from the SEC in connection with the Joint Proxy Statement that relates to Buyer or the Merger. Holding Company agrees to promptly provide to Buyer copies of correspondence between Holding Company (or any of its representatives and advisors on Holding Company’s behalf), on the one hand, and the SEC, on the other hand as it relates to the Joint Proxy Statement or the Merger. Buyer agrees to advise Holding Company, promptly after Buyer receives notice thereof, of the time when the Joint Proxy Statement has been cleared by the FDIC for use in definitive form or when any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Buyer is aware thereof, threat of any proceeding for any such purpose, of any request by the FDIC for the amendment or supplement of the Joint Proxy Statement or for additional information or of any other correspondence from the FDIC in connection with the Joint Proxy Statement that relates to Holding Company or the Merger. Buyer agrees to promptly provide to Holding Company copies of correspondence between Buyer (or any of its representatives and advisors on Buyer’s behalf), on the one hand, and the FDIC, on the other hand as it relates to the Joint Proxy Statement or the Merger.

5.5 No Other Acquisition Proposals.

(a) Holding Company agrees that it will not, and will cause the Holding Company Subsidiaries and Holding Company’s and the Holding Company Subsidiaries’ officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by Holding Company or any of the Holding Company Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b) Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit Holding Company, prior to its meeting of stockholders to be held pursuant to Section 5.3 and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to Holding Company (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the Holding Company Board of Directors concludes in good faith, after consultation with and based upon the written advice of outside legal counsel, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to stockholders under applicable law, (ii) before taking such actions, Holding Company receives from such person or entity an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Holding Company, and (iii) the Holding Company Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Holding Company shall immediately (within twenty-four (24) hours) notify Buyer orally and in writing of Holding Company’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep Buyer apprised of any material related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c) For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving Holding Company or Bank Subsidiary: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of Holding Company or ten percent (10%) or more of any class of equity or voting securities of Holding Company or the Holding Company Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of Holding Company; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of Holding Company or the Holding Company Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of Holding Company.

(d) For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of Holding Company concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (A) is more favorable to the stockholders of Holding Company from a financial point of view, than the transactions contemplated by this Agreement and (B) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “ten percent (10%) or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Holding Company or Bank Subsidiary.

(e) Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit Holding Company to terminate this Agreement or affect any other obligation of Holding Company under this Agreement.

(f) Holding Company agrees that any violation of the restrictions set forth in this Section 5.5 by any representative of Holding Company shall be deemed a breach of this Section 5.5 by Holding Company.

5.6 Applications and Consents.

(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all Regulatory Approvals and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7 Public Announcements.

Prior to the Effective Date, Buyer and Holding Company will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure).

5.8 Affiliate Agreements.

Holding Company has identified to Buyer all persons who are, as of the date hereof, directors or executive officers of Holding Company. Holding Company shall have delivered to Buyer on or prior to the date hereof executed copies of a written affiliate agreement in the form of Exhibit 5.8 hereto from each such Holding Company director or executive officer.

5.9 Director Noncompetition Agreements.

Holding Company shall have delivered to Buyer on or prior to the date hereof executed copies of a written noncompetition agreement in the form of Exhibit 5.9 hereto from each Holding Company director.

5.10 Employee Benefit Plans.

(a) Buyer at its election shall either: (i) provide generally to officers and employees of Holding Company and the Holding Company Subsidiaries, who at or after the Effective Date become employees of Buyer or the Buyer Subsidiaries (“Holding Company Continuing Employees”), employee benefits under the Buyer Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of Buyer and the Buyer Subsidiaries; or (ii) maintain for the benefit of the Holding Company Continuing Employees, the Holding Company Benefit Plans maintained by Holding Company immediately prior to the Effective Date; provided that Buyer may take action to amend any Holding Company Benefit Plan immediately prior to the Effective Date to comply with any law or, so long as the benefits provided under those Holding Company Benefit Plans following such amendment are no less favorable to the Holding Company Continuing Employees than benefits provided by Buyer to its officers and employees under any comparable Buyer Benefit Plans, as necessary and appropriate for other business reasons.

(b) For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the Buyer Benefit Plans, service with or credited by Holding Company or any of the Holding Company Subsidiaries shall be treated as service with Buyer. To the extent permitted under applicable law, Buyer shall cause welfare Buyer Benefit Plans maintained by Buyer that cover the Holding Company Continuing Employees after the Effective Date to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Holding Company Continuing Employees under welfare Holding Company Benefit Plans to be credited to such Holding Company Continuing Employees under welfare Buyer Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such Holding Company Continuing Employees under welfare Buyer Benefit Plans.

(c) Each employee of Holding Company or any Holding Company Subsidiary at the Effective Date whose employment is involuntarily terminated other than for cause by Buyer after the Effective Date, but on or before the date that is six (6) months from the Effective Date, excluding any employee who has a contract providing for severance, shall be entitled to receive severance in accordance with the severance policy of Holding Company in effect as of the date hereof, a copy of which is included in Schedule 5.10(c) of Holding Company’s Disclosure Schedule.

(d) With respect to Holding Company’s 401(k) plan, Holding Company shall cause such plan to be terminated effective immediately prior to the Effective Date, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each Holding Company Continuing Employee who was a participant in the Holding Company 401(k) plan and who continues in the employment of Buyer or any Buyer Subsidiary shall be eligible to participate in Buyer’s 401(k) plan on or as soon as administratively practicable after the Effective Date, and account balances under the terminated Holding Company 401(k) plan will be eligible for distribution or rollover, including direct rollover, to Buyer’s 401(k) for Holding Company Continuing Employees. Any other former employee of Holding Company or the Holding Company Subsidiaries who is employed by Buyer or the Buyer Subsidiaries after the Effective Date shall be eligible to be a participant in the Buyer 401(k) plan upon complying with eligibility requirements. All rights to participate in Buyer’s 401(k) plan are subject to Buyer’s right to amend or terminate the plan. For purposes of administering Buyer’s 401(k) plan, service with Holding Company and the Holding Company Subsidiaries shall be deemed to be service with Buyer for participation and vesting purposes, but not for purposes of benefit accrual.

(e) Nothing in this Section 5.10 shall be interpreted as preventing Buyer, from and after the Effective Date, from amending, modifying or terminating any Buyer Benefit Plans or Holding Company Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.11 Reservation of Shares; NASDAQ Listing.

(a) Buyer shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Buyer Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b) Buyer shall use all reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

5.12 Indemnification; Insurance.

(a) Following the Effective Date, Buyer shall indemnify, defend and hold harmless any person who has rights to indemnification from Holding Company, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and Holding Company’s Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, Buyer shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between Buyer and the indemnified party.

(b) Buyer shall, at or prior to the Effective Date, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Holding Company from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed two hundred fifty percent (250%) of the amount of the last annual premium paid by Holding Company for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, Buyer would be required to expend more than two hundred fifty percent (250%) of current annual premiums, Buyer will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of current annual premiums.

(c) The provisions of this Section 5.12 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.13 Employment and Other Arrangements.

(a) Buyer will, as of and after the Effective Date, assume and honor all employment, severance, change in control, supplemental executive retirement and deferred compensation agreements or arrangements that Holding Company and the Holding Company Subsidiaries have with their current and former officers and directors and which are set forth in Section 5.13(a) of Holding Company’s Disclosure Schedule, except to the extent any such agreements or arrangements shall be superseded on or after the Effective Date.

(b) As of the date hereof, Buyer has entered into employment agreements, which will become effective as of the Effective Date, with the individuals named in Section 5.13(b) of Buyer’s Disclosure Schedule, in the form of Exhibit 5.13(b) hereto.

5.14 Notice of Deadlines.

Holding Company has set forth in Section 5.14 of Holding Company’s Disclosure Schedule a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Holding Company or any of the Holding Company Subsidiaries is a party.

5.15 Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.16 Change of Method.

Buyer and Holding Company shall be empowered, upon their mutual agreement and at any time prior to the Effective Date (and whether before or after the Buyer Stockholders Meeting or Holding Company Stockholders Meeting), to change the method or structure of effecting the combination of Buyer and Holding Company (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or amount of cash to be received by Holding Company stockholders in exchange for each share of Holding Company Common Stock, (ii) adversely affect the tax treatment of Buyer or Holding Company pursuant to this Agreement or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.17 Certain Policies.

Prior to the Effective Date, each of Holding Company and Bank Subsidiary shall, consistent with GAAP and applicable banking laws and regulations, modify or change its respective Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 6.1(b).

5.18 Shareholder Litigation.

Each of Buyer and Holding Company shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by Holding Company shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.19 Assumption of Trust Preferred Capital Securities.

Prior to the Effective Date, Buyer and Holding Company shall take all actions necessary for Buyer and Holding Company to enter into a supplemental indenture with the trustee of the Junior Subordinated Indenture, dated July 5, 2006, for Holding Company’s trust preferred capital securities to evidence the succession of Buyer as the obligor on those securities as of the Effective Date. The form of the supplemental indenture shall be reasonably acceptable to Buyer and Holding Company. Buyer agrees to assume Holding Company’s obligations under the above indenture well as under the other agreements related to the trust preferred capital securities.

ARTICLE 6

Conditions to the Merger

6.1 General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the Buyer Stockholder Approval and the Holding Company Stockholder Approvals.

(b) Regulatory Approvals. Buyer, Holding Company and Bank Subsidiary shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Date, have or be reasonably likely to have a Material Adverse Effect on Buyer (after giving effect to the Merger) in the reasonable opinion of Buyer, or (ii) any conditions, restrictions or requirements that would, after the Effective Date, be unduly burdensome in the reasonable opinion of Buyer.

(c) Joint Proxy Statement. The Joint Proxy Statement shall have been cleared by the SEC and FDIC for use in definitive form and it shall not be subject any stop order or any threatened stop order (or an order, demand, request or other action with similar effect) of the SEC or FDIC.

(d) NASDAQ Listing. The shares of the Buyer Common Stock to be issued to the holders of Holding Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(e) Legal Proceedings. Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Merger.

6.2 Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to the provisions of this Section 6.2 and Section 8.3.

(a) Representations and Warranties. The representations and warranties of Holding Company and Bank Subsidiary set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and Buyer shall have received certificates, dated as of the Closing Date, signed on behalf of Holding Company and Bank Subsidiary by the Chief Executive Officer and Chief Financial Officer of Holding Company and Bank Subsidiary, respectively, to such effect.

(b) Performance of Obligations. Holding Company and each of the Holding Company Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Buyer shall have received certificates, dated as of the Closing Date, signed on behalf of Holding Company and Bank Subsidiary by the Chief Executive Officer and Chief Financial Officer of Holding Company and Bank Subsidiary, respectively, to such effect.

(c) Federal Tax Opinion. Buyer shall have received a written opinion, dated the Closing Date, from its counsel, LeClairRyan, A Professional Corporation, in form and substance reasonably satisfactory to Buyer, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Buyer and Holding Company reasonably satisfactory in form and substance to such counsel.

6.3 Conditions to Obligations of Holding Company and Bank Subsidiary.

The obligations of Holding Company and Bank Subsidiary to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Holding Company and Bank Subsidiary pursuant to Section 8.3.

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date, as though made on and as of the Closing Date and Holding Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations. Buyer and each of the Buyer Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and Holding Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer of Buyer to such effect.

(c) Federal Tax Opinion. Holding Company shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, in form and substance reasonably satisfactory to Holding Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) except to the extent of any cash in lieu of fractional share interests in Buyer Common stock, no gain or loss will be recognized by any of the holders of Holding Company Common Stock in the Merger. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of Buyer and Holding Company reasonably satisfactory in form and substance to such counsel.

ARTICLE 7

Termination

7.1 Termination.

This Agreement may be terminated and the Merger abandoned at any time before the Effective Date, whether before or after receipt of the Buyer Stockholder Approval and the Holding Company Stockholder Approvals, as provided below:

(a) Mutual Consent. By the mutual consent in writing of Buyer, Holding Company and Bank Subsidiary;

(b) Closing Delay. By Buyer or Holding Company and Bank Subsidiary, evidenced by written notice, if the Merger has not been consummated by December 31, 2016 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Merger to occur on or before such date;

(c) Breach of Representation or Warranty.

(i) By Buyer (provided that Buyer is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Holding Company or Bank Subsidiary contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Holding Company of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Buyer the ability to refuse to consummate the Merger under Section 6.2(a); or

(ii) By Holding Company and Bank Subsidiary (provided that Holding Company or Bank Subsidiary is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide Holding Company the ability to refuse to consummate the Merger under Section 6.3(a);

(d) Breach of Covenant or Agreement.

(i) By Buyer (provided that Buyer is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Holding Company or Bank Subsidiary of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Holding Company of such breach;

(ii) By Holding Company and Bank Subsidiary (provided that Holding Company or Bank Subsidiary is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by Buyer of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to Buyer of such breach;

(e) Conditions to Performance Not Met. By either Buyer on the one hand or Holding Company and Bank Subsidiary on the other hand (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger set forth in Section 6.2 or Section 6.3, as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f) Holding Company Solicitation and Recommendation Matters; Holding Company Stockholders Meeting Failure. At any time prior to the Holding Company Stockholders Meeting, by Buyer if (i) Holding Company shall have materially breached Section 5.5, (ii) the Holding Company Board of Directors shall have failed to make its recommendation referred to in Section 5.3(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer or (iii) Holding Company shall have materially breached its obligations under Section 5.3(a) by failing to call, give notice of, convene and hold the Holding Company Stockholders Meeting in accordance with Section 5.3(a);

(g) No Holding Company Stockholder Approvals. By either Buyer or Holding Company and Bank Subsidiary, if the Holding Company Stockholder Approvals shall not have been attained by reason of the failure to obtain the required vote at the Holding Company Stockholders Meeting or any adjournment thereof;

(h) Buyer Solicitation and Recommendation Matters; Buyer Stockholders Meeting Failure. At any time prior to the Buyer Stockholders Meeting, by Holding Company and Bank Subsidiary if (i) the Buyer Board of Directors shall have failed to make its recommendation referred to in Section 5.3(b), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Holding Company and Bank Subsidiary or (ii) Buyer shall have materially breached its obligations under Section 5.3(b) by failing to call, give notice of, convene and hold the Buyer Stockholders Meeting in accordance with Section 5.3(b);

(i) No Buyer Stockholder Approval. By either Buyer or Holding Company and Bank Subsidiary, if the Buyer Stockholder Approval shall not have been attained by reason of the failure to obtain the required vote at the Buyer Stockholders Meeting or any adjournment thereof;

(j) Termination Event. By Buyer upon the occurrence of a Termination Event (as defined in Section 7.4(d) hereof);

(k) Other Agreement. At any time prior to the Holding Company Stockholders Meeting, by Holding Company and Bank Subsidiary in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by Holding Company and the Holding Company Board of Directors in compliance with Section 5.5 hereof; provided that this Agreement may be terminated by Holding Company and Bank Subsidiary pursuant to this Section 7.1(k) only after Holding Company provides written notice to Buyer advising Buyer that the Holding Company Board of Directors is prepared to accept a Superior Proposal, and only if, after receipt of such notice, Buyer does not, in its sole discretion, promptly make an offer to Holding Company that the Holding Company Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is at least as favorable as the Superior Proposal; or

(l) Decline in Buyer Common Stock Price. By Holding Company and Bank Subsidiary if the Holding Company Board of Directors so determines by a vote of the majority of the members of the entire Holding Company Board of Directors, at any time during the five (5)-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i) the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Buyer Ratio”) shall be less than eighty one-hundredths (0.80); and

(ii) (x) the Buyer Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting twenty one-hundredths (0.20) from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the “Index Ratio”);

subject, however, to the following three (3) sentences. If Holding Company and Bank Subsidiary elect to exercise the termination right pursuant to this Section 7.1(l), Holding Company and Bank Subsidiary shall give written notice to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Holding Company Common Stock hereunder, by adjusting the applicable Exchange Ratio (calculated to the nearest one one-thousandth (1/1000)) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Starting Price, eighty one-hundredths (0.80) and the applicable Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Index Ratio and the applicable Exchange Ratio (as then in effect) by (B) the Buyer Ratio. If Buyer so elects within such five (5)-day period, it shall give prompt written notice to Holding Company of such election and the revised applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(l) and this Agreement shall remain in effect in accordance with its terms (except as the applicable Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(l), the following terms shall have the meanings indicated:

“Average Closing Price” means the average of the per share closing prices of a share of Buyer Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired or (ii) the date on which the shareholders of Holding Company approve the Agreement.

“Final Index Price” means the average of the Index Prices for the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” means the NASDAQ Bank Index.

“Index Price” means the closing price on such date of the Index Group.

“Starting Date” means the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” means $21.03.

If Buyer declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Buyer Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(l).

7.2 Effect of Termination.

In the event of termination of this Agreement as provided in Section 7.1, none of Buyer, Holding Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), this Article 7 (Termination) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3 Non-Survival of Representations, Warranties and Covenants.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, dated November 20, 2015, between Buyer and Holding Company, which shall survive in accordance with its terms) shall survive the Effective Date, except for Section 5.12 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Date.

7.4 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities and Regulatory Agencies in connection with the Merger shall be borne equally by Buyer and Holding Company.

(b) In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by Buyer while structuring the Merger, Holding Company shall pay Buyer the sum of $8,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Buyer pursuant to Section 7.1(f) or Section 7.1(j), or by Holding Company and Bank Subsidiary pursuant to Section 7.1(k), payment shall be made to Buyer concurrently with the termination of this Agreement; or

(ii) if this Agreement is terminated (A) by Buyer pursuant to Section 7.1(c)(i), Section 7.1(d)(i) or Section 7.1(e), (B) by either Buyer or Holding Company and Bank Subsidiary pursuant to Section 7.1(b), or (C) by either Buyer or Holding Company and Bank Subsidiary pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the stockholders of Holding Company (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Holding Company contemplated by this Agreement at the Holding Company Stockholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination Holding Company enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Holding Company shall pay to Buyer the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the consummation of such transaction, or (2) if a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) is consummated otherwise than pursuant to an agreement with Holding Company within fifteen (15) months after the termination of this Agreement, then Holding Company shall pay to Buyer the Termination Fee on the date when such transaction is consummated.

(c) The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by Holding Company or Bank Subsidiary. The amount(s) payable by Holding Company pursuant to paragraph (b) of Section 7.4 shall be the sole and exclusive remedy of Buyer in the event such amount(s) are payable as specified in such paragraph. If Holding Company fails to pay or cause payment to Buyer the amount(s) due under paragraph (b) above at the time specified therein, Holding Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Buyer in connection with any action in which Buyer prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(d) For the purposes of this Agreement, a “Termination Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) (A) Holding Company or Bank Subsidiary, without having received Buyer’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with Holding Company or Bank Subsidiary, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of Holding Company or Bank Subsidiary; or (B) Holding Company or Bank Subsidiary, without having received Buyer’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from Holding Company securities representing ten percent (10%) or more of the voting power of Holding Company; or

(ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Holding Company Common Stock is commenced (other than by Buyer or a Buyer Subsidiary), and the Holding Company Board recommends that the stockholders of Holding Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.

(e) Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.4.

ARTICLE 8

General Provisions

8.1 Entire Agreement.

This Agreement, including the Disclosure Schedules and the exhibits hereto, contains the entire agreement among Buyer, Holding Company and Bank Subsidiary with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2 Binding Effect; No Third Party Rights.

This Agreement shall bind Buyer and Holding Company and their respective successors and assigns. Other than Sections 5.10, 5.12 and 5.13, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3 Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the Buyer Stockholders Meeting or the Holding Company Stockholders Meeting, except statutory requirements and requisite approvals of stockholders and Governmental Authorities.

8.4 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5 Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally or by confirmed telecopier, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Buyer:

G. Robert Aston, Jr.

Chairman and Chief Executive Officer

TowneBank

6001 Harbour View Boulevard

Suffolk, Virginia 23425

Fax:    (757) 484-4591

with a copy to:

George P. Whitley, Esq.

LeClairRyan, A Professional Corporation

919 East Main Street, Twenty-Fourth Floor

Richmond, Virginia 23219

Fax:     (804) 783-7628

Email: george.whitley@leclairryan.com

If to Holding Company:

Brad E. Schwartz

Chief Executive Officer

Monarch Financial Holdings, Inc.

1435 Crossways Boulevard

Chesapeake, Virginia 23320

Fax:     (757) 389-5100

Email: bschwartz@monarchbank.com

with a copy to:

John M. Paris, Jr., Esq.

Williams Mullen

222 Central Park Avenue

Suite 1700

Virginia Beach, Virginia 23462

Fax:     (757) 473-0395

Email: jparis@williamsmullen.com

8.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7 Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8 Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

TOWNEBANK

By:	/s/ G. Robert Aston, Jr.
G. Robert Aston, Jr.
Chairman and Chief Executive Officer

MONARCH FINANCIAL HOLDINGS, INC.

By:	/s/ Brad E. Schwartz
Brad E. Schwartz
Chief Executive Officer

MONARCH BANK

By:	/s/ Brad E. Schwartz
Brad E. Schwartz
Chief Executive Officer

EXHIBIT 1.1

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

AMONG

TOWNEBANK,

MONARCH FINANCIAL HOLDINGS, INC.

AND

MONARCH BANK

Pursuant to this Plan of Merger (“Plan of Merger”), Monarch Financial Holdings, Inc., a Virginia corporation (“Holding Company”), and Monarch Bank, a Virginia banking corporation (“Bank Subsidiary”), shall merge with and into TowneBank, a Virginia banking corporation (“Buyer”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among Buyer, Holding Company and Bank Subsidiary (the “Agreement”), at the Effective Date (as defined herein), Holding Company and Bank Subsidiary shall be merged with and into Buyer (the “Merger”) in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The separate corporate existence of Holding Company and Bank Subsidiary thereupon shall cease, and Buyer shall be the surviving corporation in the Merger. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the “Effective Date”).

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1 Conversion of Shares; Exchange of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of Buyer, Holding Company or Bank Subsidiary or their respective stockholders:

(a) Each share of common stock, par value $1.667 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately before the Effective Date shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of common stock, par value $5.00 per share, of Holding Company (“Holding Company Common Stock”) that is issued and outstanding immediately before the Effective Date shall be converted into and exchanged for the right to receive 0.8830 shares (the “Exchange Ratio”) of Buyer Common Stock, plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”).

(c) All shares of Holding Company Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(d) Each share of common stock, par value $5.00 per share, of Bank Subsidiary that is issued and outstanding immediately before the Effective Date shall automatically be cancelled and retired and shall cease to exist as of the Effective Date.

(e) Each certificate previously representing shares of Holding Company Common Stock (a “Holding Company Common Certificate”) shall cease to represent any rights except the right to receive with respect to each underlying share of Holding Company Common Stock (i) the Merger Consideration upon the surrender of such Holding Company Common Certificate in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(f) Each share of Holding Company Common Stock held by any party hereto and each share of Buyer Common Stock held by Holding Company or any of the Holding Company Subsidiaries (as defined in the Agreement) prior to the Effective Date (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Date and no consideration shall be issued in exchange therefor; provided, that such shares of Buyer Common Stock shall resume the status of authorized and unissued shares of Buyer Common Stock.

2.2 Exchange Procedures.

(a) On or before the Closing Date, Buyer shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by Buyer (in such capacity, the “Exchange Agent”), for the benefit of the holders of the Holding Company Common Certificates, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for certificates representing outstanding shares of Holding Company Common Stock.

(b) As promptly as practicable after the Effective Date, Buyer shall cause the Exchange Agent to send to each former stockholder of record of Holding Company immediately before the Effective Date transmittal materials for use in exchanging such stockholder’s Holding Company Common Certificates for the Merger Consideration, as provided for herein.

(c) Buyer shall cause the Merger Consideration into which shares of Holding Company Common Stock are converted at the Effective Date, and dividends or distributions which a Holding Company stockholder shall be entitled to receive, to be issued and paid to such Holding Company stockholder upon delivery to the Exchange Agent of Holding Company Common Certificates representing such shares of Holding Company Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

(d) Any Holding Company stockholder whose Holding Company Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and dividends or distributions to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by Buyer pursuant to applicable law and as required in accordance with Buyer’s standard policy (including the requirement that the stockholder furnish a surety bond or other customary indemnity).

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Holding Company for six (6) months after the Effective Date shall be returned to Buyer (together with any earnings in respect thereof). Any stockholders of Holding Company who have not complied with this Article 2 shall thereafter be entitled to look only to Buyer, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of Holding Company Common Stock such stockholder holds as determined pursuant to this Plan of Merger, without any interest thereon.

(f) None of the Exchange Agent, the parties hereto, the Buyer Subsidiaries (as defined in the Agreement) nor the Holding Company Subsidiaries (as defined in the Agreement) shall be liable to any stockholder of Holding Company for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3 Holding Company Stock Options and Other Equity-Based Awards.

(a) At the Effective Date, each option (to the extent any are outstanding), whether vested or unvested, to purchase shares of Holding Company Common Stock (a “Holding Company Stock Option”) granted under an equity or equity-based compensation plan of Holding Company (a “Holding Company Stock Plan”) or otherwise granted shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Holding Company Stock Option (except as provided otherwise in this Section 2.3(a)), the number of shares of Buyer Common Stock equal to the product of (i) the number of shares of Holding Company Common Stock subject to the Holding Company Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Holding Company Common Stock that were purchasable pursuant to such Holding Company Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Holding Company Stock Option that is intended to be an

“incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted if necessary in a manner that maintains the options exemption from Section 409A of the Code. At the Effective Date, Buyer shall assume the Holding Company Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and Buyer shall have no obligation to make any additional grants or awards under the Holding Company Stock Plans.

(b) At the Effective Date, each restricted stock award granted under a Holding Company Stock Plan (a “Holding Company Stock Award”) which is unvested or contingent and outstanding immediately prior to the Effective Date shall cease, at the Effective Date, to represent any rights with respect to shares of Holding Company Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of Buyer (a “Replacement Stock Award”), on the same terms and conditions as were applicable under the Holding Company Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the Holding Company Stock Plan or in the related award document by reason of the Merger). The number of shares of Buyer Common Stock subject to each such Replacement Stock Award shall be equal to the number of shares of Holding Company Common Stock subject to the Holding Company Stock Award multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Buyer Common Stock.

(c) As soon as practicable after the Effective Date, Buyer will deliver to the holders of Replacement Options and Replacement Stock Awards any required notices setting forth such holders’ rights pursuant to the respective Holding Company Stock Plan and award documents and stating that such Replacement Options and Replacement Stock Awards have been issued by Buyer and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the Holding Company Stock Plan).

2.4 No Fractional Shares.

Each holder of shares of Holding Company Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the closing sale price of Buyer Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Date.

2.5 Anti-Dilution.

In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding before the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6 Dividends.

No dividend or other distribution payable to the holders of record of Holding Company Common Stock at, or as of, any time after the Effective Date will be paid to the holder of any Holding Company Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.7 Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8 No Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Holding Company Common Stock in connection with the Merger or the other transactions contemplated by this Plan of Merger.

ARTICLE 3

Articles of Incorporation and Bylaws of Buyer

(a) The Articles of Incorporation of Buyer as in effect immediately prior to the Effective Date will be the Articles of Incorporation of Buyer at and after the Effective Date until thereafter amended in accordance with applicable law.

(b) Prior to the Effective Date, Buyer shall take all appropriate actions to adopt an amendment to the Bylaws of Buyer to increase the number of directors that may serve on the Board of Directors of Buyer to the extent necessary to accommodate the current directors of Holding Company that will be appointed as directors of Buyer as of the Effective Date as contemplated by Section 1.5 of the Agreement. The Bylaws of Buyer as in effect immediately prior to the Effective Date will be the Bylaws of Buyer at and after the Effective Date until thereafter amended in accordance with applicable law.

ARTICLE 4

Conditions Precedent

The obligations of Buyer, Holding Company and Bank Subsidiary to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

EXHIBIT 5.8

To the Agreement and

Plan of Reorganization

FORM OF AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of December 16, 2015, is by and among TOWNEBANK, a Virginia banking corporation (“Buyer”), MONARCH FINANCIAL HOLDINGS, INC., a Virginia corporation (“Holding Company”), and the undersigned shareholder of Holding Company (“Shareholder”). All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of Buyer and Holding Company have approved a business combination of their companies through the merger (the “Merger”) of Holding Company and Bank Subsidiary with and into Buyer pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among Buyer, Holding Company and Bank Subsidiary, and a related Plan of Merger (together, the “Merger Agreement”);

WHEREAS, Shareholder is the beneficial and/or registered owner of, and has the right and power to vote or direct the disposition of the number of shares of common stock, par value $5.00 per share, of Holding Company (“Holding Company Common Stock”) set forth below Shareholder’s name on the signature page hereto (such shares, together with all shares of Holding Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, but excluding the shares of common stock described in the last sentence of Section 5(a) hereof, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to Buyer, Holding Company and Bank Subsidiary entering into the Merger Agreement, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreement to Vote.

During the term of this Agreement and at such time as Holding Company conducts the Holding Company Stockholders Meeting, Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement and the Holding Company Articles Amendment at the Holding Company Stockholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Holding Company or Bank Subsidiary under the Merger Agreement or of Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of conditions of Buyer, Holding Company or Bank Subsidiary under the Merger Agreement.

2. Covenants of Shareholder.

The Shareholder covenants and agrees as follows:

(a) Ownership. The Shareholder is the beneficial and/or registered owner of the Shares as set forth below Shareholder’s name on the signature page hereto. Except for Shareholder’s Shares, Shareholder is not the beneficial or registered owner of any other shares of Holding Company Common Stock or rights to acquire shares of Holding Company Common Stock and for which Shareholder has the right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) Restrictions on Transfer. During the term of this Agreement, Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c) Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d) No Breach. None of the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or bound or to which the Shares are subject.

(e) No Liens. The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder and (ii) Liens, if any, which have been disclosed to Buyer in writing.

(f) Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h) No Solicitation. During the term of this Agreement, Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i) Statements. The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of Holding Company should not support the Merger.

3. No Prior Proxies.

The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4. Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Holding Company affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of Holding Company issued to or acquired by Shareholder.

5. Capacity; Obligation to Vote.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of Holding Company is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, Shareholder shall be permitted, at the request of the Board of Directors of Holding Company, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of Holding Company. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of Shareholder as a stockholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by Shareholder of his or her responsibilities as a director or officer of Holding Company, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by Shareholder of his or her fiduciary responsibility in respect of any such securities.

(b) The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) Buyer is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) Holding Company and Bank Subsidiary are otherwise entitled to terminate the Merger Agreement.

6. Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Date of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of Shareholder, Holding Company or Buyer, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7. Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, Shareholder shall hereby authorize and instruct Holding Company to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9. Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

10. Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11. Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to Holding Company or Buyer, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to Shareholder, at the address for Shareholder shown on the records of Holding Company.

12. Benefit of Agreement; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b) The parties hereto agree and designate Bank Subsidiary as a third-party beneficiary of this Agreement, with Bank Subsidiary having the right to enforce the terms hereof.

13. Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. A facsimile copy or electronic transmission of the signature page hereto shall be deemed to be an original signature page.

14. Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

IN WITNESS WHEREOF, Buyer, Holding Company and Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

TOWNEBANK

By:
G. Robert Aston, Jr.
Chairman and Chief Executive Officer

MONARCH FINANCIAL HOLDINGS, INC.

By:
Brad E. Schwartz
Chief Executive Officer

SHAREHOLDER

[Insert Name]

Number of Shares (including restricted stock):

EXHIBIT 5.9

To the Agreement and

Plan of Reorganization

FORM OF DIRECTORS NONCOMPETITION AGREEMENT

December 16, 2015

TowneBank

6001 Harbour View Boulevard

Suffolk, Virginia 23435

Ladies and Gentlemen:

The undersigned is a director of Monarch Financial Holdings, Inc., a Virginia corporation (“Holding Company”), and/or Monarch Bank, a wholly-owned subsidiary of Holding Company (“Bank Subsidiary”). TowneBank, a Virginia banking corporation (“Buyer”), has agreed to acquire Holding Company and Bank Subsidiary (the “Merger”), pursuant to an Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among Buyer, Holding Company and Bank Subsidiary, and a related Plan of Merger (collectively, the “Agreement”). The undersigned has been offered the opportunity to become a member of any one or more of the following Buyer boards of directors following the Effective Date (as defined in the Agreement) of the Merger: (i) the Buyer’s Board of Directors, (ii) the Buyer’s Chesapeake Board of Directors, and (iii) the Boards of Directors for the insurance/investment and real estate divisions of Towne Financial Services, LLC.

As a condition of acceptance of such offer, and subject to the exceptions below, the undersigned hereby agrees that, for a period of 12 months following the Effective Date of the Merger (or longer period that the undersigned shall be a member of any Buyer board of directors identified in the preceding paragraph), the undersigned will not, directly or indirectly: (i) become a member of the board of directors or an advisory board of, or be an organizer of, or be a 1% or more shareholder of, any entity engaged in or formed for the purpose of engaging in a Competitive Business anywhere in the Market Area (as such terms are defined below); or (ii) in any individual or representative capacity whatsoever, induce any individual to terminate his or her employment with Buyer or its Affiliates (as such term is defined below).

As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, insurance brokerage, asset management, residential and commercial mortgage lending, and any other business in which Buyer or any of its Affiliates are engaged; the term “Market Area” means (i) the cities of Chesapeake, Newport News, Norfolk, Suffolk and Virginia Beach in Virginia, and any cities, towns and counties adjacent to such localities, and (ii) any other city, town, county or municipality in which Buyer has established and is continuing to operate a banking office or a loan production office (excluding, for purposes of this letter agreement, an office providing solely residential mortgage loans, unless such office is in the areas identified in clause (i) above); the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Buyer; and the term “Person” means any person, partnership, corporation, company, group or other entity.

Notwithstanding the foregoing, in no event shall the undersigned be prevented from continuing to engage in, or being or continuing to engage in any activities as an officer, employee, owner, shareholder, partner or member in or of, or a member of the board of directors or a member of an advisory board of, any entity engaged in, a Competitive Business if the undersigned holds such position (or a corresponding position with the predecessor to such entity) or otherwise engages in that Competitive Business on the date hereof.

This letter agreement is the complete agreement between Buyer and the undersigned concerning the subject matter hereof and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws provisions.

This letter agreement is executed as of the 16th day of December 2015.

Very truly yours

[Insert Name]

APPENDIX B

OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

December 16, 2015

Board of Directors

TowneBank

5716 High Street

Portsmouth, VA 23703

Ladies and Gentlemen:

TowneBank (“Buyer”), Monarch Financial Holdings, Inc. (“Holding Company”) and Monarch Bank, a wholly owned subsidiary of Holding Company (“Bank Subsidiary”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which Holding Company and Bank Subsidiary will merge with and into Buyer (the “Merger”) with Buyer surviving the Merger. Pursuant to the terms of the Agreement, upon the effective time of the Merger, each share of Holding Company Common Stock that is issued and outstanding immediately before the Effective Date, except for certain shares of Holding Company Common Stock as specified in the Agreement, shall be converted into and exchanged for the right to receive 0.8830 shares (the “Exchange Ratio”) of Buyer Common Stock. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Buyer.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 16, 2015; (ii) certain publicly available financial statements and other historical financial information of Buyer that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Holding Company that we deemed relevant; (iv) publicly available median analyst earnings per share estimates for Buyer for the years ending December 31, 2015 and December 31, 2016, estimated earnings per share for the year ending December 31, 2017 and an estimated long-term annual earnings per share growth rate for the years thereafter, as well as an estimated annual balance sheet growth rate and dividends per share for the years ending December 31, 2017 through December 31, 2019, as reviewed with and confirmed by the senior management of Buyer; (v) internal financial projections for Holding Company for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of Holding Company; (vi) the pro forma financial impact of the Merger on Buyer based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset, as provided by the senior management of Buyer, as well as the Holding Company’s estimated provision expense; (vii) the publicly reported historical price and trading activity for Buyer Common Stock and Holding Company Common Stock, including a comparison of certain stock trading information for Buyer Common Stock, Holding Company Common Stock and certain stock indices as well as similar publicly available information for certain other companies the securities of which are publicly traded; (viii) a comparison of certain financial information for Buyer and Holding Company with similar institutions for which publicly available information is available; (ix) the financial terms of certain recent business combinations in the commercial banking industry (on a regional and national basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Buyer the business, financial condition, results of operations and prospects of Buyer and held similar discussions with certain members of the senior management of Holding Company regarding the business, financial condition, results of operations and prospects of Holding Company.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Buyer, Holding Company or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of Buyer, without independent verification or investigation, on the assessments of the management of Buyer as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of Buyer and Holding Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Buyer or Holding Company, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Buyer or Holding Company. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Buyer or Holding Company, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Buyer or Holding Company.

In preparing its analyses, Sandler O’Neill used publicly available median analyst earnings per share estimates for Buyer for the years ending December 31, 2015 and December 31, 2016, estimated earnings per share for the year ending December 31, 2017 and an estimated long-term annual earnings per share growth rate for the years thereafter, as well as an estimated annual balance sheet growth rate and dividends per share for the years ending December 31, 2017 through December 31, 2019, as reviewed with and confirmed by the senior management of Buyer. In addition, in preparing its analyses Sandler O’Neill used internal financial projections for Holding Company for the years ending December 31, 2015 through December 31, 2019, as provided by the senior management of Holding Company. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset, as provided by the senior management of Buyer. With respect to the foregoing information, the respective managements of Buyer and Holding Company confirmed to us that such information reflected (or, in the case of the publicly available median analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements of the future financial performance of Buyer and Holding Company, respectively, and we assumed that such performance would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in Buyer’s or Holding Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Buyer and Holding Company will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Buyer, Holding Company or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Merger will be consummated without Holding Company’s rights under Section 7.1(l) of the Agreement having been triggered, and (v) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Buyer has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Buyer Common Stock or Holding Company Common Stock after the date of this opinion or what the value of Buyer Common Stock will be once it is actually received by the holders of Holding Company Common Stock.

We have acted as Buyer’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the fee that will become payable to us on the day of closing of the Merger. Buyer has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, we have provided certain other investment banking services to Buyer and received fees for such services. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Buyer and its affiliates. We may also actively trade the equity and debt securities of Buyer or its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Buyer in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Buyer as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Buyer and does not address the underlying business decision of Buyer to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Buyer or the effect of any other transaction in which Buyer might engage. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the amount of compensation to be received in the Merger by any Buyer or Holding Company officer, director or employee, if any, relative to the amount of compensation to be received by any other shareholder. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Buyer from a financial point of view.

Very truly yours,

APPENDIX C

OPINION OF RAYMOND JAMES & ASSOCIATES, INC.

December 16, 2015

Board of Directors

Monarch Financial Holdings, Inc.

1435 Crossways Boulevard, Suite 301

Chesapeake, VA 23320

Members of the Board of Directors:

We understand that TowneBank (“Buyer”), Monarch Financial Holdings, Inc. (the “Company”) and Monarch Bank, a wholly owned subsidiary of the Company (“Bank Subsidiary”), propose to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which, among other things, (i) the Company and Bank will be merged with and into TowneBank (the “Merger”), (ii) each issued and outstanding share of common stock, par value $5.00 per share of the Company (“Company Common Stock”) will be converted into the right to receive 0.8830 shares of common stock, par value $1.667 per share (“TowneBank Common Stock”) of TowneBank (the “Merger Consideration”), and (iii) each issued and outstanding share of common stock, par value $5.00 per share of Bank (“Bank Subsidiary Stock”) shall be cancelled . In connection with its evaluation of the Merger, the Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide its opinion (the “Opinion”) to the Board as to the fairness, from a financial point of view, to the holders of the Company Common Stock, other than TowneBank and its affiliates, of the Merger Consideration provided for pursuant to the Agreement. For purposes of this Opinion and with your consent, we have assumed that in connection with the Merger, the holders of Company Common Stock will receive Merger Consideration of $18.53 per share.

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.	reviewed a draft, dated December 15, 2015 of the Agreement and Plan of Reorganization by and among TowneBank, Monarch Financial Holdings, Inc., and Monarch Bank;

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the periods ending December 31, 2015—2020, as approved for our use by the Company (the “Projections”);

3.	reviewed the Company’s and Buyer’s recent public filings and certain other publicly available information regarding the Company and Buyer;

4.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

5.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

9.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to,

880 Carillon Parkway // St. Petersburg, FL 33716 // T 727.567.1000 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

Monarch Financial Holdings, Inc.

December 16, 2015

nor did we, independently verify any of such information. In addition, we have not reviewed any individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or TowneBank or any of their respective subsidiaries and we have not been furnished with any such evaluations or appraisals. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company. We have been authorized by the Company to rely upon such forecasts, and other and other information and data, including the Projections for the Company and Townebank, and we express no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. We have assumed that each party to the Agreement would advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will conform to the draft reviewed by us in all respects material to our analyses, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any conditions thereto and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company, TowneBank or the contemplated benefits of the Merger. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived.

We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion.

We have relied upon, without independent verification, the assessment of the Company’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of December 15, 2015 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided advice to the Board with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. We did not solicit indications of interest with respect to a transaction involving the Company. This letter does not express any opinion as to the likely trading range of TowneBank stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of TowneBank at that time. Our opinion only addresses the fairness from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Stock.

Board of Directors

Monarch Financial Holdings, Inc.

December 16, 2015

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Merger.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Company Common Stock as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or TowneBank or the ability of the Company or TowneBank to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company or TowneBank for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or TowneBank or other participants in the Merger in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of the Company (in each directors capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration provided for in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Common Stock of the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

APPENDIX D

FORM OF AMENDMENT TO MONARCH’S ARTICLES OF INCORPORATION

FORM OF AMENDMENT TO ARTICLE II OF

MONARCH FINANCIAL HOLDINGS, INC.’S ARTICLES OF INCORPORATION

Proposed Articles Amendment

The proposed amendment to Article II of Monarch Financial Holdings, Inc.’s Articles of Incorporation is set forth below:

“The purposes for which the corporation is formed is to transact banking business and trust business and any or all lawful business related or incidental thereto, and such other lawful business not required to be stated in the Articles of Incorporation (“Articles”) in which a Virginia chartered banking corporation may engage under the laws of the Commonwealth of Virginia, as amended from time to time.”

Current Articles Provision

The current Article II of Monarch Financial Holdings, Inc.’s Articles of Incorporation is set forth below:

“The purpose for which the corporation is organized is to serve as a holding company with all the powers, rights and privileges, of every kind and description, which a stock corporation organized under the laws of the Commonwealth of Virginia may now or hereafter have or exercise.”

D-1

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EST, on June 21, 2016.

Vote by Internet • Go to www.investorvote.com/MNRK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.
		For	Against	Abstain	+
1.	To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among TowneBank, Monarch Financial Holdings, Inc. (“Monarch”) and Monarch Bank, including the related Plan of Merger (together, the “merger agreement”), pursuant to which Monarch and Monarch Bank will each merge with and into TowneBank, as more fully described in the accompanying joint proxy statement/prospectus (the “Monarch merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.	☐	☐	☐

2.	To consider and vote on a proposal to approve an amendment to Monarch’s articles of incorporation to facilitate the merger of TowneBank, Monarch and Monarch Bank (the “articles amendment proposal”).	☐	☐	☐

3.	To consider and vote on a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Monarch’s named executive officers in connection with the merger, as more fully described in the accompanying joint proxy statement/prospectus (the “compensation proposal”).	☐	☐	☐

4.	To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Monarch merger proposal and/or the articles amendment proposal (the “Monarch adjournment proposal”).	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — Monarch Financial Holdings, Inc.

SPECIAL MEETING OF SHAREHOLDERS

June 21, 2016

10:00 a.m., Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brad Schwartz and Lynette Harris, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Special Meeting of Shareholders of Monarch Financial Holdings, Inc. to be held at the Monarch Bank, 1034 S. Battlefield Blvd, Chesapeake, VA 23322 on June 21, 2016, at 10 a.m., Eastern Time, or at any adjournments thereof, for the following purposes. This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.
		For	Against	Abstain	+
1.	To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among TowneBank, Monarch Financial Holdings, Inc. (“Monarch”) and Monarch Bank, including the related Plan of Merger (together, the “merger agreement”), pursuant to which Monarch and Monarch Bank will each merge with and into TowneBank, as more fully described in the accompanying joint proxy statement/prospectus (the “Monarch merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.	☐	☐	☐

2.	To consider and vote on a proposal to approve an amendment to Monarch’s articles of incorporation to facilitate the merger of TowneBank, Monarch and Monarch Bank (the “articles amendment proposal”).	☐	☐	☐

3.	To consider and vote on a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Monarch’s named executive officers in connection with the merger, as more fully described in the accompanying joint proxy statement/prospectus (the “compensation proposal”).	☐	☐	☐

4.	To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Monarch merger proposal and/or the articles amendment proposal (the “Monarch adjournment proposal”).	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — Monarch Financial Holdings, Inc.

SPECIAL MEETING OF SHAREHOLDERS

June 21, 2016

10:00 a.m., Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brad Schwartz and Lynette Harris, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Special Meeting of Shareholders of Monarch Financial Holdings, Inc. to be held at the Monarch Bank, 1034 S. Battlefield Blvd, Chesapeake, VA 23322 on June 21, 2016, at 10 a.m., Eastern Time, or at any adjournments thereof, for the following purposes. This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.